Exhibit 2.1

EXECUTION VERSION
CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

dated as of

May 10, 2022,

by and among

SHUTTERSTOCK, INC.

PIRANHA MERGER SUB, INC.,

POND5, INC.,

and

FORTIS ADVISORS LLC
(solely in its capacity as Shareholders’ Representative)

-i-

-ii-

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 10, 2022 (this “Agreement”), is entered into by and among Pond5, Inc., a Delaware corporation (the “Company”), Shutterstock, Inc., a Delaware corporation (“Parent”), Piranha Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative of the Shareholders (as defined herein) (the “Shareholders’ Representative”) (each of the foregoing, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving that merger on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of Common Stock and Preferred Stock and each Vested Company Stock Option (each as defined herein and collectively, the “Shares”) will be converted into the right to receive the Merger Consideration (as defined herein).

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) has unanimously (a) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company;

WHEREAS, the respective boards of directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth in this Agreement, approved this Agreement;

WHEREAS, concurrent with the execution of this Agreement, each Specified Individual has executed a Specified Employment Letter, to be effective upon and subject to the consummation of the Merger; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I.     DEFINITIONS

Section 1.1.         Definitions.  The terms defined in this Article I, whenever used herein (including the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:

“Accounting Policies” means in accordance with GAAP as in effect on the date of this Agreement.

“Accounts Receivable” means all of the accounts receivable of the Company and its Subsidiaries immediately prior to the Effective Time determined in accordance with Accounting Policies.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any portion of the Company’s properties or assets.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Entity.

“Advisory Group” has the meaning set forth in Section 11.17(c) hereof.

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries’ controls, is controlled by, or is under common control with such Person.  The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or as may otherwise be defined by the Code or 13 C.F.R. § 121 et seq.

“Affiliate Contract” has the meaning set forth in Section 4.21 hereof.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices that would be payable upon exercise of all Vested Company Stock Options by all holders of Vested Company Stock Options immediately prior to the Effective Time.

“Aggregate Series A Liquidation Preference” means an amount equal to the product of (i) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) the Series A Per Share Liquidation Preference.

“Aggregate Series A-1 Liquidation Preference” means an amount equal to the product of (i) the number of shares of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (ii) the Series A-1 Per Share Liquidation Preference.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” means the allocation schedule setting forth the following information:  (i) each Shareholder’s name and email address, (ii) the number of shares of Common Stock held as of immediately prior to the Effective Time by such Shareholder, (iii) the number of shares of Preferred Stock (specifying the number of shares of each class and series of Preferred Stock) held as of immediately prior to the Effective Time by such Shareholder, (iv) the number of shares of Common Stock subject to Vested Company Stock Options held as of immediately prior to the Effective Time by such Shareholder and the exercise price(s) of such Vested Company Stock Option, (v) the Per Share Amount, the Series A Per Share Amount, the Series A-1 Per Share Amount and the Option Per Share Amount, (vi) the Company Common Stock Per Share Contribution Amount, the Series A Per Share Contribution Amount, the Series A-1 Per Share Contribution Amount and the Option Per Share Contribution Amount, (vii) the Aggregate Series A Liquidation Preference and the Aggregate Series A-1 Liquidation Preference, (viii) such Shareholder’s Pro Rata Portion, Capital Stock Pro Rata Portion and Option Pro Rata Portion, each expressed as a percentage, (ix) the number of Fully Diluted Shares, (x) the Aggregate Option Exercise Price, (xi) the Contribution Amount and (xii) the Contribution Percentage.

“Ancillary Agreements” means the Escrow Agreement, the Paying Agent Agreement and any certificate delivered pursuant to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 4.4(a).

“Balance Sheet” has the meaning set forth in Section 4.4(a).

“Balance Sheet Date” has the meaning set forth in Section 4.4(a).

“Breach of Security” has the meaning set forth in Section 4.29(c) hereof.

“Business” means the business owned or operated, in whole or in part, by the Company and/or its Subsidiaries as of the Closing Date, including operating an online marketplace for royalty-free media.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by law to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.4(a) hereof.

“Capital Stock” means each outstanding share of Common Stock and Preferred Stock, and excluding for the avoidance of doubt, shares of Common Stock issuable upon exercise of Company Common Stock Options.

“Capital Stock Payment Condition” has the meaning set forth in Section 2.7(c)(i).

“Capital Stock Pro Rata Portion” means, with respect to each Shareholder holding Capital Stock, the quotient obtained by dividing (i) the Merger Consideration payable at Closing with respect to such Shareholder’s shares of Capital Stock divided by (ii) the aggregate Merger Consideration payable at Closing with respect to all Shareholders.

“Cash and Cash Equivalents” means, without duplication, all cash and cash equivalents of the Company and its Subsidiaries determined in accordance with the Accounting Policies, including (x) cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any inbound but uncleared deposits or checks or other payments in transit (other than inbound wire transfers or cash held by payment processors) and (y) cash security deposits, cash used to secure collateral accounts, cash pursuant to letters of credit used to secure leased Real Property and other cash collateral posted with vendors, landlords, and other parties; provided, that “Cash and Cash Equivalents” shall be calculated net of (A) restricted balances (including outstanding checks, outgoing wire transfers, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or services not yet performed), (B) amounts that are not freely usable, distributable or transferable and (C) with respect to any amounts in a non-U.S. Subsidiary of the Company, Taxes, if any, that would be imposed on a distribution of such amounts from such Subsidiary to the Company.

“Certificate of Merger” has the meaning set forth in Section 2.1(a).

“Change of Control” means, with respect to any Person, any transaction that results in any Person or group of Persons acquiring directly or indirectly:  (i) beneficial ownership of securities of such Person possessing a majority of the voting power (whether by merger, consolidation or sale of securities or equity interest), or (ii) all or substantially all of the assets of such Person.

“Claim Notice” has the meaning set forth in Section 9.6(a) hereof.

“Closing” means the closing of the transactions contemplated by this Agreement which shall occur on the Closing Date.

“Closing Balance Sheet” has the meaning set forth in Section 3.3(b).

“Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the Company and its Subsidiaries as of the Measurement Time.

“Closing Date” has the meaning set forth in Section 2.11.

“Closing Date Purchase Price” means $210,000,000 less, without duplication, the aggregate amount of (i) the Estimated Closing Indebtedness of the Company and its Subsidiaries and (ii) the Estimated Company Transaction Expenses plus (iii) the Estimated Closing Cash minus (iv) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital plus (v) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company and its Subsidiaries as at the Measurement Time (except with respect to the Tax Liability Amount, which shall be measured as of the end of the Closing Date).

“Closing Statement” has the meaning set forth in Section 2.7(a).

“Closing Working Capital” means the Net Working Capital as of the Measurement Time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company Common Stock Per Share Contribution Amount” means, with respect to each share of Common Stock, an amount equal to:  (i) the Per Share Amount multiplied by (ii) the Contribution Percentage.

“Commerce” has the meaning set forth in the definition of “Customs and International Trade Laws” hereof.

“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for any Taxes that is part of a larger commercial agreement not primarily related to Taxes (excluding any commercial agreement to sell or otherwise dispose of (1) any equity of any entity or (2) any assets other than inventory sold in the ordinary course of the Company’s business), such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Accrued Bonus Amount” means the accrued amount of bonuses of the Company and its Subsidiaries as accrued in the Company’s general ledger (260000 – Accrued Bonus) as of May 1, 2022.

“Company Board of Directors” has the meaning set forth in the Recitals.

“Company Charter” means the Second Amended and Restated Certificate of Incorporation of the Company filed on June 25, 2014, as amended by that certain Certificate of Amendment of the Second Amended and Restated Certificate of Incorporation of Pond5, Inc. filed on November 6, 2015, and that certain Certificate of Amendment to Second Amended and Restated Certificate of Incorporation of Pond5, Inc., filed on May 12, 2016.

“Company Common Stock Option” means each vested and unvested, unexpired and unexercised option to purchase Shares of Common Stock.

“Company Disclosure Schedules” has the meaning set forth in Article IV.

“Company Employees” has the meaning set forth in Section 6.10.

“Company Indemnified Party” has the meaning set forth in Section 6.7(a) hereof.

“Company Insurance Policies” has the meaning set forth in Section 4.13.

“Company Intellectual Property Rights” has the meaning set forth in Section 4.8(c).

“Company IT Systems” means all information technology systems, networks, hardware, computers, Software, servers, workstations, routers, hubs, switches, data communication lines, object code, binary code, source code, libraries, routines, subroutines or other code (including commercial, open-source and freeware software), firmware, middleware, applications, and other information technology equipment and services used or held for use by the Company and its Subsidiaries in the operation of the Business, together with all associated documentation owned or used by or on behalf of the Company or its Subsidiaries in the conduct of the Business.

“Company Products” means all products and services that are currently commercially provided, made available, marketed, distributed, offered online, offered for sale, sold, leased, loaned, or licensed to third parties by or on behalf of the Company or its Subsidiaries.

“Company Shareholder Approvals” means (i) the affirmative vote of a majority of the outstanding shares of Capital Stock, voting together as a single class on an as-converted to Common Stock basis and (ii) the affirmative vote of the holders of at least sixty-three percent (63%) of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock, voting separately as a single class on an as-converted to Common Stock basis.

“Company Transaction Expenses” means, to the extent not paid by the Company prior to Closing, (a) all costs, fees and expenses incurred by the Company or any of its Subsidiaries at or prior to the Effective Time (including those of any Shareholder or the Shareholders’ Representative for which the Company or any of its Subsidiaries is responsible), or pursuant to any Contract or other arrangement entered into at or prior to the Effective Time, related to the transactions contemplated by this Agreement or any of the Ancillary Agreements (or any other sale, debt, or equity financing process conducted or pursued by any of the Company or its Subsidiaries), whether payable prior to, at or after the Closing, including (i) costs, fees and expenses of investment bankers (including the brokers referred to in Section 4.16), attorneys, accountants and other consultants and advisors, (ii) all retention (other than any amounts that are payable at the direction of Parent or any of its Affiliates following the Closing other than under an Employee Plan), change of control, transaction or similar bonuses, incentive and/or severance payments incurred or payable by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, but excluding any severance amounts that are payable upon a termination of employment at the direction of Parent or any of its Affiliates following the Closing, plus the employer portion of any payroll, employment or similar Taxes related to the payments described in this clause (a)(ii) and Section 2.6, (b) all costs, fees and expenses incurred as a result (or that would be incurred as a result of) the termination of any Affiliate Contract as contemplated hereby, (c) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement or any Ancillary Agreements, (d) fifty percent (50%) of the fees and out-of-pocket costs payable to the Escrow Agent, (e) fifty percent (50%) of the fees and out-of-pocket costs payable to the Paying Agent, (f) fifty percent (50%) of the premium, applicable taxes, underwriting fee, any broker fee and out-of-pocket costs associated with obtaining any “tail” directors’ and officers’ or cyber “tail” policy required by this Agreement, (g) fifty percent (50%) of the fees, premiums and out-of-pocket costs associated with obtaining the R&W Policy, (h) fifty percent (50%) of the cost of obtaining any consents of third parties or any assignment or similar fees, other than any filing fees under the HSR Act, (i) costs, fees and expenses related to the procurement of only the statutory audit of the Company and its Subsidiaries for the year ended December 31, 2021, (j) any amounts owed pursuant to the Warrant Repurchase Agreement and (k) all other obligations which are specifically denoted herein as Company Transaction Expenses.  For the avoidance of doubt, Company Transaction Expenses shall include any Company Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Article III and Article IX), and any such post-Closing payments shall be payable net of any such Company Transaction Expenses.

“Confidential Information” has the meaning set forth in Section 11.11(b).

“Contested Claim” has the meaning set forth in Section 9.7(b) hereof.

“Continuing Claim” has the meaning set forth in Section 9.8(a).

“Continuing General Claim” has the meaning set forth in Section 9.8(a) hereof.

“Continuing Special Claim” has the meaning set forth in Section 9.8(b) hereof.

“Contract” means any written or oral contract, note, bond, mortgage, indenture, agreement, lease, license, commitment or other arrangement, understanding or undertaking, or other instrument or obligation (including master service agreements, task orders, work orders, or delivery orders or any such similar document and work orders entered into pursuant to or under such master service agreements), including any exhibits, annexes, appendices, or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.

“Contribution Amount” means (i) the Purchase Price Escrow Amount plus (ii) the Indemnification Escrow Amount, plus (iii) the Special Indemnification Escrow Amount, plus (iv) the Expense Fund.

“Contribution Percentage” means a percentage obtained by dividing (i) the Contribution Amount by (ii) the Closing Date Purchase Price.

 “COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security (CARES) Act (Pub. L. 116-136) (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142)), the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), any similar provision of applicable Law, and any executive order relating to the deferral of any payroll or similar Taxes, and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.

“Customs and International Trade Laws” means any law, statute, order of a Governmental Entity, regulation, rule, permit, license, directive, decree, ordinance or other written decision or requirement having the force or effect of law of any arbitrator, court, government or government agency or instrumentality or other Governmental Entity, concerning the importation, exportation, re-exportation, or deemed exportation of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the U.S. Department of State (“State”); restrictions administered by the United States Office of Foreign Assets Control (“OFAC”), including the sanctioned entity list; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the anti-boycott regulations administered by Commerce; and the anti-boycott regulations administered by the U.S. Department of the Treasury; and restrictions or sanctions administered by the United Nations Security Council, the European Union (“EU”) or any of the EU member states, Her Majesty’s Treasury of the United Kingdom or other applicable jurisdiction.

“Czech Contractor” means any individual engaged by the Czech Subsidiary who has signed an independent contractor agreement with the Company and any Czech Subsidiary.

“Czech Subsidiary” means Pond5 s.r.o., a limited liability company incorporated and existing under Czech law, identification number 29144698, as a Subsidiary of the Company.

“Damages” has the meaning set forth in Section 9.1 hereof.

“Deductible” has the meaning set forth in Section 9.5(b) hereof.

“Determination Date” has the meaning set forth in Section 3.3(c).

“DGCL” has the meaning set forth in Section 2.1(a).

“Dispute Notice” has the meaning set forth in Section 3.3(c).

“Dissenting Shareholder” has the meaning set forth in Section 2.16(a).

“Dissenting Shares” has the meaning set forth in Section 2.16(a).

“Dissenting Shares Amount” means the product of (a) the Closing Date Purchase Price and (b) a fraction, the numerator of which is the number of Dissenting Shares and the denominator of which is the number of shares of Capital Stock outstanding immediately prior to the Effective Time (other than any shares of Capital Stock which are held in the treasury of the Company or by Parent, Merger Sub or any other Affiliate of Parent, all of which shall cease to be outstanding and be canceled and none of which shall receive any payment with respect thereto).

“Effect” has the meaning set forth in the definition of “Material Adverse Effect” hereof.

“Effective Time” has the meaning set forth in Section 2.1(a).

“Employee Confidentiality Agreements” has the meaning set forth in Section 4.8(g) hereof.

“Employee Plans” has the meaning set forth in Section 4.9(a).

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes and regulations (including common law) concerning (a) the pollution, protection or cleanup of the Environment or natural resources, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, Release or threat of Release of, or exposure to, Hazardous Substances in effect as of the Closing Date, or (b) human health or safety.

“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating in any way to any Environmental Law for any damages (including natural resource damages), injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to:  (a) compliance or non-compliance with any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release or threat of Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, consents, certifications, licenses, approvals, registrations, filings, notifications, exemptions and other authorizations required under any applicable Environmental Law.

“ERISA” has the meaning set forth in Section 4.9(a).

“Escrow Agent” has the meaning set forth in Section 2.8.

“Escrow Agreement” has the meaning set forth in Section 2.8.

“Escrow Amount” means the sum of the Indemnification Escrow Amount, the Special Indemnification Escrow Amount and the Purchase Price Escrow Amount.

“Escrow Fund” means collectively or individually, as context requires, the Indemnification Escrow Fund, the Special Indemnification Escrow Fund and the Purchase Price Escrow Fund.

“Escrow Release Date” has the meaning set forth in Section 9.8(a).

“Estimated Closing Cash” means the estimated amount of Closing Cash as determined in accordance with Section 2.7(a).

“Estimated Closing Indebtedness” means the estimated amount of Closing Indebtedness as determined in accordance with Section 2.7(a).

“Estimated Company Transaction Expenses” means the estimated amount of Company Transaction Expenses as determined in accordance with Section 2.7(a).

“Estimated Net Working Capital” means the estimated amount of Closing Working Capital as determined in accordance with Section 2.7(a).

“EU” has the meaning set forth in the definition of “Customs and International Trade Laws” hereof.

“Expense Fund” means $100,000 which amount shall be held by the Shareholders’ Representative and available for use in accordance with including Section 11.17 and the other terms of this Agreement.

“Federal Acquisition Regulation” means Title 48 Code of Federal Regulations.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Forgiven” means that amount of the PPP Indebtedness that the Small Business Administration determine need not be repaid by the Company, its Subsidiaries or the Surviving Corporation in accordance with the CARES Act and implementing guidance and regulations.

“Fraud” means, with respect to any Person, an actual and intentional common law fraud under Delaware law (including the element of scienter) with respect to representations and warranties in Article IV or Article V, the certificate required to be delivered pursuant to Section 7.2(d) or Section 7.3(c) or a representations or warranty set forth in any other Ancillary Agreement.

“Fully Diluted Shares” the sum (without duplication) of (i) the aggregate number of shares of Common Stock held by all holders of Common Stock immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon conversion of all shares of Preferred Stock held by all holders of Preferred Stock immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Common Stock issuable upon exercise of all Vested Company Stock Options held by all holders of Vested Company Stock Options immediately prior to the Effective Time (assuming payment in full of the exercise price).

“Fundamental Representations and Warranties” means the representations contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Authority of the Company; No Conflict; Required Filings and Consents), Section 4.16 (No Brokers) and the Tax Representations.

“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.

“GDPR” means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation), and any applicable national implementing legislation.

“Goodwin” has the meaning set forth in Section 11.19(a).

“Government Approvals” has the meaning set forth in Section 6.5(a).

“Government Contracts” means any Contract, including any prime contract, subcontract (at any tier), facility contract, teaming agreement or arrangement, joint venture agreement, basic ordering agreement, pricing agreement, letter contract, purchase order, delivery order, task order or other contractual arrangement of any kind, as modified by binding modification or change orders, between the Company or any Subsidiary and (i) any Governmental Entity (acting on its own behalf or on behalf of another country, European Union or international organization), (ii) any prime contractor of any Governmental Entity, or (iii) any subcontractor (at any tier) to the Company or any Subsidiary with respect to any Contract of a type described in clauses (i) or (ii) above.  For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.

“Government Official” means any Person employed by or that is an agent of any Governmental Entity (or Person with authority to contractually bind a Governmental Entity) or any political party or that is a candidate for Governmental Entity office.

“Governmental Entity” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, local, county, provincial or otherwise, and any European Union body, and any agency, authority, instrumentality, regulatory body, court, central bank, works council, commission or other government or quasi-government authority or entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (or self-government), or any arbitrator, court or tribunal of competent jurisdiction.

“Hazardous Substance” means any waste, pollutant, contaminant, substance or material, including petroleum, petroleum-based or petroleum-derived substance or waste, asbestos or asbestos-containing material, radiological, biological or medical substances or wastes, the presence of which is regulated, or requires investigation or remediation, under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means any Tax based upon, measured by or calculated with respect to (a) net income, profits, gains, margin or overall gross income or gross receipts (for the avoidance of doubt, including any capital gains or alternative minimum Tax) or (b) multiple bases (including corporate franchise, doing business or occupation Tax) if one or more of the bases on which that Tax is measured or calculated is described in clause (a) of this definition.

“Indebtedness” means, with respect to the Company and its Subsidiaries, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest, penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) of any the Company or its Subsidiaries (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (v) for the deferred purchase price of assets, property, goods or other services, including all seller notes and “earn-out” payments (in each case, assuming the maximum achievement of performance targets), and purchase price adjustment payments, (vi) for capitalized liabilities under GAAP of such Person as lessee under leases (other than real property leases) that have been or should be, in accordance with GAAP, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn), (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) forty percent (40%) of all deferred revenue and prepaid income received on or prior to the Closing Date, (x) for the Tax Liability Amount, (xi) the Company Accrued Bonus Amount and (xii) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (viii) guaranteed by, or secured by any of the assets of, the Company or any of its Subsidiaries.

“Indemnification Claims Period” has the meaning set forth in Section 9.4.

“Indemnification Escrow Amount” means $1,050,000.

“Indemnification Escrow Fund” means the Indemnification Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.

“Independent Auditor” has the meaning set forth in Section 3.3(c).

“Information Statement” has the meaning set forth in Section 6.6.

“Intellectual Property Rights” means all intellectual property and/or proprietary rights in and to the following throughout the world (a) patents, designs, utility models and statutory invention registrations and all registrations and pending applications therefor, (b) trademarks, service marks, slogans, logos, designs, certification marks, trade dress, corporate names, trade names, domain names and other indicia of source, and all goodwill associated therewith, and related registrations and applications, (c) copyrights, including copyrights (and other intellectual property rights) in Software, Internet websites and the contents thereof, and related registrations and applications, and (d) technology, know-how, trade secrets, manufacturing and production procedures and techniques, inventions, designs, research and development information, methods, plans, formulae, descriptions, compositions, drawings, specifications, technical data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information.  For clarity, this definition includes rights in Technical Data and Computer Software as such terms are defined in the Federal Acquisition Regulation (48 C.F.R. Parts 27 and 227).

“Interim Financials” has the meaning set forth in Section 4.4(a).

“Irish Disability Scheme” means the disability benefits scheme to which Pond5 Media Ireland Ltd makes contributions.

“Irish Pension Scheme” means the Pond5 Media Ireland Ltd Retirement Benefits Plan.

 “IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means the knowledge after reasonable inquiry and investigation of the individuals listed on Schedule 1.1(b) hereto.

“Law” means any United States federal, state, and local (including municipal), and any non‑U.S., laws (statutory, common or otherwise), statutes, regulations, decrees, rules, constitution, administrative pronouncements, treaties, codes, Orders, ordinances, certifications, judgments or policies enacted, adopted, issued, or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental, and occupational safety and health requirements) that is binding or applicable to such Person.

“Letter of Transmittal” has the meaning set forth in Section 2.7(c)(i).

“Liabilities” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.

“Material Adverse Effect” means any event, occurrence, state of facts, condition, effect, circumstance, development, action, omission or change (each, an “Effect”) that is, or would reasonably be expected to (a) become, individually or in the aggregate with one or more Effects, materially adverse to the business, assets, liabilities, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole, or (b) prevent, materially impair, materially impede or materially delay (x) the consummation of the transactions contemplated hereby on or before the Outside Date or (y) the ability of the Company or any Subsidiary of the Company to perform its obligations under this Agreement; provided, however, that, for the purposes of the foregoing clause (a), no Effect to the extent resulting or arising from any of the following shall be deemed to constitute, or be taken into account in determining the occurrence of, a Material Adverse Effect:  (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement, or pendency of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company and its Subsidiaries with employees, suppliers, customers, Governmental Entities, or other third Persons (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, including interpretations thereof, (iv) acts of war, sabotage, or terrorism, or military actions, or the escalation thereof; (v) natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks (including COVID-19) or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) actions taken at the written direction of Parent or (xiv) actions expressly required to be taken pursuant to the express terms of this Agreement; provided further, however, that any Effect resulting from any event, change, and effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Material Contract” has the meaning set forth in Section 4.10(a).

“Measurement Time” means 11:59 p.m. New York City time on the day immediately preceding the Closing Date.

“Merger” has the meaning set forth in the Recitals hereto.

“Merger Consideration” means the consideration payable to Shareholders in respect of Shares pursuant to Section 2.4, and Section 2.6.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Common Stock” has the meaning set forth in Section 2.5(a).

“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, in each case determined in accordance with the Accounting Policies, but excluding (i) Cash and Cash Equivalents, (ii) Indebtedness, (iii) all Income Tax assets and liabilities (including deferred Tax assets and liabilities), (iv) outstanding Accounts Receivable older than one hundred eighty (180) days, (v) Company Transaction Expenses and (vi) refundable Tax credit receivables.  For avoidance of doubt, cash overdrafts and outstanding or uncleared outbound checks, drafts or wire transfers shall be treated as current liabilities in determining Net Working Capital.

“Non-Privileged Deal Communications” has the meaning set forth in Section 11.19(f).

“Objection Period” has the meaning set forth in Section 9.7(a) hereof.

“OFAC” has the meaning set forth in the definition of “Customs and International Trade Laws” hereof.

“Off-the-Shelf Software” has the meaning set forth in Section 4.8(j) hereof.

“Open Source Software” means any Software that is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license” or similar license that requires, as a condition of use, modification, conveyance, access and/or distribution of such Software that other Software incorporated into, derived from, called by, combined, used or distributed with such Software be (a) disclosed, distributed, made available, offered, licensed or delivered in source code form, (b) licensed for the purpose of making derivative works, (c) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (d) redistributable at no charge, including any version of any of the following licenses:  GNU General Public License, GNU Library or “Lesser” Public License, BSD License, Affero General Public License, Apache Software License, any license listed at www.opensource.org, or any substantially similar license.

“Option Closing Payment” means the aggregate amount due to the holders of Vested Company Stock Options at Closing pursuant to Section 2.6(a).

“Option Payment Condition”  has the meaning set forth in Section 2.7(c)(ii) hereof.

“Option Per Share Amount” means, with respect to each share of Common Stock issuable upon exercise of a Vested Company Stock Option, an amount equal to (i) the Per Share Amount minus (ii) the per share exercise price of such Vested Company Stock Option.

“Option Per Share Contribution Amount” means, with respect to each Vested Company Stock Option, an amount equal to (i) the Option Per Share Amount multiplied by (ii) the Contribution Percentage.

“Option Pro Rata Portion” means, with respect to each Shareholder holding Vested Company Stock Options, the quotient obtained by dividing (i) the Merger Consideration payable at Closing with respect to such Shareholder’s Vested Company Stock Options by (ii) the aggregate Merger Consideration payable at Closing with respect to all Shareholders.

“Option Surrender Agreement” has the meaning set forth in Section 2.7(c)(ii).

“Order” means any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent.

“Outside Date” has the meaning set forth in Section 8.1(b)(ii).

“Owed Amount” has the meaning set forth in Section 9.7(d) hereof.

“Owned Intellectual Property Rights” has the meaning set forth in Section 4.8(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” has the meaning set forth in Section 6.10.

“Parent Closing Date Taxes” means any Taxes resulting from an action (other than the Transaction or any action required to be taken on the Closing Date by any Law or as a result of any Contract entered into prior to the Closing by the Company or any of their respective Affiliates) that is taken by the Buyer or any of its Affiliates after the Closing on the Closing Date (or as of the Closing Date) and is outside the ordinary course of business, including an election pursuant to Section 338 or 336 of the Code.

“Parent Indemnified Parties” has the meaning set forth in Section 9.1.

“Parent Material Adverse Effect” has the meaning set forth in Section 5.2(b) hereof.

“Party” has the meaning set forth in the Preamble.

“Paycheck Protection Program” means the U.S. Small Business Administration Paycheck Protection Program under Division A, Title I of the CARES Act.

“Paying Agent” means PNC Bank, National Association.

“Paying Agent Agreement” means a paying agent agreement to be entered into by the Paying Agent, the Shareholders’ Representative and Parent on or prior to Closing, in substantially the form attached hereto as Exhibit A.

“Per Share Amount” means an amount equal to the quotient of (i)(a) the Closing Date Purchase Price minus (b) the Aggregate Series A Liquidation Preference minus (c) the Aggregate Series A-1 Liquidation Preference plus (d) the Aggregate Option Exercise Price divided by (ii) the Fully Diluted Shares.

“Permits” means all licenses, permits, consents, authorizations, registrations, approvals, qualifications and filings under any applicable Law or with any Governmental Entities, including, without limitation, any laboratory permits.

“Permitted Encumbrances” has the meaning set forth in Section 4.7(a).

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Personal Information” means any information that constitutes “personal information,” “personal data,” or “personally identifiable information,” as defined in and regulated by applicable Privacy Laws to which the Company and/or any of its Subsidiaries are subject.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“PPP Indebtedness” means any Indebtedness of the Company or any of its Subsidiaries, whether outstanding, repaid or Forgiven, obtained by the Company or its Subsidiaries pursuant to the Paycheck Protection Program.

“Pre-Closing Tax Contest” has the meaning set forth in Section 10.1.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Pre-Closing Taxes” means (i) any Taxes of the Company or any of its Subsidiaries for, or with respect to, any Pre-Closing Tax Period, (ii) any Taxes of any other Person imposed on the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries is liable, under Treasury Regulation Section 1.1502-6 or 1.1502-78 or any similar provision of state, local or non-U.S. law, or as a transferee or successor, by Contract, operation of Law or otherwise, which Taxes relate to an affiliation, connection, event or transaction occurring, or a Contract entered into, before the Closing, except in each case, to the extent such Taxes are accrued as a liability in the calculation of the final Net Working Capital or Indebtedness, each as finally determined pursuant to Section 3.3 and (iii) any Transfer Taxes allocable to the Shareholders pursuant to Section 10.2 to the extent not included as a Company Transaction Expense as finally determined pursuant to Section 3.3; provided that, notwithstanding the foregoing, with respect to any originally filed Tax Return in respect of a Pre-Closing Tax Period that is filed by Parent or any of its Affiliates after Closing (or any subsequent amendment of any such Tax Return voluntarily filed by Parent or any of Affiliates (i.e., not filed as the result of any Tax audit or other Tax controversy for which the Shareholders are otherwise liable under this Agreement)), “Pre-Closing Taxes” shall not include the excess, if any, of the amount of Taxes shown as due and payable on such Tax Return over the amount of such Taxes accrued as a liability in the calculation of the final Net Working Capital or Indebtedness, each as finally determined pursuant to Section 3.3.

“Preferred Stock” means, collectively, the Series A Preferred Stock and the Series A-1 Preferred Stock.

“Privacy Contracts” has the meaning set forth in Section 4.29(a) hereof.

“Privacy Laws” means all Laws (including GDPR) applicable to the Company and/or its Subsidiaries concerning the use, collection, storage, administration, processing or disclosure of, Personal Information, data privacy, data security, data transfer (including cross-border transfer), data breach notification, or unsolicited email, telephone, or text message communications.

“Privacy Policies” has the meaning set forth in Section 4.29(a) hereof.

“Privileged Deal Communications” has the meaning set forth in Section 11.19(c).

“Pro Rata Portion” means, with respect to any Shareholder, the sum of such Shareholder’s (i) Capital Stock Pro Rata Portion plus (ii) Option Pro Rata Portion.  The aggregate Pro Rata Portion of all Shareholders shall equal 100%.

“Proceedings” has the meaning set forth in Section 4.14(a).

“Process,” “Processed” or “Processing” means, with respect to Personal Information, the use, collection, processing, storage, protection of, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such Personal Information, and including processing as defined under applicable Privacy Laws.

“Property” (or “Properties” when the context requires) means any Real Property and any personal or mixed property, whether tangible or intangible, owned or leased by the Company or any of its Subsidiaries.

“Purchase Price” means the Closing Date Purchase Price, plus or minus, as applicable, any adjustments to the Purchase Price pursuant to this Agreement.

“Purchase Price Escrow Amount” means $750,000.

“Purchase Price Escrow Fund” means the Purchase Price Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.

“R&W Policy” means the representations and warranties insurance policy being obtained by Parent in connection with the transactions contemplated by this Agreement, a substantially final draft of which has been provided to the Company prior to the date hereof.

“Real Property” means any real property owned, leased or subleased by the Company or any of its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Related Party” means, with respect to the Company or any of its Subsidiaries, (a) any Affiliate of thereof, (b) any Person who serves as a director, officer, general partner, managing member or in a similar capacity thereof or any of such entities Affiliates, (c) any immediate family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than five percent (5%) of the outstanding equity or ownership interests of the Company.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into or through the Environment.

“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Requisite Shareholder Approval” means the holders of not less than 93% in voting power of the issued and outstanding shares of Capital Stock, on a fully-diluted basis, entitled to vote thereon.

“Retained General Indemnity Amount” has the meaning set forth in Section 9.8(a) hereof.

“Retained Indemnity Amount” has the meaning set forth in Section 9.8(a).

“Retained Special Indemnity Amount” has the meaning set forth in Section 9.8(b) hereof.

“Schedule of Adjustments” has the meaning set forth in Section 3.3(b).

“Series A Per Share Amount” means, with respect to each share of Series A Preferred Stock, an amount equal to:  (i) the Series A Per Share Liquidation Preference plus (ii) the Per Share Amount.

“Series A Per Share Contribution Amount” means, with respect to each share of Series A Preferred Stock, an amount equal to:  (i) the Series A Per Share Amount multiplied by (ii) the Contribution Percentage.

“Series A Per Share Liquidation Preference” means, with respect to each share of Series A Preferred Stock, an amount equal:  (i) $81.00 plus (ii) the aggregate amount of dividends declared but unpaid with respect to such share immediately prior to the Effective Time.

“Series A-1 Per Share Amount” means, with respect to each share of Series A-1 Preferred Stock, an amount equal to:  (i) the Series A-1 Per Share Liquidation Preference plus (ii) the Per Share Amount.

“Series A-1 Per Share Contribution Amount” means, with respect to each share of Series A-1 Preferred Stock, an amount equal to:  (i) the Series A-1 Per Share Amount multiplied by (ii) the Contribution Percentage.

“Series A-1 Per Share Liquidation Preference” means, with respect to each share of Series A-1 Preferred Stock, an amount:  (i) $72.90 plus (ii) the aggregate amount of dividends declared but unpaid with respect to such share immediately prior to the Effective Time.

“Series A Preferred Stock” has the meaning given to such term in the Company Charter.

“Series A-1 Preferred Stock” has the meaning given to such term in the Company Charter.

“Services” has the meaning set forth in Section 4.17(c).

 “Shareholder Consent” has the meaning set forth in Section 7.2(f).

“Shareholder Indemnified Parties” has the meaning set forth in Section 9.2 hereof.

“Shareholders” means any Person who holds shares of Common Stock, shares of Preferred Stock or Vested Company Stock Options (in each case, other than Specified Affiliate-Held Shares) as of immediately prior to the Closing.

“Shares” has the meaning set forth in the Recitals.

“Shareholders Representative” has the meaning set forth in the preamble hereof.

“Shareholders’ Representative Engagement Agreement” has the meaning set forth in Section 11.17(c) hereof.

“Shareholders’ Representative Expense” has the meaning set forth in Section 11.17(c) hereof.

“Shareholders’ Representative Group” has the meaning set forth in Section 11.17(c) hereof.

“Software” means any and all (i) computer programs, systems, applications and code, including any and all software implementations of algorithms, models and methodologies and any source code, object code, development and design tools, applets, compilers and assemblers, (ii) databases and compilations, including any and all libraries, data and collections of data whether machine readable, on paper or otherwise, (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (iv) technology supporting, and the contents and audiovisual displays of, any internet site(s) and (v) documentation, other works of authorship and media, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

“Special Indemnification Escrow Amount” means $3,000,000.

“Special Indemnification Escrow Fund” means the Special Indemnification Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.

“Special Indemnification Items” means those items set forth or described on Schedule 1.1(c).

“Specified Affiliate-Held Shares” has the meaning set forth in Section 2.4(a) hereof.

“Specified Employment Letters” means the employment letter agreements dated on or prior to the date hereof entered into between Parent and each Specified Individual in the form(s) attached hereto as Exhibit B.

“Specified Individual” means the individuals set forth on Schedule 1.1(d).

 “Standard Contracts” means (i) licenses for Open Source Software, (ii) licenses for Off-the-Shelf Software, (iii) API and non-API seller and partnership agreements entered into in the ordinary course of business consistent with past practice, (iv) nondisclosure agreements entered into in the ordinary course of business consistent with past practice and (v) customer agreements and license agreements (including, but not limited to, those license agreements entered into pursuant to Content License Agreements, Contributor Agreements, Referral Program Terms, and Terms of Use) entered into in the ordinary course of business consistent with past practice and substantially on the same terms set forth on the templates attached to Schedule 1 of the Company Disclosure Schedules; provided that any Contract with a Top Customer, Top Supplier or Top Contributor shall not be considered a Standard Contract.

“State” has the meaning set forth in the definition of “Customs and International Trade Laws” hereof.

“Stock Closing Payment” means an amount equal to the Closing Date Purchase Price, minus the Dissenting Shares Amount and the Option Closing Payment.

“Straddle Period” means any Tax period that begins on or prior to, and ends after, the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.

“Surviving Corporation” has the meaning set forth in Section 2.1(b).

“Target Net Working Capital” means negative $2,535,155.

“Tax” or “Taxes” means (i) all federal, state, local or non-U.S. taxes, duties, imposts, levies, assessments, withholdings or similar charges imposed by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, gross margin, capital, sales, use, ad valorem, value added, transfer, stamp duty, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, public health insurance, national insurance, customs, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property and estimated taxes and payments, (ii) all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Entity in connection with any item described in clause (i), in each case described in clauses (i) or (ii), whether disputed or not.

“Tax Liability Amount” means the sum of (A) all accrued but unpaid Income Taxes of the Company and/or any of its Subsidiaries for any Pre-Closing Tax Period (1) with respect to which the relevant Income Tax Return reporting such Income Taxes has not been filed as of the Closing Date or (2) that is attributable to any Income Tax audit adjustment that was agreed prior to Closing and (B) any Income Taxes payable in any Post-Closing Tax Period in respect of any item of income or gain attributable to (1) Section 965 of the Code, including by reason of any election under Section 965(h) of the Code, (2) any deferral pursuant to any COVID-19 Tax Act or any similar provision of state, local or non-U.S. Tax Law, (3) any change in any method of accounting with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) and (4) any open transaction for U.S. federal Income Tax purposes or installment sale within the meaning of Section 453 of the Code (or, in each case, any similar non-U.S. transaction), in each case occurring on or prior to the Closing Date.  The amount of any accrued but unpaid Income Tax described in clause (A) of the preceding sentence shall be calculated (I) taking into account any estimated payments of such Income Tax, (II) treating any overpayment of such Income Tax as a negative amount that offsets any other accrued but unpaid Income Taxes described in clause (A) of the preceding sentence, (III) treating all applicable Transaction Tax Deductions as deductible in a Pre-Closing Tax Period to the extent it is “more likely than not” that such treatment as a pre-Closing expense would be sustained and (IV) excluding any Parent Closing Date Taxes.  The amount of any items of income or gain described in clauses (B)(3) or (B)(4) of the second preceding sentence shall be reduced (but not below zero) by any “2022 Pre-Closing Loss Carryover” (as defined below), to the extent the deductions comprising such 2022 Pre-Closing Loss Carryover would be deductible against such items of income or gain if such items of income or gain were recognized in the taxable period (or portion thereof) ending on the Closing Date.  A “2022 Pre-Closing Loss Carryover” shall mean the excess, if any, of (i) all Transaction Tax Deductions deductible in the taxable period (or portion thereof) ending on the Closing Date (determined in a manner consistent with clause (III) of the preceding sentence) over (ii) the taxable income for Income Tax purposes, if any, for such taxable period (or portion thereof), determined without regard to (x) any Transaction Tax Deductions and (y) any carryovers of net operating losses or other Tax attributes from any prior taxable period(s).  In determining the Tax Liability Amount, any Income Tax computations shall be made in a manner consistent with the Company’s past practices except as otherwise specified in this definition or as otherwise required by applicable Law.

“Tax Representations” means the representations and warranties set forth in Section 4.5 and Section 4.6(g).

“Tax Return” means any original or amended return, statement, report, election, declaration, disclosure, schedule, claim for refund, form or other document or statement (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Tax Sharing Agreement” means any obligation with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Company and/or any of its Subsidiaries, on one hand, and any other Person(s) on the other hand (whether contained in an agreement primarily related to Taxes or as part of a larger commercial agreement not primarily related to Taxes), excluding any Commercial Tax Obligation.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax matter.

“Third-Party Claim” has the meaning set forth in Section 9.6(b).

“Top Contributors” has the meaning set forth in Section 4.18(c) hereof.

“Top Customs” has the meaning set forth in Section 4.18(a) hereof.

“Top Suppliers” has the meaning set forth in Section 4.18(b) hereof.

“Transaction Tax Deductions” means, without duplication and regardless of when or by whom paid, the applicable tax deductions of the Company and its Subsidiaries resulting from:  (i) Company Transaction Expenses, (ii) payments in respect of Vested Company Stock Options pursuant to Section 2.6, (iii) all fees and expenses (including amounts treated as interest for Income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, consent fees, redemption, retirement or make-whole payments, premiums, and penalties, in each case, paid in connection with the repayment of the liabilities described in clauses (i), (ii) and (vii) of the definition of Indebtedness in connection with the Closing, and (iv) the Company’s legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses related to the transactions contemplated by this Agreement.  The amount of the Transaction Tax Deductions shall be computed assuming that an election was made under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Taxes” has the meaning set forth in Section 10.2.

“Unaudited 2021 Financial Statements” has the meaning set forth in Section 4.4(a) hereof.

“Unvested Company Stock Option” means, as of immediately prior to the Effective Time, all Company Stock Options that are not Vested Company Stock Options.

“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“Vested Company Stock Option” means, as of immediately prior to the Effective Time, all Company Stock Options to the extent they are vested and outstanding or that will vest at the Effective Time as a result of the consummation of the transactions contemplated by this Agreement.

“Virtual Data Room” means the electronic data room maintained on DFS Venue as “Project Piranha” by or on behalf of the Company in connection with the Merger.

“Warrant Repurchase Agreement” means the agreement, dated on or before the date hereof, by and between the Company and PacWest Bancorp (as successor in interest to Pacific Western Bank).

ARTICLE II.   THE MERGER; CLOSING

Section 2.1.         The Merger.

(a)          Upon the terms and subject to the conditions of this Agreement, at the Closing, Merger Sub and the Company shall duly prepare, execute and acknowledge a certificate of merger (the “Certificate of Merger”) in accordance with Section 251 of the Delaware General Corporation Law (the “DGCL”) and they shall file the Certificate of Merger with the Secretary of State of the State of Delaware at such time and in accordance with the provisions of the DGCL.  The Merger shall become effective upon the filing of the Certificate of Merger (or at such later time set forth in the Certificate of Merger as shall be agreed to by Merger Sub and the Company).  The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

(b)          On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Delaware (the “Surviving Corporation”).  The Surviving Corporation shall be a wholly owned subsidiary of Parent after the Effective Time.

(c)          From and after the Effective Time, the Merger shall have the effects set forth in Section 259(a) of the DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities, and duties of the Company and Merger Sub shall become debts, Liabilities, obligations and duties of the Surviving Corporation.

Section 2.2.         Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)          At the Effective Time and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form of the certificate of incorporation of Merger Sub immediately prior to the Effective Time, but reflecting any necessary amendments to reflect the name of the Surviving Corporation being “Pond5, Inc.”, until duly amended in accordance with applicable Law.

(b)          At the Effective Time and without any further action on the part of the Company or Merger Sub, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub immediately prior to the Effective Time, but reflecting any necessary amendments to reflect the name of the Surviving Corporation being “Pond5, Inc.”, until duly amended in accordance with applicable Law.

Section 2.3.         Directors and Officers of the Surviving Corporation.

(a)          At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation.

(b)          At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be officers of the Surviving Corporation, each of such officers to hold office, subject to the applicable provisions of the DGCL, the certificate of incorporation and the bylaws of the Surviving Corporation.

Section 2.4.         Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of any Party:

(a)          Each Share that is owned by the Company (as treasury stock or otherwise) as of immediately prior to the Effective Time (collectively, the “Cancelled Shares”) will be automatically cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.  All Shares owned by Parent, any direct or indirect wholly owned Subsidiary of Parent or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (“Specified Affiliate-Held Shares”) shall be converted automatically into that number (which may be a fraction less than one) of newly issued, fully paid and nonassessable share(s) of common stock, par value $0.01 per share, of the Surviving Corporation that represents the same percentage interest in the Surviving Corporation common stock immediately after the Effective Time as such Specified Affiliate-Held Shares represented in the Company common stock immediately prior to the Effective Time.

(b)          Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of Capital Stock, each share of Capital Stock (other than any Dissenting Shares, Cancelled Shares and Specified Affiliate-Held Shares) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive (following satisfaction of the Capital Stock Payment Condition):

(i)          solely with respect to each share of Series A Preferred Stock, an amount of cash equal to (1) the Series A Per Share Amount minus (2) the Series A Per Share Contribution Amount;

(ii)          solely with respect to each share of Series A-1 Preferred Stock, an amount of cash equal to (1) the Series A-1 Per Share Amount minus (2) the Series A-1 Per Share Contribution Amount;

(iii)          solely with respect to each share of Company Common Stock, an amount of cash equal to (1) the Per Share Amount minus (2) the Company Common Stock Per Share Contribution Amount;

(iv)        a right to receive, at the times and subject to the contingencies set forth in this Agreement, the Capital Stock Pro Rata Portion of the Purchase Price Escrow Fund, if any, required to be paid to the former holder of such share with respect thereto in accordance with Section 2.8;

(v)         a right to receive, at the times and subject to the contingencies set forth in this Agreement, the Capital Stock Pro Rata Portion of the Indemnification Escrow Fund and the Special Indemnification Escrow Fund, if any, required to be delivered to the former holder of such share in accordance with Section 9.8, as and when such deliveries are required to be made; and

(vi)        a right to receive, at the times and subject to the contingencies set forth in this Agreement, the Capital Stock Pro Rata Portion of the Expense Fund, if any, required to be delivered to the former holder of such share in accordance with Section 2.8, as and when such amounts are required to be delivered.

Section 2.5.         Merger Sub Stock.

(a)          Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time, shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.  As of the Effective Time, the shares of Merger Sub Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and the holder or holders of such shares shall cease to have any rights with respect thereto, except the right to receive shares of common stock in the Surviving Corporation to be issued in consideration therefor as provided herein, without interest.  After the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s common stock.

Section 2.6.          Company Stock Options.

(a)          Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any holder of a Vested Company Stock Option, each Vested Company Stock Option issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and automatically converted into the right to receive, for each share of Common Stock for which such Vested Company Stock Option was exercisable:

(i)          an amount of cash equal to (1) the Option Per Share Amount minus (2) Option Per Share Contribution Amount;

(ii)         a right to receive, at the times and subject to the contingencies set forth in this Agreement, the Option Pro Rata Portion of the Purchase Price Escrow Fund, if any, required to be delivered to the former holder of such Vested Company Stock Option in accordance with Section 2.8, as and when such deliveries are required to be made;

(iii)        a right to receive, at the times and subject to the contingencies set forth in this Agreement, the Option Pro Rata Portion of the Indemnification Escrow Fund and the Special Indemnification Escrow Fund, if any, required to be delivered to the former holder of such Vested Company Stock Option share in accordance with Section 9.8, as and when such deliveries are required to be made; and

(iv)        a right to receive, at the times and subject to the contingencies set forth in this Agreement, the Option Pro Rata Portion of the Expense Fund, if any, required to be delivered to the former holder of such Vested Company Stock Option in accordance with Section 2.8, as and when such amounts are required to be delivered.

(b)         At the Effective Time, each Unvested Company Stock Option outstanding immediately prior to the Effective Time shall be cancelled and terminated without consideration.

(c)          The Company shall take all actions necessary to terminate the Company’s 2007 Stock Option and Grant Plan and the Company’s 2018 Stock Option and Grant Plan as of the Effective Time and to cancel and terminate each Vested Company Stock Option and Unvested Company Stock Option in accordance with Section 2.6(a) and (b).

(d)          Notwithstanding anything to the contrary in this Agreement, to the extent that any Shareholder holding Vested Company Stock Options receives, after the date hereof, the aggregate Merger Consideration to which such Shareholder is entitled hereunder with respect to such Vested Company Stock Option (including any applicable (i) Option Pro Rata Portion of the Indemnification Escrow Fund and the Special Indemnification Escrow Fund and (ii) any portion of the Expense Fund to which such holder is entitled in connection with such Vested Company Stock Option), such holder shall have no further right to any consideration under this Agreement (including to any portion of the Escrow Amount or Expense Fund).  For the avoidance of doubt, no Parent Indemnified Party shall have any recourse to the Merger Consideration received by a Shareholder holding Vested Company Stock Options pursuant to this Section 2.6(d) other than such Shareholder’s liability under Section 9.1(b) through Section 9.1(g).

Section 2.7.          Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses.

(a)          Not later than three (3) Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent (i) a statement setting forth in reasonable detail the Company’s good faith estimate of the amount of Closing Working Capital, Closing Indebtedness, Company Transaction Expenses and Closing Cash, each as determined in accordance with GAAP and, in the case of Closing Working Capital, in the form set forth on Schedule 2.7(a) hereto (the “Closing Statement”) and (ii) a duly completed Allocation Schedule (using the same calculations and following the same methodologies set forth on Schedule 2.7(a) hereto).  The Closing Statement shall further include a reasonably detailed calculation and description of how the estimated amount of Closing Working Capital was determined, the amount of such estimated Closing Working Capital and the amount of such Estimated Closing Cash, Estimated Company Transaction Expenses and Estimated Closing Indebtedness and shall be used in the determination of the Closing Date Purchase Price, together with reasonable supporting documentation therefor.  Parent may, until one (1) Business Day prior to the anticipated Closing Date, provide the Company with reasonable comments to the Closing Statement and the Allocation Schedule, and the Company shall consider such comments in good faith.  The Company shall provide all supporting documentation reasonably requested by Parent in connection with Parent’s review of the preliminary and final Closing Statement and Allocation Schedule.

(b)          Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, (i) the Parties acknowledge and agree that the preparation of the Allocation Schedule and the allocation set forth therein are the sole responsibility of the Company, and that Parent, Merger Sub and their respective Affiliates (including, following the Effective Time, the Surviving Corporation and its Subsidiaries) shall be entitled to rely on the Allocation Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall Parent, Merger Sub, the Surviving Corporation or any of their respective Affiliates, have any Liability to any Person (including the Shareholders’ Representative and each of the Shareholders) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Allocation Schedule and the allocation set forth therein or payments made by any Person (including Parent, Merger Sub, the Surviving Corporation and their respective Affiliates) in accordance therewith.  On the Closing Date, immediately after the Effective Time, Parent shall pay, or shall cause to be paid, (i) to the Paying Agent the Stock Closing Payment (on behalf of the holders of Common Stock and Preferred Stock), less the Escrow Amount and the Expense Fund, as determined in accordance with Section 2.4(b), as applicable, by wire transfer of immediately available funds to the account(s) designated by the Paying Agent, such account(s) to be identified by the Paying Agent in writing to Parent at least two (2) Business Days prior to the Closing Date and (ii) to the Company the Option Closing Payment (on behalf of the holders of Vested Company Stock Options) by wire transfer of immediately available funds to the account(s) designated by the Company, such account(s) to be identified by the Company in writing to Parent at least two (2) Business Days prior to the Closing Date.

(c)          (i)          Upon the delivery by a Shareholder (other than a holder of Vested Company Stock Options) of a duly executed letter of transmittal in substantially the form of Exhibit C (the “Letter of Transmittal”) (the “Capital Stock Payment Condition”), the Paying Agent shall pay, on or prior to the later of (A) the Closing Date or (B) one (1) Business Day following the date upon which the Capital Stock Payment Condition has been satisfied, to each such Shareholder by wire transfer of immediately available funds to the account of such Shareholder, such Shareholder’s portion of the Stock Closing Payment, less the Escrow Amount and Expense Fund, as determined in accordance with Section 2.4(b), as applicable.  Following the Effective Time, each share of Capital Stock shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender, the Merger Consideration deliverable in respect thereof to which such Person is entitled pursuant to this Article II.  No interest shall be paid or accrued in respect of such cash payments.  The Paying Agent shall provide Parent a copy of each duly executed Letter of Transmittal within three (3) Business Days of receipt from such Shareholder.

(ii)         Upon the delivery by a Shareholder holding Vested Company Stock Options of a duly executed option surrender agreement in substantially the form of Exhibit D (the “Option Surrender Agreement”) (the “Option Payment Condition”), the Surviving Corporation shall pay, on or prior to the first or second regularly scheduled payroll date after the Closing that is five (5) Business Days following the satisfaction by such Shareholder of the Option Payment Condition, to each such Shareholder holding a Vested Company Stock Option, by wire transfer of immediately available funds to the account of such holder or otherwise in accordance with the Company’s payroll practices, such holder’s portion of the Option Closing Payment as determined in accordance with Section 2.6(a).

(d)         At least three (3) Business Days prior to the Closing Date, the Company shall provide to Parent (i) a complete and correct list of the obligees of all the Estimated Closing Indebtedness of the Company and its Subsidiaries, (ii) the amount of the Estimated Closing Indebtedness owed to each such obligee as at the Closing Date immediately prior to the Closing and (iii) wire instructions for each such obligee.  At the Closing, the Company shall provide Parent with executed customary payoff letters in form and substance reasonably satisfactory to Parent providing for the satisfaction and discharge of all obligations in respect of the Estimated Closing Indebtedness, including the termination of all related commitments, the release of all related guarantees and Encumbrances and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such indebtedness.  At the Closing, Parent, on behalf of the Company and its Subsidiaries, shall pay to the holders of the Estimated Closing Indebtedness an amount sufficient to repay all such Indebtedness, with the result that immediately following the Closing there will be no further monetary obligations of the Company and its Subsidiaries with respect to any such Indebtedness outstanding immediately prior to the Closing.

(e)          At least three (3) Business Days prior to the Closing Date, the Company shall cause each payee of Estimated Company Transaction Expenses to submit a written invoice for the full amount of such payee’s Estimated Company Transaction Expenses.  At least two (2) Business Days prior to the Closing Date, the Company shall provide to Parent a complete and correct list of (i) the payees of Estimated Company Transaction Expenses, (ii) the amount of Estimated Company Transaction Expenses payable to each such payee and (iii) wire instructions for each such payee.  At the Closing (or, in the case of a Change of Control, bonus, termination or other similar payment, at such times as may be required under the applicable employee benefit plan or employee benefit agreement providing for such payment), Parent, on behalf of the Company and its Subsidiaries, shall pay all Estimated Company Transaction Expenses, in each case by wire transfer of immediately available funds pursuant to such applicable written instructions provided to Parent by the Company.

Section 2.8.         Escrow Amount and Expense Fund.  At Closing, Parent shall cause the Escrow Amount to be delivered to PNC Bank, National Association, as escrow agent (the “Escrow Agent”), for deposit into an account pursuant to an escrow agreement by and among Parent, the Shareholders’ Representative, and the Escrow Agent (the “Escrow Agreement”) substantially in the form annexed hereto as Exhibit E.  The Escrow Amount shall be paid by Parent to the Escrow Agent at Closing, by wire transfer of immediately available funds to the account designated in writing by the Escrow Agent.  The Escrow Fund will be held by the Escrow Agent as security for the Shareholders’ indemnification and other obligations under Article III and Article IX, as applicable.  At Closing, Parent shall cause the Expense Fund to be delivered to the Shareholders’ Representative by wire transfer of immediately available funds to the account(s) designated in writing by the Shareholders’ Representative.  The Expense Fund will be held by the Shareholders’ Representative for its benefit as security for its obligations on behalf of the Shareholders under this Agreement, including under Article XI, and otherwise in accordance with this Agreement.  Any portions of the Escrow Fund and Expense Fund that are released to the Paying Agent on behalf of the Shareholders (other than the holders of Vested Company Stock Options) or the Surviving Corporation (in the case of holders of Vested Company Stock Options) in accordance with the terms of this Agreement and the Ancillary Agreements shall constitute Merger Consideration for purposes of Section 2.4, and Section 2.6 will be paid to the Shareholders in accordance with each Shareholder’s Capital Stock Pro Rata Portion and Option Pro Rata Portion, as applicable.  For U.S. federal, and applicable state and local Income Tax purposes, the parties intend that the (i) Escrow Amount be treated as deferred contingent consideration eligible for installment sale treatment pursuant to Section 453 of Code and the Treasury Regulations thereunder, and (ii) Expense Fund be treated as having been received and voluntarily set aside by the Shareholders on the Closing Date.  The parties shall report Escrow Amount and Expense Fund in a manner consistent with the preceding sentence and shall not take any Tax position (whether on a Tax Return or otherwise) inconsistent with such treatment unless required by Law or the good faith resolution of a Tax audit or other Tax proceeding.

Section 2.9.          No Liability.  None of Parent, Merger Sub, the Company and any of its Subsidiaries, the Surviving Corporation, the Paying Agent or the Shareholders’ Representative shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Company Shareholder shall not have delivered a duly executed Letter of Transmittal, if applicable, prior to the date on which any Merger Consideration, respectively, would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.10.        No Further Right of Transfers.  At and after the Effective Time, each Shareholder shall cease to have any rights as an equity holder of the Company, except as otherwise required by applicable Law and except for the right of each Shareholder to deliver a duly executed Letter of Transmittal, if applicable, in exchange for payment of its Merger Consideration (or Dissenting Shares Amount, as applicable) pursuant to this Agreement, and no transfer of Shares shall be made on the stock transfer books of the Surviving Corporation.  As of the Effective Time, the stock ledger of the Company with respect to the Shares shall be closed.

Section 2.11.        The Closing.  The Closing shall take place at the offices of Cahill Gordon & Reindel LLP, 32 Old Slip, New York, New York, or at such other place as the Parties may agree, at 10:00 A.M. local time on the first (1st) Business Day after the conditions set forth in Article VII have been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction of such conditions) or at such other place, time or date as may be mutually agreed upon by the Parties hereto (the day on which the Closing takes place being the “Closing Date”).

Section 2.12.        Deliveries by the Company.  At the Closing, the Company shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to Parent and Merger Sub the following:

(a)          a certificate of the Secretary of the Company certifying copies of the respective organizational documents of the Company and the resolutions of the governing body of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, and certifying the signature and incumbency of the persons authorized to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any other agreements, instruments, or other documents or certificates that the Company is required to deliver pursuant to this Agreement;

(b)          the certificate of incorporation or formation of the Company certified as of a recent date by the Secretary of State of the state of Delaware;

(c)          a certificate of good standing as of a recent date with respect to the Company from the Secretary of State of the state of Delaware;

(d)          the resignations of the officers and directors of the Company and each of its Subsidiaries pursuant to Section 6.12, effective as of the Closing Date, as requested by Parent prior to Closing;

(e)          each Ancillary Agreement to which the Company or any Subsidiary of the Company is a party, duly executed by the Company or such Subsidiary of the Company, as applicable;

(f)          the minute books, certificates of formation or incorporation, as applicable, and ledger and record books of the Company and each Subsidiary of the Company as they exist on the Closing Date, to the extent such documents are not located at the offices of the Company or a Subsidiary of the Company (with delivery via electronic mail to suffice);

(g)          evidence satisfactory to Parent that, except for those transactions set forth on Schedule 2.12(g), all transactions between the Company or any Subsidiary of the Company, on the one hand, and any Shareholder or any Subsidiary or Affiliate of any Shareholder, on the other hand, have been terminated as of Closing;

(h)         an affidavit signed by an authorized officer of the Company, under penalties of perjury, stating that the Company is not and, during the applicable period, has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h) and 1.1445-2(c)(3), along with any supplemental statements required by Treasury Regulation Section 1.897-2(h)(5), if applicable, and an executed notice to the IRS conforming to the requirements of Treasury Regulation Section 1.897-2(h);

(i)          copies of customary payoff letters in form and substance reasonably satisfactory to Parent providing for the satisfaction and discharge of all obligations in respect of Indebtedness of the Company and any of its Subsidiaries for borrowed money, including the termination of all related commitments, the release of all related guarantees and Encumbrances and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such Indebtedness;

(j)          each Specified Individual will have executed and delivered to Parent a Specified Employment Letter in the form for such Specified Individual attached hereto as part of Exhibit B;

(k)          a release from Jefferies LLC with respect to the agreements in that certain Engagement Letter addressed to the Company, dated August 22, 2019, in a form reasonably satisfactory to Parent;

(l)          the Warrant Repurchase Agreement, duly executed by the parties thereto, and

(m)          each Shareholder listed on Schedule 2.12(j) will have executed and delivered to Parent a Restrictive Covenant Agreement in the form attached hereto as Exhibit F-1 or Exhibit F-2, as applicable.

Section 2.13.       Deliveries by Parent.  At or after the Closing, as applicable, Parent shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to the Company, the Shareholders’ Representative, the Paying Agent or the Escrow Agent, as applicable, the following:

(a)          (i) the Stock Closing Payment to the Paying Agent, less the Escrow Amount and the Expense Fund, (ii) the Escrow Amount to the Escrow Agent, (iii) the Expense Fund to the Shareholders’ Representative and (iv) the Option Closing Payment to the Company;

(b)          the Ancillary Agreements to which Parent is a party, duly executed by Parent; and

(c)          a certificate of the Secretary of Parent and Merger Sub certifying (i) copies of the resolutions of the governing body of Parent and Merger Sub authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which Parent and Merger Sub are a party and the transactions contemplated hereby and thereby and (ii) the signature and incumbency of the persons authorized to execute and deliver this Agreement, the Ancillary Agreements to which Parent and Merger Sub are party to and any other agreements, instruments, or other documents or certificates that Parent and Merger Sub are required to deliver pursuant to this Agreement.

Section 2.14.        Closing Agreements.  At or after the Closing, as applicable, the Parties shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such other instruments or documents as may be reasonably necessary to carry out the transactions contemplated by this Agreement and to comply with the terms hereof.

Section 2.15.       Tax Withholding.  Each of the Parent, the Company and the Paying Agent shall be entitled to deduct and withhold Taxes from the Closing Date Purchase Price or any other amounts payable hereunder to or for the account of any Shareholder, employee or director hereunder (including payment of such Shareholder’s applicable portion of the any amounts payable hereunder that are deposited with the Shareholders’ Representative), and any other compensatory payments made in connection with the Merger, to the extent such Taxes are required to be deducted and withheld under any applicable Tax Law; provided, however, that no deduction or withholding of U.S. federal Taxes shall be made with respect to payment of the Closing Date Purchase Price (other than with respect to amounts treated as compensation for U.S. federal Income Tax purposes and paid through the Company’s or Surviving Corporation’s payroll) to the extent that the Company delivers the documentation required pursuant to Section 2.12(h) and the Shareholders deliver either a duly executed IRS Form W-9 certifying that such Shareholder is a “United States person” as defined in Section 7701(a)(30) of the Code and is not subject to U.S. federal backup withholding or a duly executed applicable IRS Form W-8 certifying as to such Shareholder’s non-United States person status, as applicable, unless there has been a change in applicable Tax Law that requires such U.S. federal Tax withholding to be made notwithstanding that the Company and the Shareholders have provided such documentation.  In the event any Taxes are deducted and withheld in accordance with this Section 2.15 and paid to the applicable Taxing Authority, the amount of such Taxes shall be treated for all purposes of this Agreement as having been paid to or for the account of the applicable such Shareholder (including such Shareholder’s applicable portion of the amounts payable hereunder that are deposited with the Shareholder’s Representative) or recipient of a compensatory payment, as applicable.

Section 2.16.       Dissenting Shares.

(a)          Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Shares of Capital Stock that are outstanding immediately prior to the Effective Time and that are held by any Shareholder who is entitled to demand and properly demands the appraisal for such shares of Capital Stock (such shares, the “Dissenting Shares,” and such Shareholder, a “Dissenting Shareholder”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into, or represent the right to receive, the Merger Consideration.  Any such Shareholder shall instead be entitled to receive payment of the fair value of such Shareholder’s Dissenting Shares in accordance with the provisions of Section 262; provided, however, that all Dissenting Shares held by any Shareholder who shall have failed to perfect or who otherwise shall have withdrawn or lost such Shareholder’s rights to appraisal of such shares of Capital Stock under Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon delivery of a duly executed Letter of Transmittal.

(b)         The Company shall give Parent prompt notice, within three (3) Business Day, of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld) make any payment with respect to any demands for appraisal or offer to settle or settle any such demands, or agree to commit to do any of the foregoing.

Section 2.17.       Payments to Paying Agent and Escrow Agent.  Notwithstanding any other provision in this Agreement, all payments by Parent, Merger Sub or the Surviving Corporation to the Paying Agent and the Escrow Agent in accordance with the terms of this Article II for the satisfaction of any obligation (including payment of the Merger Consideration), shall constitute full satisfaction to the applicable Shareholder or otherwise.

ARTICLE III.     PURCHASE PRICE ADJUSTMENT

Section 3.1.          Purchase Price Adjustment.  The Purchase Price shall be subject to adjustment as set forth below and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Article III.

Section 3.2.          Certain Adjustments.

(a)          (i) If Net Working Capital, as finally determined pursuant to Section 3.3, is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall or (ii) if Net Working Capital, as finally determined pursuant to Section 3.3, is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased dollar-for-dollar by the amount of such increase.

(b)          (i) If the Closing Cash, as finally determined pursuant to Section 3.3, is less than the Estimated Closing Cash, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall or (ii) if Closing Cash, as finally determined pursuant to Section 3.3, is greater than the Estimated Closing Cash, then the Purchase Price shall be increased dollar-for-dollar by the amount of such increase.

(c)          (i) If the Closing Indebtedness of the Company and its Subsidiaries, as finally determined pursuant to Section 3.3, is less than the Estimated Closing Indebtedness of the Company, then the Purchase Price shall be increased dollar-for-dollar by the amount of such shortfall or (ii) if the Closing Indebtedness of the Company and its Subsidiaries, as finally determined pursuant to Section 3.3, is greater than the Estimated Closing Indebtedness of the Company, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such increase.

(d)          (i) If the Company Transaction Expenses, as finally determined pursuant to Section 3.3, are less than the Estimated Company Transaction Expenses, then the Purchase Price shall be increased dollar-for-dollar by the amount of such shortfall or (ii) if the Company Transaction Expenses, as finally determined pursuant to Section 3.3, are greater than the Estimated Company Transaction Expenses, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such increase.

Section 3.3.         Closing Balance Sheet; Schedule of Adjustments.

(a)          The determination of the adjustments, if any, required to be made to the Purchase Price pursuant to Section 3.2 shall be made pursuant to the following provisions:

(b)         Within ninety (90) days after the Closing Date, Parent shall prepare and deliver, or cause to be prepared and delivered, to the Shareholders’ Representative the following:  (i) a balance sheet of the Company as of immediately prior to the Closing presented in substantially the format attached hereto as Schedule 3.3 (the “Closing Balance Sheet”) and prepared in accordance with GAAP (ii) a calculation of Net Working Capital, Closing Cash, Company Transaction Expenses and Closing Indebtedness; and (iii) the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.2 (the “Schedule of Adjustments”).

(c)          The Shareholders’ Representative will have a period of thirty (30) days following the delivery of the Closing Balance Sheet, the calculation of Net Working Capital, Closing Cash, Company Transaction Expenses and Closing Indebtedness and the Schedule of Adjustments to notify Parent in writing of any disagreements with any of the foregoing (such notice, a “Dispute Notice”), any such Dispute Notice shall specify those items or amounts as to which the Shareholders’ Representative disagrees and its alternative calculations with respect to each item set forth in the Schedule of Adjustments (in each case including the reasons therefore and reasonable detail on such objections) and the Shareholders’ Representative shall be deemed to have agreed with all other items and amounts contained in the Schedule of Adjustments, which shall be final, binding and conclusive for all purposes hereunder.  The Shareholders’ Representative will have reasonable access during normal business hours and upon reasonable notice to the books, records, work papers and other financial information of the Company related solely to the preparation of the Closing Balance Sheet, the calculation of Net Working Capital, Closing Cash, Company Transaction Expenses and Closing Indebtedness and the Schedule of Adjustments.  The failure of the Shareholders’ Representative to submit a Dispute Notice to Parent within such thirty (30) day period shall be deemed acceptance of the Closing Balance Sheet as well as the calculation of Net Working Capital, Closing Cash, Company Transaction Expenses and Closing Indebtedness and the Schedule of Adjustments.  In the event that the Shareholders’ Representative timely submits a Dispute Notice to Parent, the Parties will attempt in good faith to resolve such disagreement and, upon such resolution, if any, any adjustment to the Purchase Price shall be made in accordance with the agreement of the Parties.  If within twenty (20) Business Days (or such longer period as Parent and the Shareholders’ Representative shall mutually agree in writing) after delivery to Parent of the Dispute Notice, the Parties are unable to resolve such disagreement, then either the Shareholders’ Representative, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to the Shareholders’ Representative and Parent (the “Independent Auditor”).  Each of the Shareholders’ Representative and Parent shall comply, and shall instruct the Independent Auditor to comply, with the terms of reference and procedures set forth below:

(i)          The Independent Auditor (i) shall consider only those items or amounts in the Schedule of Adjustments as to which the Shareholders’ Representative has disagreed and which have not been resolved prior to submission to the Independent Auditor, (ii) with respect to each matter submitted to it, shall not resolve such matter in a manner that is more favorable to Parent than the Schedule of Adjustments or more favorable to the Shareholders’ Representative than the Dispute Notice delivered pursuant to Section 3.3(c) and (iii) shall not consider any proposals related to settlement of any disputed items made by any of the parties.  The Independent Auditor is not authorized to, and shall not, make any other determination including any determination with respect to any matter included in the Schedule of Adjustments or the Shareholders’ Dispute Notice that was not submitted for resolution to the Independent Auditor.

(ii)         The Shareholders’ Representative and Parent shall each prepare a written submission within thirty (30) days of the formal appointment of the Independent Auditor on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Auditor for determination, with copies of such submissions submitted at the same time to the other Party.

(iii)        Following delivery of their respective submissions, each of the Shareholders’ Representative and Parent shall have the opportunity to comment once only on the other’s submissions by written comment delivered to the Independent Auditor not later than ten (10) Business Days after receipt of the other’s submissions, with copies of such comments submitted at the same time to the other Party.

(iv)        The Independent Auditor may request further information or clarification on any matter which it in its sole discretion decides is relevant from either of the Shareholders’ Representative or Parent, with copies of such request submitted to at the same time to the other Party.  Any response to such a request which the Shareholders’ Representative or Parent (as the case may be) may wish to make shall be delivered by the Shareholders’ Representative or Parent (as the case may be) to the Independent Auditor not later than fifteen (15) Business Days after receipt of such request from the Independent Auditor, with copies of such response submitted at the same time to the other Party.  Notwithstanding the foregoing, the Independent Auditor shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony.

(v)         Unless otherwise directed by the Independent Auditor, following delivery of such a response, the non-responding Party (the Shareholders’ Representative or Parent (as the case may be)) shall have the opportunity to comment once only on the response by written comment delivered to the Independent Auditor not later than ten (10) Business Days after receipt of the response by the non-responding Party (the Shareholders’ Representative or Parent (as the case may be)), with copies of such comment submitted at the same time to the other Party.

(vi)        Thereafter, neither the Shareholders’ Representative nor Parent (nor any other person or persons acting on behalf of any of them) shall be entitled to make further submissions except insofar as the Independent Auditor so requests in accordance with Section 3.3(c)(iii) and (iv).

(vii)       Each of the Shareholders’ Representative and Parent shall instruct the Independent Auditor to give its determination as soon as possible but in any event, unless otherwise agreed between the Shareholders’ Representative and Parent, within ten (10) Business Days of the receipt by the Independent Auditor of all requested information (including any response time allotted to any Party pursuant to this Section).

(viii)      In giving its determination, the Independent Auditor shall state what adjustments (if any) are necessary to be made to the Closing Balance Sheet, the calculation of Net Working Capital, Closing Cash, Company Transaction Expenses, and Closing Indebtedness and/or the Schedule of Adjustments solely for the purposes of this Agreement in respect of the matters in dispute between Parent and the Shareholders’ Representative and referred to it pursuant to this Section 3.3(c) (and, for the avoidance of doubt, not any other matters in this Agreement or otherwise).

(ix)        The Independent Auditor shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Closing Balance Sheet, the calculation of Net Working Capital, Closing Cash, Company Transaction Expenses, and Closing Indebtedness and/or the Schedule of Adjustments.

(x)          The determination of the Independent Auditor shall, in the absence of manifest error, be final and binding on the Parties.

(xi)        All fees and expenses of the Independent Auditor shall be allocated to be paid by Parent and/or the Shareholders’ Representative (on behalf of the Shareholders) based upon the percentage which the portion of (i) the contested amount not awarded to each Party by the Independent Auditor bears to (ii) the aggregate amount contested by the Parties and submitted to the Independent Auditor, as determined by the Independent Auditor.  As an illustration of the allocation of fees and expenses of the Independent Auditor, if the amount set out in the Shareholders’ Representative’s Dispute Notice is $1,000,000, but the Parties resolve a portion of the disputed items and refer to the Independent Auditor for resolution disputes in the aggregate amount of $500,000, the Independent Auditor determines that $400,000 of such contested objections are valid and that the Net Working Capital should be increased by that amount (in favor of the Shareholders’ Representative), if the amount of the Independent Auditor’s fees and expenses were $100,000, then Parent would pay $80,000 {$400,000 (in favor of the Shareholders’ Representative)/$500,000 (aggregate contested amount submitted to Independent Auditor) x $100,000 (Independent Auditor’s fees and expenses)}and the Shareholders’ Representative (on behalf of the Shareholders) would pay the remaining $20,000.

(xii)       The Independent Auditor shall act as an expert and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Auditor’s determination, except as it pertains to manifest error.

Notwithstanding anything herein to the contrary, the dispute mechanics contained in this Section 3.3(c) shall be the exclusive mechanics for resolving disputes regarding the Purchase Price adjustments set forth in this Article III, and the date on which such adjustments, if any, are finally determined in accordance with the mechanics set forth in this Section 3.3(c) shall be the “Determination Date.”

(d)          If it is finally determined pursuant to this Section 3.3 that the aggregate Purchase Price paid at Closing as of the Determination Date is less than the Purchase Price as adjusted pursuant to this Section 3.3, then, Parent shall remit such difference to the Paying Agent (with respect to amounts due to Shareholders (not including holders of Vested Company Stock Options)) and the Surviving Corporation (with respect to amounts due to holders of Vested Company Stock Options), as applicable, in cash, which shall be paid to the Shareholders in accordance with the procedures set forth in Article II.

(e)         If it is finally determined pursuant to this Section 3.3 that the Purchase Price paid at the Closing is greater than the Purchase Price as adjusted pursuant to this Section 3.3, then the Shareholders’ Representative and Parent shall jointly instruct the Escrow Agent to remit such difference to Parent from the Purchase Price Escrow Fund in accordance with Section 3.3(f) below as finally as set forth in this Section 3.3.  If the amount owed to Parent pursuant to this Section 3.3 is greater than the remaining amount in the Purchase Price Escrow Fund, then Parent shall have the right to proceed as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a several, but not joint, basis by the Shareholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, directly against the Shareholders on a several, and not joint, liability basis in accordance with their Pro Rata Portion, and the Shareholders shall be responsible for and shall pay to Parent any such amounts until Parent has collected the full amount owed to Parent under this Section 3.3, provided, however, that each Shareholder’s responsibility to pay to Parent any such amount will not exceed such Shareholder’s Pro Rata Portion of the Purchase Price actually received by such Shareholder.

(f)          If, after the Determination Date and the release of any amounts from the Purchase Price Escrow Fund pursuant to Section 3.3(e) above there is any amount remaining in the Purchase Price Escrow Fund, the Shareholders’ Representative shall provide an updated schedule, substantially in the form of the Allocation Schedule, setting forth each Shareholder’s Capital Stock Pro Rata Portion and Option Pro Rata Portion, as applicable, of the remaining Purchase Price Escrow Fund and the Shareholders’ Representative and Parent agree to jointly instruct the Escrow Agent to release such remaining amount (i) to the Paying Agent (with respect to amounts due to Shareholders (other than holders of Vested Company Stock Options)) and (ii) the Surviving Corporation (with respect to amounts due to holders of Vested Company Stock Options), as applicable, for distribution to such Shareholders pursuant to such schedule provided by the Shareholders’ Representative.

(g)          Any cash payment to be made pursuant to this Article III as a result of any adjustment made in accordance with the mechanics set forth in Section 3.3(c) above shall be paid within five (5) Business Days of the Determination Date by wire transfer of immediately available funds.  Any such payment shall be made to such account or accounts as may be designated by the Party (in the case of the Shareholders’ Representative, on behalf of the Shareholders) entitled to such payment.

(h)         Unless otherwise required by applicable Law, any adjustments to the Purchase Price made pursuant to this Article III shall be treated as a purchase price adjustment for all applicable U.S. federal, state, local and non-U.S. Income Tax purposes (except to the extent treated as imputed interest pursuant to Sections 483 or 1274 of the Code (or any similar provisions of state, local or non-U.S. Tax Laws)).

ARTICLE IV.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure schedule of the Company addressed to Parent, dated as of the date hereof and delivered to Parent concurrently with the parties’ execution of this Agreement (the “Company Disclosure Schedules”), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

Section 4.1.         Organization.

(a)          The Company is a validly existing corporation organized pursuant to, and in good standing under, the laws of the jurisdiction of its organization and has full corporate or other power and authority to carry on its business as now conducted by it and to own or lease its properties and assets.  Schedule 4.1(a) of the Company Disclosure Schedules sets forth the Company’s jurisdiction of organization and each other jurisdiction in which it is qualified to do business.  The Company is duly qualified and/or licensed to do business and, where the concept or a similar concept is recognized, is in good standing as a foreign entity in each jurisdiction in which the nature of its business or ownership or leasing of its properties makes such qualification or licensing necessary and where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)         Schedule 4.1(b) of the Company Disclosure Schedules contains a complete and accurate list of each of the Company’s Subsidiaries containing its name, it jurisdiction of organization, and other jurisdictions in which it is qualified to do business, and its capitalization (including the identity of each equity holder and the amount of equity interests held by each).  Each Subsidiary of the Company is an entity duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization and has full corporate or other power and authority to carry on its business as now conducted by it and to own or lease its properties and assets.  Each Subsidiary is duly qualified and/or licensed to do business and, where the concept or a similar concept is recognized, is in good standing as a foreign entity in each jurisdiction in which the nature of its business or ownership or leasing of its properties, or its relationship with personnel in the jurisdiction, makes such qualification or licensing necessary and where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any Shareholder has granted to any Person any preemptive or other similar rights with respect to any equity interests of any Subsidiary and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company or any Shareholder relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of any Subsidiary or obligating any Subsidiary or any other Person to purchase or redeem any of such equity interests or other equity securities.

(c)          The registered capital (in Czech základní kapitál) of the Czech Subsidiary amounts to CZK 200,000 and has been paid up in full.  The Company is the exclusive owner of the 1% equity interest (in Czech podíl) in the Czech Subsidiary.  Pond5 Media Ireland Limited is the exclusive owner of the 99% equity interest in the Czech Subsidiary.  Subject to registration of the ultimate beneficial owner of the Czech Subsidiary in the Czech Register of Ultimate Beneficial Owners (in Czech Evidence skutečný ch majitelů), the Company and Pond5 Media Ireland Limited are authorized to exercise shareholder’s rights with respect to their equity interests in the Czech Subsidiary.  The equity interests in the Czech Subsidiary owned by the Company and Pond5 Media Ireland Limited are equity interests which together represent 100% of the Czech Subsidiary’s registered capital and votes in the Czech Subsidiary, have been properly issued and fully paid up, are not represented by any equity certificate (in Czech kmenový list) and are freely transferable (being subject only to the approval of the General Meeting of the Czech Subsidiary when transferring the equity interest to a person other than the Czech Subsidiary’s current shareholders) and subject to no Encumbrance.  The Czech Subsidiary (i) has no subsidiaries and foreign branches; (ii) is not subject to any insolvency or similar proceedings and has neither stopped nor suspended payment of its debts as they fall due, nor became unable to pay its debts, nor otherwise became insolvent and (iii) has a clean criminal record, is not subject to any criminal proceedings or investigation and no such proceedings or investigation threatens.

(d)          The Company has heretofore made available to Parent true, correct and complete copies of the organizational documents of the Company and each of its Subsidiaries as in effect on the date of this Agreement.  As of the date of this Agreement, the organizational documents of the Company and each of its Subsidiaries are in full force and effect and have not been amended in any respect form the copies made available to Parent.

(e)          Except as set forth on Schedule 4.1(e) of the Company Disclosure Schedules, no resolution has been passed and no legal proceedings have been started or threatened in respect of the winding-up or dissolution (or any local law equivalent) of the Company or any of its Subsidiaries, or for the appointment of a liquidator, receiver, administrator or administrative receiver (or similar officer in any jurisdiction) over any or all of the assets of the Company or any of its Subsidiaries.

(f)          Schedule 4.1(f) of the Company Disclosure Schedules sets forth a list of the officers, directors and/or managers (or equivalent positions) of the Company and each of its Subsidiaries.

Section 4.2.         Capitalization.  (a) The number of authorized, issued and outstanding Shares of the Company is set forth on Schedule 4.2(a) of the Company Disclosure Schedules.  All of the Shares are owned of record and beneficially by the Shareholders as set forth on Schedule 4.2(a) of the Company Disclosure Schedules, free and clear from Encumbrances and have been issued in compliance in all material respects with all applicable securities Laws and other applicable Laws.  The shares of Capital Stock have been validly issued and are fully paid and nonassessable.  Neither the Company nor any Shareholder has granted to any Person any preemptive or other similar rights with respect to any of such shares of Capital Stock and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any Shareholder relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of the Company (including the Shares) or obligating the Company or any other Person to purchase or redeem any of such equity interests or other equity securities.  Since each of their respective issue dates, no dividends have been declared or paid on any Preferred Stock.

(a)          Other than as set forth on Schedule 4.2(b) of the Company Disclosure Schedules, the Company does not own or control, nor has it ever owned or controlled, nor have or had any interest in any shares, nor have or had an ownership interest in any other Person.

Section 4.3.         Authority of the Company; No Conflict; Required Filings and Consents.

(a)          The Company has the full legal right, capacity and power to execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by the Company hereby and thereby.  The execution and delivery by the Company of this Agreement and the Ancillary Agreements (to the extent a party thereto), the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreements (to the extent a party thereto) have been duly authorized by all necessary corporate or other action on the part of the Company.  This Agreement has been, and the Ancillary Agreements (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.

(b)         Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and the Ancillary Agreements (to the extent a party thereto) does not, and the consummation by it of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the memorandum or articles of association, statutes, by-laws, operating agreement, organizational documents or other terms of charter or corporate or other regulation of the Company or any of its Subsidiaries, as applicable, (ii) violate any law, rule or regulation applicable to the Company or its Subsidiaries, (iii) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any judgment, court order or consent decree or any Material Contract or any Permit affecting the properties, assets or Business of the Company or its Subsidiaries, or (iv) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance on any properties or assets of the Company or the Shares.

(c)          None of the execution and delivery by the Company of this Agreement or any Ancillary Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration or filing with, any Governmental Entity on the part of the Company or its Subsidiaries.

(d)         The Company Shareholder Approvals are the only votes of the holders of any shares of Capital Stock or other equity interests of the Company necessary for the Company to adopt this Agreement and approve and consummate the Merger and the transactions contemplated hereby.

Section 4.4.         Financial Statements.

(a)          The Company has delivered to Parent complete copies of the Company’s consolidated audited financial statements consisting of the consolidated balance sheet of the Company as at December 31 in each of the years 2019 and 2020 and the related consolidated statements of income, members’ equity and cash flows for the year then ended (the “Audited Financial Statements”) and unaudited financial statements consisting of the consolidated balance sheet as at December 31, 2021, and the related consolidated statements of income, members’ equity and cash flows for the year then ended (the “Unaudited 2021 Financial Statements”) and the consolidated balance sheet of the Company as at March 31, 2022, and the related consolidated statements of income and cash flows by month for the year to date then ended and the related consolidated statement of members’ equity for the year to date then ended (the “Interim Financials” and together with the Audited Financial Statements and the Unaudited 2021 Financial Statements, the “Financial Statements”).  The consolidated balance sheet of the Company as of December 31, 2020, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)          The Financial Statements are based on, and prepared in accordance with, the books and records of the Company, and present fairly, in all material respects, subject to, in the case of the Interim Financials, normal and recurring year-end adjustments and the absence of notes (which are not material in the aggregate), the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as of their historical dates and for the periods indicated.  The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financials, to normal and recurring year-end adjustments and the absence of notes.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(c)          None of the Company or any of its Subsidiaries will have, after giving effect to the Closing, any Indebtedness.  All of the PPP Indebtedness that the Company or any of its Subsidiaries has ever had has been Forgiven and is no longer outstanding.  Schedule 4.4(c) of the Company Disclosure Schedule sets forth all PPP Indebtedness that the Company and its Subsidiaries has ever had.  The Company has made available complete and correct copies of the Company’s application for PPP Indebtedness, application for forgiveness of any PPP Indebtedness, all information submitted to the lender of any PPP Indebtedness in support thereof and a copy of the final approval of the forgiveness of all PPP Indebtedness.  The Company’s prior PPP Indebtedness constituted one or more “covered loans” as defined in Section 1102(a)(2)(A) of the CARES Act.  The Company at all applicable times met the eligibility requirements for application and receipt of any PPP Indebtedness and at all applicable times has been in compliance with the CARES Act with respect to any PPP Indebtedness.  The Company used one hundred percent (100%) of the proceeds of any PPP Indebtedness solely for uses of proceeds of PPP Indebtedness that are permitted by 15 U.S.C. 636(a)(36)(F)(i) (as added to the Small Business Act by Section 1102 of the CARES Act) and uses of proceeds of any PPP Indebtedness that are eligible for forgiveness under Section 1106 of the CARES Act and otherwise in compliance with all other provisions or requirements of the CARES Act applicable in order for any PPP Indebtedness to be eligible for forgiveness.

(d)          The Company’s and its Subsidiaries’ system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (ii) that transactions are executed only in accordance with the authorization of management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (iv) regarding the reliability of the Financial Statements.  Neither the Company, its Subsidiaries, nor, to the Knowledge of the Company, any employee, auditor, accountant, legal counsel, or representative of the Company or any of its Subsidiaries, has received any written complaint, allegation, assertion or claim regarding the adequacy of such systems and processes or the accuracy or integrity of the Financial Statements.  To the Knowledge of the Company, there have been no instances of fraud by the Company or its Subsidiaries, whether or not material, that occurred during any period covered by the Financial Statements.

(e)          All accounts payable of the Company and its Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company and its Subsidiaries.  All outstanding accounts payable of the Company and its Subsidiaries represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company and its Subsidiaries.  Since the Balance Sheet Date, there has not been any failure to pay any accounts payable.

Section 4.5.          Tax Matters.  Except as set forth on Schedule 4.5 of the Company Disclosure Schedules:

(a)          Tax Returns and Payment of Taxes.  The Company and each of its Subsidiaries has (i) timely filed all income and other material Tax Returns required to have been filed by it (taking into account any valid extensions), and each such Tax Return is correct and complete in all material respects, and (ii) paid all Taxes required to have been paid by it (whether or not shown on any such Tax Return).  As of the Closing Date, the Company will have no liability for any unpaid Taxes accruing after the date of the Company’s most recent financial statements, other than Taxes accruing in the ordinary course of business conducted after the date of the Company’s most recent financial statements.  Neither the Company nor any of its Subsidiaries has executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired.

(b)          Tax Returns Made Available.  The copies of the Tax Returns, and any correspondence relating to Tax audits or other Tax controversies, made available to the Parent in the Company’s data room are complete and accurate copies of such Tax Returns and other correspondence.

(c)          Withholding.  The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to the withholding of Taxes with respect to any amounts paid or owing by it to or, in the case of any Subsidiary that is a partnership, any income or gain allocable to, any employee, independent contractor, creditor, customer, stockholder, or other party and has duly withheld and timely paid over to the appropriate Taxing Authority all Taxes required to be so withheld and paid over.

(d)          Liens.  There are no Encumbrances or liens on the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Encumbrances.

(e)          Tax Deficiencies and Audits.  No deficiency or other proposed assessment or adjustment for any Tax has been assessed, asserted, proposed, or threatened in writing, by any Taxing Authority against the Company or any of its Subsidiaries which deficiency or other proposed assessment or adjustment has not since been paid in full, settled or withdrawn and no issue giving rise to any such Tax deficiency, assessment or adjustment was of a recurring nature.  There are no ongoing, pending or threatened audits, examinations, investigations or other administrative or judicial proceedings with respect to any Taxes of the Company or any of its Subsidiaries.

(f)          Tax Jurisdictions.  No claim has been made in writing since December 31, 2016, by any Taxing Authority in any jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Tax in that jurisdiction.  Neither the Company nor any of its Subsidiaries is resident for Income Tax purposes in any country other than its country of incorporation.

(g)          Closing Agreements and Tax Rulings.  Neither the Company nor any of its Subsidiaries has entered into any closing or similar agreement with any Taxing Authority with respect to any Tax matter or has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes by any Taxing Authority, in each case which would affect the Company’s or any of its Subsidiaries’ liability for any Taxes at any time after the Closing.

(h)          Consolidated Groups, Transferee Liability, and Tax Agreements.  Neither the Company nor any of its Subsidiaries (i) has any Tax Sharing Agreement other than any Tax Sharing Agreement solely among the Company and/or any of its current Subsidiaries, (ii) has any liability for (and does not guarantee payment of) the Taxes of any Person (other than the Company or any of its current Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than any Commercial Tax Obligation) or by operation of Law or otherwise, or (iii) has ever been a member of any affiliated, combined, consolidated, unitary or similar group for any Tax purpose (other than any such group consisting solely of the Company and/or any of its current Subsidiaries).

(i)          Change in Accounting Method.  With respect to any taxable period that remains open, neither the Company nor any of its Subsidiaries has agreed to make, or has been or will be required to make, any material adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method or otherwise.

(j)          Post-Closing Tax Items.  Neither the Company nor any of its Subsidiaries will be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (A) any change in any method of accounting with respect to any taxable period (or portion thereof) ending on or before the Closing Date under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (B) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date (C) any prepaid income received on or prior to the Closing Date or (D) Section 965 or 108(i) of the Code (or, in each case, any similar provision of state, local or non-U.S. Law).

(k)          Section 355.  Since December 31, 2013, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code (or any similar provision of applicable state, local or non-U.S. Law).

(l)          Listed Transactions; Substantial Understatements.  Neither the Company nor any of its Subsidiaries has been a party to, participated in or been a material advisor with respect to, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).  The Company and each of its Subsidiaries has disclosed on its Tax Returns all positions taken therein that would give rise to a substantial understatement of Tax within the meaning of section 6662 of the Code (or any similar provision of state, local, or non-U.S. Law).

(m)          Czech Contractors.  No deficiency or other proposed assessment or adjustment for any Tax has been assessed, proposed, or threatened with respect to the Czech Contractors in terms of considering them as employees by the relevant Taxing Authority or other relevant Governmental Entity.

(n)          Transfer Pricing.  The Company and each of its Subsidiaries is in compliance with applicable transfer pricing Laws and regulations (including section 482 of the Code and its corresponding Treasury regulations and any corresponding or similar provisions of state, local or non-U.S. Law), including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and each of its Subsidiaries. All tangible property, intangible property, service and other transactions between the Company and any of its Subsidiaries have produced results consistent with the arm’s length standard.

(o)          United States Real Property.  No equity interest in the Company or any of its Subsidiaries is or, as of the Closing Date, will be a “United States real property interest” within the meaning of Section 897(c)(1)(A) of the Code.

(p)          Escheat.  No asset of the Company or any of its Subsidiaries is currently escheatable or payable to any Governmental Entity under any applicable escheatment or unclaimed property Laws.

(q)          COVID-19 Tax Acts and Schemes.  Neither the Company nor any of its Subsidiaries has deferred or delayed the payment of any Taxes under any COVID-19 Tax Act or otherwise as a result of the effects of the COVID-19 pandemic.  Any of the Company or its Subsidiaries that has made any claim for COVID-19 wage subsidy/job retention schemes before Closing has satisfied and complied with all conditions necessary to avail of such schemes and retained sufficient and proper records to demonstrate compliance with the conditions for availing of such schemes.

(r)          Tax Exempt Interest.  None of the assets of the Company or any of its Subsidiaries secures any Indebtedness the interest of which is Tax-exempt under Section 103(a) of the Code, and neither the Company nor any of its Subsidiaries is directly or indirectly an obligor or a guarantor with respect to any such Indebtedness.

(s)          Powers of Attorney.  There is no outstanding power of attorney with respect to any Tax matter of the Company or any of its Subsidiaries.

(t)          Compensatory Agreement.  The Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company pursuant to Section 404, Section 162 or Section 280G of the Code (determined without regard to Section 280G(b)(4)), or an excise tax or additional income tax or acceleration of income to the recipient of such payment pursuant to Section 4999 or Section 409A of the Code.

Section 4.6.         Absence of Certain Changes or Events.  Since March 31, 2022, except as set forth on Schedule 4.6 of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries have:

(a)          suffered any change, event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)          suffered any damage, destruction or loss, whether covered by insurance or not, that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)          granted any increase in the compensation payable to its directors, managers, officers or employees, or independent contractors, except annual increases granted in the ordinary course of business and consistent with past practices, or increases required by applicable Law or any Employee Plan;

(d)          other than as required under applicable Law, adopted, amended in any material respect or terminated any Employee Plan other than an Employee Plan not having contractual effect;

(e)          entered into any severance agreement with, or granted any severance or termination pay to, any director, manager, officer, employee, group of employees or independent contractor other than as required by applicable Law, any Employee Plan or any agreement in effect on the date hereof;

(f)          hired, engaged or terminated any employee having an annual base salary in excess of $100,000;

(g)          (i) made, changed or revoked any material Tax election; (ii) amended any material Tax Return; (iii) made, changed or revoked any Tax accounting method; (iv) entered into any closing or similar agreement regarding any material Tax liability or assessment; (v) entered into any Tax Sharing Agreement; (vi) settled or resolved any controversy that relates to a material amount of Taxes; (vii) consented to any extension or waiver of the limitation period applicable to any material Tax audit, material Tax assessment or other material Tax matter or (viii) surrendered any right to claim a material Tax refund;

(h)          amended in any material respect its governing or organizational documents;

(i)          (A) granted any most favored nation pricing, rebate or volume discount arrangement to any customer, or (B) other than in the ordinary course of business, made any material change in the manner in which the Company or any of its Subsidiaries marketed its products or extended discounts or credits to customers;

(j)          experienced any cancellation or been notified in writing of any threatened cancellation of or material breach under any Material Contracts;

(k)          experienced any cancellation or termination or been notified in writing of a threatened cancellation or termination of a material Permit;

(l)          sold, assigned or transferred, or agreed to sell, assign or transfer any assets or Properties with a fair market or book value in excess of $10,000 (excluding, for the avoidance of doubt, licenses of Intellectual Property Rights), or mortgaged, pledged or imposed, or agreed to mortgage, pledge or impose, any Encumbrance on any of the assets or Properties other than Permitted Encumbrances;

(m)          acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition or disposition of assets in the ordinary course of business;

(n)          incurred or assumed any Indebtedness (other than any Indebtedness under clauses (ix), (x) or (xi) of the definition of Indebtedness) or issued any debt securities or assumed, granted, guaranteed or endorsed, or made any other accommodation arrangement making the Company or any of its Subsidiaries responsible for, the obligations of any other Person, or any loans, advances, capital contributions or investments in any other Person;

(o)          made any loan to (or forgiven a loan to), or entered into any other transactions with any of its directors, officers or employees other than transactions with employees in the ordinary course of business, consistent with past practices;

(p)          cancelled, satisfied or discharged any debts or claims or amended, terminated or waived any rights of value, other than in the ordinary course of business or as expressly set forth in the Financial Statements;

(q)          failed to pay when due any liabilities, except with respect to any such liabilities being contested in good faith and identified on Schedule 4.6 of the Company Disclosure Schedules or as expressly set forth in the Financial Statements;

(r)          issued, sold, pledged, transferred or encumbered, or authorized to issue, sell, pledge, transfer or encumber, any Shares or any other ownership or equity interests, as applicable, excluding shares issued in connection with option exercises, or issue, sell, pledge, transfer or encumber, or authorize to issue, sell, pledge, transfer or encumber, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or entered into any arrangement or contract with respect to the issuance, sale, pledge, transfer or encumbrance of, any Shares or any other ownership or equity interests;

(s)          split, combined, redeemed or reclassified, or purchased or otherwise acquired, any Shares or other ownership or equity interests, as applicable;

(t)          made any declaration, set aside, established a record date for, or paid any dividends or other distributions or payments in respect of any of its Shares or other ownership or equity interests (whether payable in cash, stock, property or a combination thereof or otherwise);

(u)          made any capital expenditures exceeding $25,000 per expenditure or $100,000 in the aggregate;

(v)          sold, assigned, licensed, abandoned or otherwise disposed of any Intellectual Property Rights except in the ordinary course of business;

(w)         in connection with or as a result of the transactions contemplated by this Agreement or the receipt by the Shareholders of any payment pursuant to Article II or for any other reason, granted, agreed to make or intend to make any payment (in cash or otherwise) to any officer or employee of the Company or any Subsidiary that, upon consummation of the transactions contemplated by this Agreement, will be an officer or employee of Parent or the Company or any of their respective Subsidiaries;

(x)          provided a notice to terminate the Contract of employment of any employee of the Company or any of its Subsidiaries;

(y)         made any material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(z)          entered into, amended or terminated any Contract that would constitute a Material Contract;

(aa)        entered into any agreement to do any of the foregoing or taken any action that would result in any of the foregoing;

(bb)       formed any Subsidiaries or acquired any interest in any shares or ownership interests in any other Person; or

(cc)        received any notice that there has been a loss of, or material order cancellation by, any material customer of the Company (including, without limitation, any customers listed on Schedule 4.18(a) of the Company Disclosure Schedules).

Section 4.7.          Property.

(a)          The Company and its Subsidiaries have good and valid title or, in the case of leased assets, a valid leasehold interest, to all of the Real Property, material tangible and intangible personal property and assets owned or leased by them, free and clear of all Encumbrances, except (i) Encumbrances for current ad valorem property Taxes not yet due and payable; (ii) Encumbrances for amounts not yet delinquent or which are being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; (iii) Encumbrances securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any, incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent; (iv) Encumbrances resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like laws; (v) Encumbrances resulting from nonexclusive licenses of Intellectual Property Rights; and (vi) Encumbrances that do not materially interfere with the use of such properties and assets as currently used (collectively, “Permitted Encumbrances”).  This Section 4.7(a) does not apply to Intellectual Property Rights.

(b)          Neither the Company nor any of its Subsidiaries owns or has ever owned any Real Property.  Schedule 4.7(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of leased Real Property; and (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property;.  With respect to leased Real Property, the Company has delivered or made available to Parent true, complete and correct copies of any leases affecting the Real Property.

(c)          Neither the whole nor any portion of any Real Property leased by the Company or any of its Subsidiaries is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority.

(d)          No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company or its Subsidiaries.

(e)          Neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.

Section 4.8.          Intellectual Property.

(a)          Schedule 4.8(a) of the Company Disclosure Schedules contains a true and complete list of (i) all registered and applied for Intellectual Property Rights, and (ii) all other material Intellectual Property Rights (except for trade secrets and unregistered copyrights), in each case, owned or asserted to be owned by the Company or its Subsidiaries (“Owned Intellectual Property Rights”).

(b)          All of the registered Owned Intellectual Property Rights are validly registered and subsisting, all renewal fees in respect of such Intellectual Property Rights which are due have been paid in full and on time, and all other steps required for the continued registration of such Intellectual Property have been taken, in any jurisdiction in which they are registered.

(c)          The Company or its Subsidiaries exclusively own and possess all right, title and interest in and to all of the Owned Intellectual Property Rights and each of the Company and its Subsidiaries either owns all rights, title and interest to, or has a valid and enforceable right to use pursuant to a written license agreement (including online and click-through license agreements), all Intellectual Property Rights used or held for use in, or otherwise necessary to, the conduct the Businesses of the Company and its Subsidiaries as currently conducted (collectively, “Company Intellectual Property Rights”) free and clear of any Encumbrances other than Permitted Encumbrances; provided that the foregoing representations and warranties are made to the Knowledge of the Company with respect to third party patent rights.

(d)          No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Intellectual Property Rights.  To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation of any Owned Intellectual Property Rights has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(e)          The conduct of the Businesses of the Company and its Subsidiaries, including the manufacture, offer for sale and sale of their respective products and services and research and development activities, does not infringe upon, misappropriate, violate or otherwise conflict with (and has not since January 1, 2016 infringed upon, misappropriated, violated or otherwise conflicted with) the Intellectual Property Rights of any third party; provided that the foregoing representation and warranty is made to the Knowledge of the Company with respect to third party patent rights.  To the Knowledge of the Company, no third party, including, but not limited to, any Governmental Entity, is currently infringing, misappropriating or violating, in any material respect, any Intellectual Property Right owned by or exclusively licensed to the Company or any of its Subsidiaries.  There are no written demands, actions, suits or claims or administrative Proceedings or investigations pending or threatened, that (i) challenge or question the Company’s ownership of, the validity of, or the Company’s right to use, disclose, license or enforce any Owned Intellectual Property Rights, (ii) require indemnification of any Person by the Company or any of its Subsidiaries with regard to any Owned Intellectual Property Rights, for which notice of such indemnification has been received by the Company, or (iii) assert that the Company or any of its Subsidiaries is infringing upon, misappropriating or otherwise violating any Intellectual Property Rights of any third party.

(f)          The Company and its Subsidiaries have taken reasonable steps to maintain the confidentiality of their respective trade secrets and other confidential information or otherwise protect their rights in the Owned Intellectual Property Rights that are material to the Business, and to protect and preserve through the use of customary non-disclosure agreements the confidentiality of confidential information or proprietary data that is owned or held for use by the Company and its Subsidiaries and used in the conduct of the Business as presently conducted and proposed to be conducted.  To the Knowledge of the Company, such confidential information or proprietary data requiring protection by statute, regulation or contract, whether or not owned by the Company, its Subsidiaries, Affiliates or third parties, has not been used, disclosed to or discovered by any Person except as permitted pursuant to valid non-disclosure agreements which, to the Knowledge of the Company, have not been breached.

(g)          Each current and former employee, independent contractor, consultant and officer of the Company or any of its Subsidiaries who created or developed any inventions, Software, works of authorship or other intellectual property on behalf of the Company or any of its Subsidiaries while employed or engaged by the Company or any of its Subsidiaries (“Developers”) has executed an agreement with the Company or any of its Subsidiaries regarding confidentiality and proprietary information (the “Employee Confidentiality Agreements”).  No current or former employee has excluded works or inventions that are material to the Business from his or her assignment of inventions pursuant to such employee’s Employee Confidentiality Agreement and the Employee Confidentiality Agreement with each Developer is sufficient to transfer exclusive ownership to the Company of all Company Intellectual Property Rights created or developed by such Developer on behalf of the Company or any of its Subsidiaries.  To the Knowledge of the Company, none of is the Developers are in violation of the Employee Confidentiality Agreements.

(h)          The consummation of the transactions contemplated hereunder shall not impair, in any material respect, the Company’s and its Subsidiaries’ rights to own or use the Company Intellectual Property Rights.

(i)          The Company and each of its Subsidiaries is in compliance in all material respects with the terms and conditions of all licenses for such Open Source Software used in the operation of the Business.  The Company’s use of such Open Source Software does not grant to any third party any rights or immunities under any of the Company Products, other than with respect to the Open Source Software itself; the Company does not use any Open Source Software in a manner that requires, as a condition of use, modification and/or distribution of such Open Source Software that any Company Product be (A) disclosed, or distributed made available, offered, licensed or delivered in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (D) be redistributable at no charge, in each case, other than the Open Source Software itself.

(j)          Except for licenses of off-the-shelf Software generally commercially available for an annual or one-time license fee of no more than $50,000 (collectively, “Off-the-Shelf Software”), all Software used in the operation of the Business by the Company or its Subsidiaries has been properly licensed from the owner (or sublicensed from the licensee) of such Software (or agent as appropriate) and the Company and its Subsidiaries have sufficient licenses to cover every site, seat, copy, installation, and user of all such Software.

(k)          The Company Products substantially perform in accordance with the documentation and other written materials related to such Company Products.  To the Knowledge of the Company, all Company Products are free of:  (i) any critical defects, including without limitation any critical error or critical omission; and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of any such Software (or any part thereof).

Section 4.9.          Employee Benefit Plans.

(a)          Schedule 4.9(a) of the Company Disclosure Schedules sets forth a list as of the date hereof of all material Employee Plans.  “Employee Plans” means all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other employment, compensation or benefit, retirement, bonus, incentive, equity, retention, severance, separation or other plan, program, policy, agreement or arrangement, contributed to, sponsored or maintained by or on behalf of the Company or any of its Subsidiaries or any of their Affiliates for the benefit of any current or former employee, officer or director of the Company and its Subsidiaries, or under or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any liability or obligation.  Copies of each material Employee Plan and, to the extent applicable, each trust agreement, summary plan description and summary of material modification, and the most recent determination or opinion letter, actuarial valuation and annual report with respect thereto have been made available to Parent.

(b)          (i) Each Employee Plan has been maintained and operated in all material respects in accordance with its terms and applicable Law, including ERISA and the Code; (ii) each Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS to the effect that the Employee Plan is qualified under Section 401 of the Code or such Employee Plan utilizes a prototype form plan document and the prototype plan’s sponsor has received a favorable opinion or advisory letter from the IRS; (iii) no material claim (other than routine claims for benefits) or lawsuit is pending, or to the Knowledge of the Company, threatened against or in respect of any Employee Plan; and (iv) no Employee Plan is under audit or investigation by the IRS, the U.S. Department of Labor, or any other Governmental Entity.

(c)          None of the Company or any of its Subsidiaries contributes to or has any liability, and no event of circumstance exists or has occurred (or would reasonably be expected to occur) that would reasonably be expected to result in the Company or any of its Subsidiaries having any liability, with respect to any plan subject to Section 412 of the Code or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code).  No Employee Plan provides welfare benefit plan benefits or coverage for any current or former employee of the Company or any of its Subsidiaries following termination of employment, except as may be necessary to meet the requirements of Section 4980B(f) of the Code or any similar applicable Law or for a limited period of time following a termination of employment.

(d)          Except as set forth on Schedule 4.9(d) of the Company Disclosure Schedules, the consummation of the transactions contemplated by this Agreement, whether alone or in connection with other events, will not give rise to any liability or increase the amount or accelerate the time of payment of compensation or benefits to any current or former employee, officer, director or Shareholder of the Company, any of its Subsidiaries or any of their respective Affiliates.

(e)          No Employee Plan is a pension plan which is a defined benefit pension plan or a final salary pension plan or a plan which targets a particular level of benefits and no assurance, promise or guarantee (whether oral or written) has been made or given to any individual of any particular level or amount of benefits to be provided for in respect of him or her on retirement, ill-health, leaving service or death other than under the Employee Plans.

(f)          All contributions and expenses due under each Employee Plan have been paid and applied in accordance with the provisions thereof and applicable law.

(g)          All benefits (other than refunds of contributions) payable under the Irish Pension Scheme or the Irish Disability Scheme on the death of a member of the Irish Pension Scheme or the Irish Disability Scheme or during periods of sickness or disability of the member are fully insured under a policy effected with an insurance company of good repute and all insurance premiums payable have been paid.

Section 4.10.       Contracts.

(a)          For purposes of this Agreement, “Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or any of their respective assets are bound:

(i)          any employment, change of control, or severance agreements with any of its employees, officers or directors (other than an agreement with an employee other than an officer, director or manager setting forth an employment at-will relationship without liability to the Company or any of its Subsidiaries upon termination thereof or any agreement required under applicable Law);

(ii)         any currently effective collective bargaining or union agreements or other collective agreement or arrangement with respect to its employees;

(iii)        any Contract or agreement containing covenants that limit the freedom of the Company or any of its Subsidiaries thereof to engage in any line of business or to compete with any Person, whether within a certain geographic area or otherwise;

(iv)        any Contract that contains an “exclusivity” or similar provision or that requires the Company or its Subsidiaries to purchase its total requirements of any product or service from a third party;

(v)         any lease or agreement under which it is lessee of any real or personal property owned by any other party, for which the annual rental exceeds $50,000;

(vi)        any Contract with any Shareholder or any officer or director of the Company or any of its Subsidiaries, including any such Contract that is also an Employee Plan;

(vii)       any Contract for services rendered to the Company involving aggregate consideration in excess of $100,000 that cannot be cancelled by the Company or its Subsidiaries without penalty or without more than 90 days’ notice;

(viii)      any Contract with any customer, supplier or vendor having an original contract value in excess of $75,000 or an annualized spend with respect to the twelve month period ended December 31, 2021, in excess of $75,000 with respect to the Business;

(ix)        any Contract relating to a capital expenditure or for the purchase of any equipment, materials, or supplies in excess of $10,000;

(x)         any joint venture, partnership, technical assistance, research and development and other similar collaborative agreement or other arrangement involving a sharing of profits;

(xi)        any Contracts with current independent contractors or consultants (or similar arrangements) or any Contracts with former independent contractors or consultants (or similar arrangements) under which the Company or its Subsidiaries has any ongoing rights or obligations;

(xii)       any Contract imposing or creating any Encumbrance of any nature, other than Permitted Encumbrances, on or affecting any of the assets or Properties of the Business;

(xiii)      any Contract (or group of related Contracts) under which the Company or any of its Subsidiaries has created, incurred, assumed or guaranteed any Indebtedness;

(xiv)      any Contract under which any other Person has provided a guarantee on any Indebtedness of the Company or any of its Subsidiaries;

(xv)       any current Contract with a Top Customer, Top Supplier or Top Contributor;

(xvi)      any Contract that provides any customer of any of the Company or any of its Subsidiaries with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to the other customer(s) of any the Company or any of its Subsidiaries, including contracts containing “most favored nation” provisions;

(xvii)     any settlement agreement entered by any Governmental Entity whereby the Company or any of its Subsidiaries is under an obligation to perform activities, refrain from activities, perform services to a certain standard and/or pay money after the date of this Agreement;

(xviii)    any Contract, including licenses, sublicenses, and development collaboration or research agreements (whether inbound, outbound, or otherwise) relating to any Intellectual Property Rights used or held for use in connection with the Business;

(xix)      any Contract to which the Company or any of its Subsidiaries (or any of their respective predecessors or assignors) is or has been party in the past five (5) years relating to the purchase, divestiture, spin-out or sale of any other Person, business unit or assets (other than inventory or equipment purchased in the ordinary course of business); or

(xx)       any Government Contract other than Standard Contracts.

(b)          Each Material Contract is set forth on Schedule 4.10(b) of the Company Disclosure Schedules (other than with respect to those Material Contracts (x) referenced in clause (xviii) of Section 4.10(a) that fall within the definition of “Standard Contracts” and (y) that are Employee Plans) and the Company has made available to Parent correct and complete copies of all Material Contracts, including any amendments thereto.  Each Material Contract is valid and binding in accordance with its terms and is in full force and effect.  None of the Company or any of its Subsidiaries is in default under or in breach of any Material Contract.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there is no default or breach by any other party under any Material Contract, (ii) there is no written claim of default or breach by any other party under, or dispute in writing regarding the material terms of, any Material Contract, and (iii) no event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Company or any of its Subsidiaries or by any other party under any Material Contract, or would permit termination, modification or acceleration of any Material Contract or constitute a similar event permitting the termination of the Company’s or any of its Subsidiaries’ rights under any such Material Contract.

Section 4.11.        Compliance with Law.  The Company and its Subsidiaries have and are duly complying with all applicable Laws.  In the past five (5) years, neither the Company nor or any Subsidiary of the Company has received written notice of, and, to the Knowledge of the Company, none of the Company or any Subsidiary of the Company is under investigation with respect to, any material violation or material noncompliance with any applicable Laws.  There is no Order that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.12.       Labor Matters.

(a)          (i) There is no Unfair Labor Practice (as defined in the National Labor Relations Act) complaint, or any similar complaint or claim in any jurisdiction, against the Company or any of its Subsidiaries pending or, the Company’s knowledge, threatened before the National Labor Relations Board or other Governmental Entity, including but not limited to the Department of Labor and its bureaus, divisions and offices; (ii) there is no strike or material labor dispute pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries, and no strike or material labor dispute has occurred within the last three years; (iii) no employees of the Company or its Subsidiaries are represented by a works council or a trade union and/or are covered by the terms of any agreement or arrangement with any works council or trade union; and (iv) no union organizing activities are taking place with respect to the Business.

(b)          The Company and its Subsidiaries are, and have been during the past periods covered by the applicable statutes of limitation, in compliance in all material respects with all applicable Laws relating to labor and employment matters, including, but not limited to, equal opportunity, discrimination, disability, affirmative action, labor relations, hours of work, overtime, vacation, payment of wages, immigration, workers compensation, worker health and safety, worker classifications, family and medical leaves, plant closings and employee terminations, and no claim, investigation or audit has been asserted during the past five (5) years or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.  During the past five (5) years, no allegations of sexual harassment have been made against any director, manager, officer, or employee of the Company, nor has the Company entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any such director, manager, officer, or employee.

(c)          Schedule 4.12(c) of the Company Disclosure Schedules sets forth the name of each employee of the Company and its Subsidiaries, together with the employee’s position, location, start date, annual or hourly rate of pay, status as exempt or non-exempt under applicable Law, visa status, balance of accrued and unused paid time off, and bonus or other incentive opportunity.

(d)          Schedule 4.12(d) of the Company Disclosure Schedules sets forth (i) all former employees of the Company or any of its Subsidiaries who were involuntarily terminated by the Company or any of its Subsidiaries in the last 12 months, including their name, position and reason for termination; (ii) all open workers compensation claims against the Company or any of its Subsidiaries; and (iii) all open unemployment insurance claims against the Company or any of its Subsidiaries.

(e)          Each employment agreement and/or offer letter involving aggregate consideration in excess of $100,000 is set forth on Schedule 4.12(e) of the Company Disclosure Schedules.  Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, the employment of each of the current employees is terminable by the Company or its Subsidiaries at will, and the Company and each of its Subsidiaries has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees except as required under the applicable employment agreement.  Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, no employee, consultant or independent contractor of the Company or any of its Subsidiaries is located in a jurisdiction outside of the United States.

(f)          Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedule, each individual that is substantially engaged in the Business is an employee of the Company or its Subsidiaries, including, but not limited to, for income and employment tax and employee benefit eligibility purposes.  During the past five (5) years, all individuals that have been classified or treated by the Company as independent contractors for federal income and/or employment tax purposes have been so classified or treated in all material respects in compliance with applicable Law.  Neither the Company nor any of its Subsidiaries have any liability as a co-employer or otherwise with respect to any Person employed by another Person.

(g)         Czech Subsidiary has no employees.  None of the Czech Contractors carries out and has carried out dependent activities (in Czech závislá činnost) for the Czech Subsidiary.  Relationship between the Czech Subsidiary and any Czech Contractor may not be considered a deemed employment relationship under applicable Law.

Section 4.13.       Insurance.  Schedule 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all insurance policies or programs of self-insurance obtained within the past three (3) years that have a policy limit of greater than $5,000 owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Company or any of its Subsidiaries (together, the “Company Insurance Policies”), the current annual premiums for each Company Insurance Policy, the types of risk covered and limits of coverage.  All Company Insurance Policies are legal, valid, binding and enforceable against the Company and its Subsidiaries, as applicable, in accordance with its terms, and are in full force and effect and all premiums due thereon hereunder have been paid in full.  There are no claims related to the Business pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed by the applicable insurer.  None of the Company or any of its Subsidiaries is in default under, and each of them has complied in all material respects with, the terms and provisions of the Company Insurance Policies.  In the last two (2) years, none of the Company or any of its Subsidiaries has received (i) any written notice of cancellation or termination with respect to such Company Insurance Policies, other than in connection with normal renewals of any such insurance policies and programs; (ii) any written notice with respect to any refusal of coverage thereunder; or (iii) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated.

Section 4.14.       Litigation.

(a)          Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedules, none of the Company, its Subsidiaries or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, or other executive personnel is a party (including by reason of any crossclaim or counterclaim) to any suit or a party to any other Order or Action, by, against, or before any Governmental Entity, Government Official, or non-governmental court, department, commission, board, bureau, agency or other instrumentality (the “Proceedings,” and each a “Proceeding”), nor is anyone asserting or threatening in writing to make the Company, any of its Subsidiaries or, to the Knowledge of the Company any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel a party to any such Proceedings.  Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedules, none of the Company or any of its Subsidiaries is a party (including by reason of any crossclaim or counterclaim) to any Proceeding, nor is anyone asserting or threatening in writing to make the Company, its Subsidiaries, or to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, managers, owners or other executive personnel a party to any such Proceeding, that affects the Company or any of its Subsidiaries or their respective assets, Properties or Business.  Except as set forth on Schedule 4.14(a) of the Company Disclosure Schedules, none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any of the Company’s or its Subsidiaries’ respective officers, directors, or other executive personnel is a party (including by reason of any crossclaim or counterclaim) to any Proceeding nor is anyone asserting or threatening in writing to make the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel a party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  There are no unsatisfied judgments, penalties or awards against or encumbering the Company, any of its Subsidiaries or any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel or their respective assets, Properties or Business.

(b)          Schedule 4.14(b) of the Company Disclosure Schedules sets forth all Proceedings to which the Company, any Subsidiary of the Company or any of the Company’s or its Subsidiaries’ respective officers, directors or other executive personnel has been a party (including by reason of any crossclaim or counterclaim) since January 1, 2019, including any such Proceeding settled, dismissed or otherwise resolved since such date.

Section 4.15.       Environmental Matters.  Except as set forth on Schedule 4.15 of the Company Disclosure Schedules:

(a)          The Company and its Subsidiaries and each of their respective facilities and operations are in material compliance with all Environmental Laws.

(b)          The Company and its Subsidiaries are not subject to any Environmental Liabilities and there are no conditions, occurrences, facts or circumstances that would reasonably be expected to result in any Environmental Liabilities, including any such liabilities in connection with any formerly owned or operated facilities or any predecessors in interest of the Company or any Subsidiary.

(c)          There are no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls (PCBs) located on any Property and all such Property is free of Hazardous Substances that could require investigation or remediation under Environmental Law.

(d)          None of the Company or any of its Subsidiaries is in default under, or in violation of, any binding order, judgment or decree or similar binding judicial or administrative ruling issued pursuant to any Environmental Law.

(e)          None of the Company or any of its Subsidiaries has entered into any consent decree or other written agreement with any Governmental Entity in settlement of any Environmental Liability.

(f)          The Company and its Subsidiaries have obtained and are in material compliance with all Environmental Permits necessary for the conduct of the Business or operation of its facilities.

Section 4.16.       No Brokers.  Except as set forth on Schedule 4.16 of the Company Disclosure Schedules (the fees, disbursements and expenses of such entity shall be considered transaction expenses), none of the Company, any of the Company’s Subsidiaries, nor to the Knowledge of the Company, any of its Shareholders is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or the other transaction documents or in connection with any transaction contemplated hereby or thereby.

Section 4.17.       Condition and Sufficiency of Assets.

(a)          The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that the Company and each of its Subsidiaries own or lease are free from material defects, have been maintained in all material respects in accordance with customary industry practice, are in good operating condition and repair in all material respects, and are suitable for the purposes for which they are used (subject to normal wear and tear and continuing maintenance requirements).  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company and its Subsidiaries, together with all other properties and assets of the Company and its Subsidiaries, constitute all of the rights, property and assets reasonably necessary to conduct the Business as currently conducted.

(b)          Each Company Product conforms and has been in conformity in all material respects with the specifications for such Company Product and all applicable contractual commitments warranties.  Neither the Company nor any of its Subsidiaries has any liability or obligation for replacement or repair or correction thereof or other damages in connection therewith except liabilities or obligations for replacement or repair or correction incurred in the ordinary course of business.  No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease.

(c)          All services provided by the Company or any of its Subsidiaries to any third Person, including with respect to Company Products and/or pursuant to Contracts entered into by the Company or any of its Subsidiaries with its customers (the “Services”) were performed in conformity in all material respects with the terms and requirements of all applicable warranties and all applicable services Contracts.  Schedule 4.17(c) of the Company Disclosure Schedules sets forth all Contracts that obligate the Company or any of its Subsidiaries to provide Services (including any maintenance, support or similar Services with respect to the Company Products) after the date hereof (the “Services Agreements”).  No Services Agreement obligates Parent or the Surviving Corporation or any of its Subsidiaries (or any of their respective Affiliates) after the Effective Time to provide any improvement, enhancement, change in functionality or other alteration the performance of any Company Product or Services.  No Services Agreement obligates the Company to provide maintenance, support or similar services with respect to any third-party product (including hardware, software or code).

Section 4.18.       Customers and Suppliers.

(a)          Schedule 4.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the twenty (20) largest enterprise customers (measured by dollar volume) (the “Top Customers”) and total purchases, in dollars, from each such Top Customer of the Company and its Subsidiaries, on a consolidated basis, for each of the years ended December 31, 2021 and December 31, 2020.  Except as set forth on Schedule 4.18(a) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written (including email) notice that any of the Top Customers intend to terminate or materially reduce their business with the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries is currently engaged in a material dispute with any Top Customer and no such material dispute is threatened in writing by any such Top Customer.  None of the Company or its Subsidiaries is currently engaged in any renegotiation with any Top Customer related to such Top Customer’s relationship or Contract with the Company or its Subsidiaries.  No Top Customer has requested a price reduction from the Company or its Subsidiaries, other than de minimis price reductions.

(b)          Schedule 4.18(b) of the Company Disclosure Schedules sets forth a true, correct and complete list of the twenty (20) largest suppliers (measured by dollar volume) (the “Top Suppliers”) and total purchases, in dollars, from each such Top Supplier of the Company and its Subsidiaries, on a consolidated basis, during each of the years ended December 31, 2021 and December 31, 2020.  Except as set forth on Schedule 4.18(b) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any written (including email) notice that any of the Top Suppliers intend to terminate or materially reduce its business with the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries is currently engaged in a material dispute with any such Top Supplier and no such material dispute is threatened in writing by any such Top Supplier.  None of the Company or its Subsidiaries is currently engaged in any renegotiation with any Top Supplier related to such Top Supplier’s relationship or Contract with the Company or its Subsidiaries.  No Top Supplier has requested a price increase from the Company or its Subsidiaries, other than a de minimis price increase.

(c)          Schedule 4.18(c) of the Company Disclosure Schedules sets forth a true, correct and complete list of the twenty (20) largest contributors (measured by dollar volume of royalties paid) (the “Top Contributors”) and total royalties paid, in dollars, from each such Top Contributor of the Company and its Subsidiaries, on a consolidated basis, during each of the years ended December 31, 2021 and December 31, 2020.  Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedules, neither the Company nor any of its Subsidiaries has received any notice, written (including email) or oral, that any of the Top Contributors intend to terminate or materially reduce its business with the Company or any of its Subsidiaries.  None of the Company or any of its Subsidiaries is currently engaged in a material dispute with any such Top Contributor and no such material dispute is threatened by any such Top Contributor.  None of the Company or its Subsidiaries is currently engaged in any renegotiation with any Top Contributor related to such Top Contributor’s relationship or Contract with the Company or its Subsidiaries.  No Top Contributor has requested a price increase or change in the structure or amount of royalty payments from the Company or its Subsidiaries, other than a de minimis price increase or change in structure or amount of royalty payments.

(d)         Since January 1, 2021, neither the Company nor any of its Subsidiaries has received any cancellations of work or customer Contracts (including Material Contracts) that were, to the Knowledge of the Company, as a result of or related to deficiencies in the services provided by the Company or any of its Subsidiaries.

Section 4.19.       Books and Records.

(a)          The minute books and other similar records of the Company and each Subsidiary contain complete and correct records of all material actions taken at any meetings of or resolved by the Shareholders, the Company Board of Directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting and have been maintained in accordance with sound business practices, applicable Laws, and Government Contracts of the Company and its Subsidiaries.  All related corporate filings of the Company and each Subsidiary pursuant to applicable Law have been filed and are reflected in the books and records referred to in the foregoing sentence or relevant commercial or company registers, as applicable.  At the Closing, all of those books and records will be in the possession of the Company or its Subsidiaries.  The books and records of the Company and its Subsidiaries accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and its Subsidiaries.  Complete and accurate copies of the foregoing materials have been made available to Parent.

(b)         In the last three years, none of the Company accounting or business systems or practices and procedures have been found, pursuant to any written notice by any Governmental Entity, to be non-compliant or inadequate by any Governmental Entity, Government Official, or Company or third-party auditors.  Copies of final audit reports from or material correspondence with such auditors in the Shareholders’ or the Company’s possession have been made available to Parent.

Section 4.20.       Undisclosed Liabilities.

(a)          Neither the Company nor its Subsidiaries has any material Liabilities that would be required to be set forth on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, except (a) those that are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) additional Liabilities incurred since the Balance Sheet Date that have arisen in the ordinary course of business, (c) such other Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and (d) in an amount less than $25,000 individually or $100,000 in the aggregate.

(b)         The Company and its Subsidiaries do not have, or expect to have, any material expenses or accruals arising out of, related to, or in connection with the sale of asset assurance products or extended licenses by the Company or its Subsidiaries that include indemnity insurance or similar guarantees for content by the Company or its Subsidiaries.

Section 4.21.       Transactions with Shareholders and Affiliates.  Other than this Agreement, the Ancillary Agreements, ordinary course agreements incident to employment of any Related Party by the Company or its Subsidiaries (including, for the avoidance of doubt, any invention and non-disclosure, restrictive covenant or similar agreements), indemnification agreements with a current or former director, officer or employee of the Company or any of its Subsidiaries or as set forth on Schedule 4.21 of the Company Disclosure Schedule, no Related Party (a) is a party to any Contract with the Company or any of its Subsidiaries, (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any material property or right, tangible or intangible, that is used by the Company or any of its Subsidiaries, (c) licenses Intellectual Property Rights (either to or from the Company or any of its Subsidiaries), or (d) is indebted to or, in the past three (3) years, has borrowed money from or lent money to, the Company or any of its Subsidiaries (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (a) through (d) hereof, including any such agreements listed (or required to be listed) on Schedule 4.21 of the Company Disclosure Schedule, an “Affiliate Contract”).

Section 4.22.       Permits.  (i) Company and its Subsidiaries have obtained all Permits necessary for the lawful use and operation of their respective properties and conduct of their respective businesses, including the Business; (ii) all such Permits are in full force and effect; (iii) each of the Company and its Subsidiaries is in compliance with such Permits, in all material respects; (iv) there are no Proceedings pending or threatened in writing, which would reasonably be expected to result in the revocation, cancellation, suspension or modification of any Permit; and (v) no filing with, notice to, or consent from any Governmental Entity is required in connection with the transactions contemplated by this Agreement in order for a Permit to remain in full force and effect following the Closing.  Each Permit held by the Company or any Subsidiary of the Company is listed on Schedule 4.22 of the Company Disclosure Schedule.

Section 4.23.       Bank Accounts and Safe Deposit Boxes.  Schedule 4.23 of the Company Disclosure Schedules lists the title of each bank account of the Company and each of its Subsidiaries and the bank at which that account is maintained and the names of the Persons authorized to draw against the account or otherwise have access to it.  Schedule 4.23 of the Company Disclosure Schedules also contains the same information for each safe deposit box leased by the Company and each of its Subsidiaries.

Section 4.24.       Powers of Attorney.  None of the Company or any of its Subsidiaries has given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any Contract or commitment or do anything on its behalf.

Section 4.25.       International Trade Laws.  None of the Company or any of its Subsidiaries has received any written notices in the past five (5) years that it is subject to any Proceeding alleging violation of the Customs and International Trade Laws, or that any products or materials imported or exported by or on behalf of the Company or any of its Subsidiaries for which final liquidation has not yet occurred, is subject to an antidumping duty order or countervailing duty order that remains in effect.  None of the Company or any of its Subsidiaries, nor any officer or director or agent acting on behalf of any of them, has since January 1, 2017, (a) been or been designated on any list of any Governmental Entity related to Customs and International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, Non-SDN Menu-Based Sanctions List, Sectoral Sanctions Identifications List Commerce’s Denied Persons List, the Commerce Entity List, and State’s Debarred List, the Office of Financial Sanctions Implementation Her Majesty’s Treasury Consolidated List of Financial Sanctions Targets, European Union sanctions measures or similar lists administered by applicable jurisdictions, (b) been the subject of enforcement under applicable Customs and International Trade Laws, (c) participated in any transaction or business activity involving such a Person or any country or region that is the subject of comprehensive sanctions or involving a Person designated on any list of any Governmental Entity related to Customs and International Trade Laws, (d) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technical data, technology or services in violation of any Customs and International Trade Laws, including export control or economic sanctions laws, (e) otherwise failed to be in compliance with the requirements of any applicable Customs and International Trade Laws or (f) participated in any transaction connected with any purpose prohibited by Customs and International Trade Laws, including export control and economic sanctions laws, including support for international terrorism and nuclear, chemical or biological weapons proliferation.  Neither the Company nor its Subsidiaries has engaged any suppliers who are, to the Knowledge of the Company, debarred, suspended or proposed for debarment or suspension by any Governmental Entity or agency.

Section 4.26.        Anti-Bribery and Anti-Money Laundering Compliance.  During the past five (5) years, none of the Company, its Subsidiaries, any Affiliate or any respective officer, director, manager, employee, consultant or agent thereof nor any third party while acting on behalf of the Company or its Subsidiaries has unlawfully offered, gifted or promised, directly or knowingly through another person, anything of value to any Government Official, for the purpose of (a) influencing any act or decision of such Government Official in his or her official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company or its Subsidiaries; or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, in each of the foregoing (a) and (b) in order to assist the Company or its Subsidiaries in obtaining or retaining business and in violation of applicable anti-corruption laws.  Since January 1, 2017, the Company and its Subsidiaries have complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national, European Union and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and other applicable anti-money laundering laws and applicable anti-corruption laws.  The Company and its Subsidiaries utilize controls, procedures and an internal accounting controls system sufficient to provide reasonable assurance that violations of applicable anti-bribery or anti-money laundering laws will be prevented and detected.  At Closing, the books and records of the Company and its Subsidiaries relating to its global operations are, to the Knowledge of the Company, correct and accurate in all respects, including with respect to payments and expenses.

Section 4.27.       Accounts Receivable.  All of the accounts receivable of the Business, including the Accounts Receivable, whether reflected on the Balance Sheet or arising since the Balance Sheet Date, have arisen from bona fide transactions in the ordinary course of business and are carried at values determined in accordance with the Accounting Policies.  No amount of the Accounts Receivable is subject to any counterclaim or set off that has not been reserved for on the Audited Financial Statements.  All material reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and in accordance with GAAP and consistent in extent with reserves, allowances and discounts previously maintained by the Company and its Subsidiaries in the ordinary course of business.  No Person has any Encumbrance, other than Permitted Encumbrances, on any Accounts Receivable and no written or, to the Knowledge of the Company, oral request or agreement for deduction or discount has been made with respect to any Accounts Receivable.  Neither the Company nor any Subsidiary of the Company, nor any of their respective Affiliates, has received notice from any customer, or has any reason to believe, that such customer does not intend to pay any Accounts Receivable.  In the past five (5) years, to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has engaged in unusual efforts to accelerate the collection of Accounts Receivable or any activity that reasonably could be expected to result in sales of a product or service with payment terms longer than terms customarily offered by the Company or any Subsidiary of the Company for such product or service.

Section 4.28.       Information Technology.

(a)          Schedule 4.28(a) of the Company Disclosure Schedules sets forth a true and correct list of all (i) material Software, and (ii) material licenses, leases, development agreements, services or maintenance agreements, in each case, used, held for use or relating exclusively to the Company IT Systems, other than “off-the shelf software” available from third party suppliers on arm’s length commercial terms.  The Company and its Subsidiaries own or have rights to use (by license or lease) the Company IT Systems used or held for use by the Company and its Subsidiaries in the operation of the Business, and the Company IT Systems are sufficient, including bandwidth, scalability and information storage and processing, for the current need of the Business.

(b)         Each of the Company and its Subsidiaries has full and complete copies of all source code for all software which it owns.  None of the material software licensed to the Company or its Subsidiaries will be affected or terminated by any Change of Control of any of the Company and its Subsidiaries, and each of the Company and its Subsidiaries is in full compliance with the terms of all source code escrow agreements.

(c)         The Company IT Systems are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the businesses of the Company and its Subsidiaries as currently conducted.  The Company IT Systems have not malfunctioned or failed at any time in the last five (5) years in a manner that resulted in material disruptions to the operation of the Business and that were not remedied or remediated by the Company or a Subsidiary of the Company, as applicable.  The Company and each of its Subsidiaries maintains commercially reasonable controls, policies, procedures, and safeguards designed to maintain and protect their material confidential information and the integrity, continuous operation, and security of all Company IT Systems and all Personal Information, and confidential information processed and stored thereon.

(d)          The Company and its Subsidiaries have taken commercially reasonable efforts designed to maintain, upgrade and update the Company IT Systems.  The Company and its Subsidiaries have taken commercially reasonable actions in accordance with good industry practice to ensure the protection, integrity and security of the Company IT Systems, and all information stored, processed or transmitted thereby, from any unauthorized interruption, access, use or modification by third parties, including by employing commercially reasonable technical measures prudent in the industry in which the Company operates (which may include firewalls, virus and other malicious or disabling code detection and removal programs, and back-up, disaster recovery and business continuity programs).  In the last five (5) years, (i) to the Knowledge of the Company, there have been no unauthorized intrusions or breaches of security with respect to the Company IT Systems, and (ii) there have been no material unplanned downtime or service interruption with respect to the Company IT Systems.  The consummation of the transactions contemplated under this Agreement will not materially impair the rights of the Company or any of its Subsidiaries to use the Company IT Systems.

(e)          The Company IT Systems do not contain third party Software or equipment which is not available from third party suppliers on arm’s length commercial terms and contain sufficient user information to enable reasonably skilled personnel in the field to use and operate them without the need for further assistance.  There is no reason to believe that any rights to use such third party Software or equipment will not be renewed when they expire on the same or substantially similar terms.

Section 4.29.       Privacy and Data Security.

(a)          The Company and its Subsidiaries have implemented and complied in all material respects for the past five (5) years with their written privacy policies governing the Processing of Personal Information (“Privacy Policies”).  The Privacy Policies accurately describe the Company’s and its Subsidiaries’ Processing of Personal Information.  During the last five (5) years, the Company’s and its Subsidiaries’ Processing of Personal Information was and is in compliance in all material respects with (i) all contractual obligations legally binding on the Company or its Subsidiaries and applicable to the Processing of Personal Information (“Privacy Contracts”), (ii) applicable Privacy Laws, and (iii) all published notices of the Company’s and its Subsidiaries’ relating to the Processing of Personal Information.  The Company and each of its Subsidiaries have entered into agreements in substantially the form required by applicable Privacy Laws in relation to the Processing of Personal Information and agreements or agreements governing the international transfer of data where required.

(b)          The Company and each of its Subsidiaries have implemented, maintains and complies in all material respects with a written information security program consistent with reasonable and customary industry standards that complies in all material respects with applicable Privacy Laws and Privacy Contracts.  The Company and each of its Subsidiaries have taken reasonable steps designed to ensure that any Personal Information or confidential information collected, Processed, or handled by or transferred or disclosed to authorized third parties acting on behalf of the Company or any Subsidiary of the Company provides reasonable safeguards, in each case, in compliance with applicable Privacy Laws and consistent with general industry standards for an entity of the same size and in the same industry as the Company.

(c)          To the Knowledge of the Company, during the last five (5) years, none of the Company or any Subsidiary of the Company has experienced any breaches of security (including, but not limited to ransomware) involving the unauthorized access, use, acquisition, or disclosure of Personal Information, or confidential information collected, owned, used, stored, received, Processed, or controlled by or on behalf of the Company and its Subsidiaries (a “Breach of Security”).  The Company and its Subsidiaries have identified, documented, investigated, and to the extent reasonably technically feasible:  (i) contained, (ii) eradicated, (iii) and remediated, each Breach of Security identified by the Company and its Subsidiaries during the last five (5) years.  In connection with each Breach of Security, the Company or a Subsidiary of the Company has notified each affected individual, customer, and Governmental Entity to the extent required by the applicable Privacy Laws and/or Privacy Contracts.  None of the Company or any Subsidiary of the Company has been notified in writing by any third-party vendor or service provider that the third-party vendor or service provider has suffered an unauthorized acquisition, access, use, or disclosure of (including but not limited to ransomware) involving any Personal Information, or confidential information Processed by the third-party vendor or service provider on behalf of the Company and its Subsidiaries.  In the last five (5) years, neither the Company nor any Subsidiary of the Company has received any written (i) complaints, claims, threatened claims, causes of action or notices of inquiry by any Person arising out of or relating to any Breach of Security; or (ii) notices that any Person intends to file a lawsuit relating to any Breach of Security by the Company and its Subsidiaries.

(d)          For the past five (5) years, the Company and each of its Subsidiaries have performed a security risk assessment no less frequently than annually that (i) complies with any requirements to perform security assessments under any Privacy Laws; and (ii) materially complies with any obligations to perform security assessments set forth in any Privacy Contracts to which the Company or any of its Subsidiaries is legally bound.  The Company and each of its Subsidiaries have taken commercially reasonable steps to address and remediate all material threats and deficiencies identified in each security risk assessment.

(e)          Neither the Company nor any Subsidiary of the Company:  (i) is or has been, to the Knowledge of the Company, under investigation; (ii) is or has been subject to any Order or Action by any Governmental Entity for a violation of any Privacy Laws; (iii) received any written communication, or the Knowledge of the Company any other communication, notice or complaint that it is under any investigation by any Governmental Entity, consumer advocacy groups, industry or trade organizations, for a violation of any Privacy Laws; or (iv) is or has been subject to any Action with respect to the loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information or alleging non-compliance with Privacy Laws or Privacy Contracts, and no such complaint, request or claim has been threatened in writing.

(f)          None of the Company or any of its Subsidiaries has knowingly directed any online services to children under the age of 13.  The Company and each of its Subsidiaries has taken commercially reasonable steps to prevent the collection of any Personal Information from children under the age of 13.

(g)          To the Knowledge of the Company, the execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not:  (i) violate any Privacy Laws, Privacy Polices, Privacy Contracts to which the Company or any of its Subsidiaries is subject or by which it is legally bound; (ii) except as set forth in Schedule 4.29(g) of the Company Disclosure Schedules, require the Company or any Subsidiary of the Company to provide any notice to, or seek any consent from, any user, employee, subscriber, supplier, service provider or other third party thereunder as it relates to Personal Information; or (iii) under applicable Privacy Laws, Privacy Policies, or Privacy Contracts, restrict, impair, or limit the ability of the Company or any Subsidiary of the Company to collect, use, Process or disclose the Personal Information on substantially similar terms and conditions as enjoyed immediately before the Closing.

Section 4.30.       State Takeover Statutes

.  The approval of the Company Board of Directors of this Agreement, the Merger and the transactions contemplated hereby represents all the action necessary to render inapplicable to this Agreement, the Merger and the transactions contemplated hereby, the provisions of Section 203 of the DGCL to the extent, if any, such Section would otherwise be applicable to this Agreement, the Merger and the transactions contemplated hereby, and no “fair price,” “moratorium,” “control share acquisition” or other state takeover statute or regulation or any anti-takeover provision in the Company’s organizational documents is applicable to the Company, the Shares, this Agreement, the Merger or the transactions contemplated hereby.

ARTICLE V.      REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 5.1.         Organization of Parent and Merger Sub.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement and the Ancillary Agreements.

Section 5.2.         Authority; No Conflict; Required Filings and Consents.

(a)          Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement (to the extent a party thereto), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.  The execution and delivery by each of Parent and Merger Sub of this Agreement and each Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub.  This Agreement and each Ancillary Agreement (to the extent a party thereto) has been duly executed and delivered by each of Parent and Merger Sub.  This Agreement and each Ancillary Agreement (to the extent a party thereto) constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable by the Company against each of Parent and Merger Sub, in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or equity.

(b)          The execution and delivery by each of Parent and Merger Sub of this Agreement and each Ancillary Agreement (to the extent a party thereto) does not, and the performance of its obligations hereunder and thereunder, and consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements will not, (i) conflict with, or result in any material violation or material breach of any provision of the governing documents of each of Parent and Merger Sub, (ii) violate any law, rule or regulation applicable to Parent or Merger Sub, as applicable, except as would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”) or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any judgment, court order or consent decree, or any material agreement to which Parent or Merger Sub, as applicable, is party to or constitute a default thereunder, except in each case as would not reasonably be expected to have a Parent Material Adverse Effect.

(c)          None of the execution and delivery by each of Parent and Merger Sub of this Agreement or any Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements requires or will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (ii) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not have a Parent Material Adverse Effect.

Section 5.3.         No Brokers.  Except as set forth in Schedule 5.3, neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the transaction contemplated hereby.

Section 5.4.         Merger Sub’s Operations.  Parent is the sole stockholder of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred Liabilities or obligations of any nature, other than in connection with such transactions.

Section 5.5.          Litigation.  Neither Parent nor Merger Sub is a party (including by reason of any crossclaim or counterclaim) to any Proceeding, nor to the knowledge of Parent, is anyone asserting or threatening to make Parent or Merger Sub a party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.6.         Financing.  Parent will have or have access to as of Closing an amount of cash on hand necessary to consummate the transactions contemplated by this Agreement and pay all Merger Consideration hereunder.

ARTICLE VI.    COVENANTS

Section 6.1.         Conduct of Business Prior to the Closing.  The Company agrees that, except (i) as expressly permitted or required by this Agreement, (ii) as required by applicable Law, or (iii) with the prior written consent of Parent (which shall not be unreasonably conditioned, withheld or delayed), during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Section 8.1, the Company shall conduct its business and operations (including the business and operations of its Subsidiaries) only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its officers and key employees.  Without limiting the foregoing, the Company shall not take, omit to take, or permit any action that would make the representations and warranties contained in Section 4.6 untrue if made as of the Closing Date (without giving effect to any materiality or Material Adverse Effect qualifications in such representations and warranties, other than as set forth in clause (a) thereof).

Section 6.2.          Access to Information.  From the date hereof until the Closing, to the extent permitted by applicable Law, the Company shall, at the sole cost and expense of Parent, (a) afford Parent and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Material Contracts and other documents and data related to the Company and any of its Subsidiaries; (b) furnish Parent and its Representatives with such financial, operating and other data and information related to the Company and any of its Subsidiaries as Parent or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Parent in its investigation of the Company and any of its Subsidiaries, provided, however, that (x) such activities are conducted during regular business hours under reasonable circumstances and do not unreasonably interfere with the operations of the Company, and are subject to the supervision by the Company or its agents, (y) Parent and its Representatives shall not contact or otherwise communicate with the employees, customers, suppliers or other business partners of the Company unless, in each instance, approved in writing in advance by the Company and (z) the Company will not be required to provide access or to disclose information where such access or disclosure would waive the Company’s attorney-client privilege (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in a waiver of attorney-client privilege).  No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

Section 6.3.         No Solicitation of Other Bids.

(a)         The Company shall not, and shall not authorize or permit any of its Affiliates (including the Shareholders) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal.  Immediately following the execution of this Agreement, the Company shall, and shall direct each of their respective Affiliates and representatives to, terminate any existing discussions or negotiations with any Persons, other than Parent (and its Affiliates and representatives), concerning any Acquisition Proposal, terminate all physical and electronic data room access previously granted to any Persons other than Parent and its Affiliates and Representatives in any Acquisition Proposal and use its reasonable best efforts to cause any Persons other than Parent and its Affiliates and Representatives in possession of non-public information in respect of the Company or its Subsidiaries that was furnished by or on behalf of the Company or its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)         In addition to the other obligations under this Section 6.3, the Company shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company, any Shareholder or their respective Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same; provided, however, the foregoing is subject to any ongoing confidentiality obligations the Company, any Shareholder or their respective Representatives may be subject to.  Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.3 by any director or officer of the Company or any of its Subsidiaries or by any other Representative of the Company or its Subsidiaries acting at the Company’s or its Subsidiaries’ direction shall be deemed to constitute a breach of this Section 6.3 by the Company.

Section 6.4.         Notice of Certain Events.

(a)          From the date hereof until the Closing, Company shall promptly (and in any event within two (2) Business Days) notify Parent in writing, on the one hand, or Parent shall promptly (and in any event within two (2) Business Days) notify the Company in writing, on the other hand, of:

(i)          any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had , or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or Parent or Merger Sub, as the case may be, hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.2 or Section 7.3, as the case may be, to be satisfied;

(ii)         any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)          any notice or other communication from any Governmental Entity or Government Official in connection with the transactions contemplated by this Agreement, except as contemplated in this Agreement;

(iv)         any notice or other communication from any Shareholder that such Shareholder intends to be a Dissenting Shareholder; and

(v)          any actions commenced or, to the Knowledge of the Company or the knowledge of Parent, as the case may be, threatened against, relating to or involving or otherwise affecting the Company or Parent or Merger Sub, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or Section 5.5 or that relates to the consummation of the transactions contemplated by this Agreement.

(b)         Parent’s or the Company’s receipt of information pursuant to this Section 6.4 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company, on the one hand, or Parent or Merger Sub, on the other hand, in this Agreement and shall not be deemed to amend or supplement the Company Disclosure Schedules.

Section 6.5.         Governmental Approvals and Consents.

(a)          Each Party hereto shall, as promptly as possible, (i) make, or cause or have made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities and Government Officials (“Government Approvals”) that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, Parent and the Company agree to supply as promptly as possible any additional information and documentary material that may be requested by any Governmental Entities for any Government Approvals.  The Company and to Parent shall provide any information or documentary materials to each other necessary to obtain any Government Approvals.  The Company and Parent shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  To the extent permitted by applicable law, each of Parent and the Company shall consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Government Approvals; provided that the final determination as to any presentation, brief, opinion or proposal relating to any Governmental Approvals shall be made by Parent.  Each of the Company and Parent shall, in connection with the transactions contemplated hereby, with respect to actions taken on or after the date of this Agreement, without limitation:  (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity or Government Official with respect to the transactions contemplated hereby, (2) permit the other to review and discuss in advance, and consider in good faith the view of the other in connection with, any proposed written or oral communication with any Governmental Entity or Government Official, (3) not participate in any substantive meeting or have any substantive communication with any Governmental Entity or Government Official unless it has given the other party a reasonable opportunity to consult with it in advance and, to the extent permitted by such Governmental Entity or Government Official, gives the other the opportunity to attend and participate therein, (4) furnish the other party’s outside legal counsel with copies of all filings and communications between it and any such Governmental Entity or Government Official with respect to the other transactions contemplated hereby and (5) furnish the other party’s outside legal counsel with such necessary information and reasonable assistance as the other party’s outside legal counsel may reasonably request in connection with its preparation of necessary submissions of information to any such Governmental Entity or Government Official; provided that all such material in clauses (1), (2), (3), (4), and (5) in this Section 6.5(a) may be redacted as necessary (I) to comply with contractual arrangements, (II) to address good faith legal privilege or confidentiality concerns and (III) to comply with applicable Law.  The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)          The Company shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Schedule 4.3(b) of the Company Disclosure Schedules.  Notwithstanding the foregoing, nothing in this Section 6.5(b) or otherwise in this Agreement shall require Parent or any of its Subsidiaries to propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, properties or businesses of the Parent or any of its Subsidiaries or the Company or otherwise take any action that limits the freedom of action or otherwise restricts any of the assets, properties or businesses of Parent and its Subsidiaries or the Company.

(c)          Without limiting the generality of the foregoing, Parent will not, and will not permit any of its Affiliates to, acquire or agree to acquire (by merging or consolidating with, or by purchasing any assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (i) materially increase the risk of not obtaining, the expiration or termination of the applicable waiting period under the HSR Act or (ii) materially increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement.

Section 6.6.         Information Statement.  The Company shall use its commercially reasonable efforts to obtain a duly executed counterpart to the Shareholder Consent from each Shareholder that holds Capital Stock as expeditiously as possible after the execution and delivery of the Agreement, and the Company shall promptly deliver such executed documents to Parent.  The materials submitted to such holders in connection with soliciting the Shareholder Consent shall include the unanimous recommendation of the Company Board of Directors that such holders vote their shares of Capital Stock in favor of the adoption of this Agreement, the Merger and the transactions contemplated hereby.  As promptly as reasonably practicable after the filing of the Certificate of Merger, but in no event later than ten (10) calendar days after the date thereof, the Shareholders’ Representative shall, or shall cause the Paying Agent to, mail or distribute to all holders of shares of Capital Stock not party to the Shareholder Consent a notice and information statement (an “Information Statement”) which shall include (a) the notification required by Section 228(e) of the DGCL with respect to the Shareholder Consent, (b) a statement in accordance with Section 262 regarding any appraisal rights of the Shareholders, (c) a request that such holder of shares of Capital Stock execute and deliver to Parent and the Surviving Corporation the Shareholder Consent or other waiver of appraisal rights under Section 262, and (d) such other documents and information about the transactions contemplated hereby as may be required under the DGCL and other applicable Law and as may otherwise be necessary to discharge the duties of the members of the Company Board of Directors to the holders of Shares, together with a copy of this Agreement.  Within a reasonable period of time prior to the distribution of the Information Statement to the holders of shares of Capital Stock not party to the Shareholder Consent, the Company or the Shareholders’ Representative shall deliver or cause to be delivered to Parent a draft of the Information Statement for Parent’s review and comment, and the Company and the Shareholders’ Representative, as applicable, shall in good faith consider and incorporate any reasonable comments made by Parent to such draft Information Statement in the final Information Statement provided, however, that Parent shall in no way be responsible for any of the content of the Information Statement except for information supplied in writing by Parent expressly for inclusion therein.  Notwithstanding anything to the contrary, time is of the essence with regards to all dates and time periods set forth in this Section 6.6.

Section 6.7.         Directors’ and Officers’ Indemnification.

(a)          From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former employee, agent, director and officer of the Company or its Subsidiaries (in each case, when acting in such capacity) (each, together with such person’s heirs, executors or administrators, a “Company Indemnified Party” and collectively, the “Company Indemnified Parties”), against any Damages incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with matters existing or occurring prior to or at, but not after, the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been required under applicable Law.  In the event of any such Action, Parent shall cooperate with the Company Indemnified Party in the defense of any such Action.  To the fullest extent not prohibited by applicable Law, for a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect indemnification, advancement of expenses and exculpation rights no less favorable than the provisions in the organizational documents of the Company or its Subsidiaries or any indemnification agreement of the Company or its Subsidiaries set forth on Schedule 6.7(a) in effect immediately prior to the Effective Time with respect to acts or omissions by any Company Indemnified Party occurring at or prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Company Indemnified Party; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)          The obligations of Parent, Merger Sub and the Surviving Corporation under this Section 6.7 may not be terminated or amended in such a manner as to adversely affect any Company Indemnified Party to whom this Section 6.7 applies without the consent of such affected Company Indemnified Party (it being expressly agreed that the Company Indemnified Parties to whom this Section 6.7 applies are third-party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

(c)          Prior to the Closing Date, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance coverage currently maintained by the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than six (6) years.  Notwithstanding anything to the contrary in this Agreement, 50% of any premium, applicable taxes, underwriting fee, broker fee and other related costs for such “tail” directors’ and officers’ liability insurance policy shall be borne by Parent and 50% of any premium, applicable taxes, underwriting fee, broker fee and other related costs for such “tail” directors’ and officers’ liability insurance policy shall be borne by the Company.  Parent shall cause the Surviving Corporation and each of its Subsidiaries to refrain from taking any act that would cause such coverage to cease to remain in full force and effect.  In the event Parent or the Surviving Corporation or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation or any of their respective Subsidiaries assume the obligations set forth in this Section 6.7.

Section 6.8.         Further Assurances.  From time to time, as and when requested by any Party and at such Party’s expense, any other Party shall, without further consideration, execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

Section 6.9.         280G Approval.  The Company shall, prior to the Closing Date, take all actions necessary or required pursuant to Section 280G(b)(5)(B), such that no payments and other benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) received by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Company would be a “parachute payment” under Section 280G(b) of the Code and/or would involve any disallowed tax deductions in connection therewith.  In connection with the foregoing, prior to any vote being submitted to the Shareholders, the Company shall provide adequate disclosure to the Shareholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder.  Within a reasonable period of time prior to the vote, Parent and its counsel shall have the right to review and comment on all documents to be delivered to the Shareholders in connection with such vote and any required disqualified individual waivers or consents, and the Company shall reflect in good faith all reasonable comments of Parent thereon, including a written description of any arrangements entered or to be entered into with or at the direction of Parent or one or more of its Affiliates and a disqualified individual.  For the avoidance of doubt, failure of any such “disqualified individual” to execute a waiver contemplated by this Section 6.9 shall not be deemed a breach of this Section 6.9.

Section 6.10.       Other Employee Matters.  With respect to employees of the Company who continue employment with the Company following the Closing (and only for so long as such employees continue employment with the Company, Parent or its Affiliates following the Closing) (the “Company Employees”), Parent shall cause the Company or one of Parent’s Affiliates to, for the one (1) year period following the Closing Date, provide (i) base salary or wages and target cash bonus opportunities at levels that are, in each case, at least as favorable to those provided by the Company immediately prior to the Closing and (ii) retirement benefits and other employee benefit plans (other than any equity-based, change in control or transaction based compensation or benefits) that are at least as favorable in the aggregate to those provided by the Company immediately prior to the Closing.  Parent shall treat, or cause the Company or one of Parent’s Affiliates to, treat, and cause each employee benefit plan, program, arrangement, agreement, policy or commitment sponsored or maintained by Parent or any of its Affiliates following the Closing and in which any Company Employee (or the spouse, domestic partner or any dependent of any such Company Employee) participates or is eligible to participate (each, a “Parent Benefit Plan”) to treat, for purposes of eligibility to participate and vesting (but, not for purposes of benefit accrual), the service of the Company Employees with the Company or any Subsidiary of the Company attributable to any period before the Closing as service rendered to Parent or its Affiliates, except where credit would result in duplication of benefits.  Without limiting the foregoing, to the extent that any Company Employee participates in any Parent Benefit Plan that is a health or other group welfare benefit plan following the Closing during the plan year of such Parent Benefit Plan in which the Closing occurs, Parent and its Affiliates shall use commercially reasonable efforts (A) to cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations to be waived with respect to the Company Employees and their eligible dependents, to the extent waived under the corresponding Employee Plan in which the Company Employee participated immediately prior to the Closing, and (B) to recognize for each Company Employee for purposes of applying annual deductible, co-payment and out-of-pocket maximums under any Parent Benefit Plan any deductible, co-payment and out-of-pocket expenses paid by the Company Employee and his or her spouse, domestic partner and dependents under the corresponding Employee Plan during the plan year of such Parent Benefit Plan in which the Closing occurs.  This Section 6.10 shall not (i) be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement, (ii) limit the right of Parent, the Company or any of their respective Subsidiaries to terminate any employee at any time and for any reason, or (iii) create any third-party rights, benefits or remedies of any nature whatsoever in any employee of the Company (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.

Section 6.11.       Termination of Contracts with Affiliates.  The Company shall, and shall cause its Subsidiaries to, pay, settle or discharge all account balances owed from the Company or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, pursuant to each of the Contracts set forth on Schedule 6.11, in each case without any continuing Liability of the Company or any of its Subsidiaries thereunder.  Prior to the Closing, the Company shall deliver to Parent written evidence reasonably satisfactory to Parent of each such termination.

Section 6.12.       Resignations.  At least two (2) Business Days prior to the Closing Date, the Company shall deliver to Parent a true and complete list of the directors, officers, limited liability company managers and other Persons holding similar titles for the Company and each of its Subsidiaries.  At or prior to Closing, the Company shall deliver to Parent the resignations of each such director, officer, limited liability company manager or other Person from such positions with the Company or any of its Subsidiaries, effective as of the Effective Time (unless Parent requests that any such resignation not be delivered) substantially in the form attached as Exhibit G.

Section 6.13.       Books and Records.  For a period of six (6) years after the Closing Date, upon reasonable advance notice, Parent shall, and shall cause its Affiliates to, give the Shareholders’ Representative reasonable access, during normal business hours and without undue interruption of Parent’s or such Affiliate’s business, to all books and records of the Company and its Subsidiaries in the possession of Parent or its Affiliates for periods prior to the Closing at reasonable times, and the Shareholders’ Representative shall have the right, at its own expense (on behalf of the Shareholders), to make copies of any such books and records, to the extent (x) reasonably required by a Shareholder in connection with an action by a Governmental Entity with respect to such Shareholders’ ownership of Shares prior to the Effective Time, (y) necessary to comply with applicable Law or (z) related to the defense of a claim made by a third Person (other than Parent or its Affiliates).  Notwithstanding anything herein to the contrary, and subject to Section 11.19 below, no such access, disclosure or copying shall be permitted (i) for a purpose related to a dispute or potential dispute with Parent, the Surviving Corporation or any of their respective Affiliates, or (ii) if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement or any applicable Law; provided that, in the case of this clause (ii), Parent, Merger Sub and the Shareholders shall cooperate in good faith to develop substitute arrangements, to the extent reasonably possible, that do not result in the loss of such privilege, breach of such agreement or violation of such applicable Law.

Section 6.14.       Cyber Security Insurance Tail Policy.  Prior to the Closing Date, the Company shall purchase a “tail” cyber security liability insurance policy covering the Company and its Subsidiaries, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the cyber security liability insurance coverage currently maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the Effective Time for a period of not less than four (4) years.  Notwithstanding anything to the contrary in this Agreement, any premium, applicable taxes, underwriting fee, broker fee and other related costs for such “tail” cyber security liability insurance policy shall be borne equally by the Company and Parent.

Section 6.15.       Takeover Statutes.  If any “control share acquisition,” “fair price,” “moratorium” or other similar antitakeover law is or may become applicable to this Agreement or the transactions contemplated hereby, the Company and its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.16.        Closing Conditions.  From the date hereof until the Closing, each Party hereto shall, subject to the terms, conditions and limitations contained herein, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.17.       R&W Policy.  Parent shall use commercially reasonable efforts to obtain the R&W Policy, insuring Parent and Surviving Corporation for losses due to breaches of representations and warranties of the Company under Article IV and certain Ancillary Agreements.  The R&W Policy shall provide that the insurer may not seek to or enforce any subrogation rights it might have against the Shareholders, or any of them, as a result of any alleged breach of any representation or warranty (except in the case of breaches involving Fraud brought against a person committing such Fraud).

ARTICLE VII.     CONDITIONS TO CLOSING

Section 7.1.         Conditions to Each Party’s Obligation.  The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to the Closing of the following conditions:

(a)          Governmental Approvals.  All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity which must be filed, have occurred or have been obtained on or before Closing, shall have been filed, occurred or been obtained.

(b)          No Injunctions or Restraints; Illegality.  No provision of any Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements.

Section 7.2.         Additional Conditions to Obligations of Parent and Merger Sub.  The respective obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:

(a)          Representations and Warranties.  (i) The representations and warranties of the Company contained in Article IV (excluding the Fundamental Representations and Warranties that are not Tax Representations) shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) (determined in each case without regard to any materiality or Material Adverse Effect qualification contained in any representation and warranty), except for such failures to be true and correct that would not in the aggregate reasonably be expected to have a Material Adverse Effect; and (ii) the Fundamental Representations and Warranties that are not Tax Representations shall be true and correct in all respects as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) (determined in each case without regard to any materiality or Material Adverse Effect qualification contained in any representation and warranty), except for such failures to be true and correct that, individually and in the aggregate, are de minimis.

(b)         Performance of Obligations of the Company.  The Company and the Shareholders’ Representative shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          No Material Adverse Effect.  From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect.

(d)          Certificate.  Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.

(e)          Deliverables.  Parent shall have received the deliveries set forth in Section 2.12.

(f)          Approval.  This Agreement and the Merger shall have been adopted by (i) the holders of not less than 99.87% in voting power of the issued and outstanding shares of Preferred Stock and (ii) the Requisite Shareholder Approval, which approvals shall be contained in a written consent substantially in the form of Exhibit H hereto, which shall include the approvals necessary to obtain the Company Shareholder Approvals (the “Shareholder Consent”).

(g)          Consents.  The Company shall have obtained those consents, waivers, authorizations, and approvals of all Governmental Entities set forth on Schedule 7.2(g).

Section 7.3.          Additional Conditions to Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)          Representations and Warranties.  The representations and warranties of each of Parent and Merger Sub in this Agreement shall be true and correct in all material respects.

(b)         Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)          Certificate.  The Company shall have received a certificate, dated the Closing Date, signed by an officer or other authorized signatory of each of Parent and Merger Sub to the effect that the conditions set forth in  Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.      TERMINATION

Section 8.1.          Termination Events.  This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)          by the mutual written consent of the Company and Parent;

(b)          by Parent by written notice to the Company if:

(i)          (x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by the Company within ten (10) days of the Company’s receipt of written notice of such breach from Parent; provided, however, that no such cure period shall be available or applicable to any such breach, inaccuracy or failure which by its nature cannot be cured, and (y) if not cured on or prior to the Closing Date, such breach, inaccuracy or failure would result in the failure of any of the conditions set forth in Article VII to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available if Parent is then in material breach of any provision of this Agreement and such material breach by Parent would give rise to the failure of any of the conditions specified in Article VII;

(ii)         the Closing has not occurred on or before June 30, 2022 (the “Outside Date”), or such later date as the Company and Parent may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Parent if such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(iii)        the Company fails to deliver to Parent within twenty-four (24) hours of the execution of this Agreement the Shareholder Consent executed by the Requisite Shareholder Approval;

(c)          by the Company by written notice to Parent if:

(i)          (x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Parent or Merger Sub, as applicable, within ten (10) days of Parent’s receipt of written notice of such breach from the Company; provided, however, that no such cure period shall be available or applicable to any such breach, inaccuracy or failure which by its nature cannot be cured, and (y) if not cured on or prior to the Closing Date, such breach, inaccuracy or failure would result in the failure of any of the conditions set forth in Article VII to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available if the Company is then in material breach of any provision of this Agreement and such material breach by the Company would give rise to the failure of any of the conditions specified in Article VII; or

(ii)         the Closing has not occurred on or before the Outside Date, or such later date as the Company and Parent may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to the Company if such failure shall be due to the failure of the Company to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)         by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement; and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of any provision of this Agreement causes such Law or Order to be in effect or the failure of such Law or Order to be removed.

Section 8.2.          Effect of Termination.  If this Agreement is terminated as permitted by Section 8.1, such termination shall be without Liability of any party (or any stockholder, equityholder, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided that if such termination shall result from the willful and material breach by any party hereto, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or willful and material breach.  The provisions of this Section 8.2 and Article XI (other than Section 11.7) shall survive any termination hereof pursuant to Section 8.1.

ARTICLE IX. INDEMNIFICATION

Section 9.1.          Indemnification of Parent and Merger Sub.  From and after the Closing and subject to the limitations contained in this Article IX, each Shareholder will, severally and not jointly, in accordance with such Shareholder’s Pro Rata Portion indemnify Parent and Merger Sub, their respective Affiliates (including the Surviving Corporation) and each of their and their Affiliates’ respective shareholders, officers, directors, employees, agents, Representatives and successors and assigns (collectively, the “Parent Indemnified Parties”) and hold the Parent Indemnified Parties harmless against all damages, losses, out-of-pocket expense, Liabilities, fines, claims, forfeitures, obligations, Actions, Taxes, judgments, interest, awards, penalties, fees, costs or expenses (including reasonable out-of-pocket expenses of investigation and reasonable and documented attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the Parties hereto, to enforce the provisions hereof) and reasonable and documented attorneys’ fees (collectively, “Damages”) that the Parent Indemnified Parties have incurred arising out of:  (a) the inaccuracy or breach of any representations and warranties set forth in Article IV of this Agreement or any Ancillary Agreement including any Third-Party Claim alleging facts that, if true, would constitute a breach of any such representation or warranty, (b) a breach of any covenant or other obligation of the Company or any Shareholder contained in this Agreement or any Ancillary Agreement (c) any demand for appraisal or assertion of dissenter’s rights by any Shareholder (including the amount per Share payable to the applicable Share in accordance with Section 2.4), (d) any inaccuracy in, or claims from any Shareholder related to or arising out of, the Allocation Schedule, including to the extent any Shareholder is entitled to receive any amounts in excess of the amounts indicated on the Allocation Schedule, (e) Fraud committed by the Company or any of its Subsidiaries (at or prior to the Effective Time), (f) any Pre-Closing Taxes and (g) the Special Indemnification Items.

Section 9.2.          Indemnification of Shareholders.  From and after the Closing and subject to the limitations contained in this Article IX, Parent will indemnify each Shareholder and its respective officers, directors, and Affiliates (collectively, the “Shareholder Indemnified Parties”) and hold the Shareholder Indemnified Parties harmless against any Damages that the Shareholder Indemnified Parties have incurred by reason of (a) the inaccuracy or breach by Parent or Merger Sub of any representation or warranty of Parent or Merger Sub contained in Article V of this Agreement or any Ancillary Agreement including any Third-Party Claim alleging facts that, if true, would constitute a breach of any such representations or warranty or (b) by reason of a breach by Parent or Merger Sub of any covenant of Parent or Merger Sub contained in this Agreement.

Section 9.3.          Exclusive Remedies.  The Parties agree that, notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (a) the adjustments provided in Article III, (b) claims of Fraud against the Shareholder who committed the Fraud or if such Shareholder had actual knowledge of Fraud committed by (x) the Company or any of its Subsidiaries or (y) any other Shareholder, (c) claims arising out of the Specified Employment Letters or the Restrictive Covenant Agreements, and (d) claims for breaches of any representation or warranty or other agreement made by a Shareholder in a Letter of Transmittal, (x) the indemnification provisions of this Article IX are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby and (y) to extent permitted by Law, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection with the transactions contemplated hereby, whether under any foreign, federal, state, provincial or local Laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise; provided that nothing in this Section 9.3 shall limit any Party’s right to seek and obtain any remedy to which such Party may be entitled pursuant to Section 11.7.  For the avoidance of doubt, nothing contained in this Agreement shall be construed to limit the Parent Indemnified Parties’ rights or recovery under the R&W Policy.

Section 9.4.         Survival of Representations and Warranties.  All representations and warranties contained in Article IV and Article V of this Agreement or any Ancillary Agreement shall survive the Closing and shall remain in full force and effect until the date eighteen (18) months following the Closing Date; provided, however, that (i) the Fundamental Representations and Warranties (other than the Tax Representations) shall remain in full force and effect for a period of six (6) years, and (ii) the Tax Representations shall remain in full force and effect until ninety (90) days after expiration of the applicable statute of limitations.  Claims for indemnification obligations made under Section 9.1(f) or for any breach of any covenant in Article X shall survive until ninety (90) days after expiration of the applicable statute of limitations.  All covenants and agreements of the Parties contained in this Agreement or in any Ancillary Agreement (other than claims for indemnification under Section 9.1(f) or for any breach of any covenant in Article X) and contemplated to be performed prior to the Effective Time shall survive until the date that is eighteen (18) months following the Effective Time.  Claims for indemnification obligations made under Section 9.1(g) shall survive until eighteen (18) months following the Closing Date.  All covenants and agreements of the Parties contained in this Agreement or in any Ancillary Agreement and contemplated to be performed from or after the Effective Time shall survive for the lesser of (x) a period of three (3) years or (y) eighteen (18) months following the period explicitly specified therein.  Claims for Fraud hereunder shall survive for six (6) years; provided that such survival shall be extended pursuant to any applicable tolling provisions under Delaware law that would be applicable with respect to claims for fraud.  Each of the foregoing survival periods, as applicable, an “Indemnification Claims Period.” In the event a claim has been properly made (including written notice having been given to Parent (if the indemnity is sought against Parent and Merger Sub) or the Shareholders’ Representative (if the indemnity is sought against the Shareholders), as applicable, on or prior to the expiration of the applicable Indemnification Claims Period (as modified (if applicable) by the proviso in the preceding sentence), and such claim is unresolved as of the expiration of the Indemnification Claims Period (as modified (if applicable) by the proviso in the preceding sentence), then the right to indemnification with respect to such claim shall remain in effect until such matter has been finally determined in accordance with this Article IX.  Claims for indemnification by the Parent Indemnified Parties shall be made and resolved as provided in this Agreement and in the Escrow Agreement.  It is the express intent of the parties that if the applicable Indemnification Claims Period of an item as contemplated for claims for indemnification pursuant to this Section 9.4 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to claims for indemnification pursuant to this Section 9.4 with respect to such item shall be reduced to the applicable Indemnification Claims Period.  For the avoidance of doubt, nothing above or otherwise in this Article IX shall limit or otherwise apply to the obligations of the Shareholders to the Shareholders’ Representative Group under this Agreement.  Nothing in this Section 9.4 shall, in any event, be deemed to limit any recovery by the Parent Indemnified Parties under the R&W Policy.

Section 9.5.          Certain Limitations.

(a)          The Shareholders shall not be required to indemnify the Parent Indemnified Parties for those portions of any Damages that were specifically accrued or deducted in determining any adjustments pursuant to Article III.  Parent shall not be required to indemnify the Shareholder Indemnified Parties for those portions of any Damages (i) that were specifically accrued or deducted in determining any adjustments pursuant to Article III or (ii) to the extent directly resulting from any breach of the Company’s obligations under this Agreement.  No Person shall be indemnified more than once for the same Damages.

(b)          Except in the case of claims of Fraud, no Shareholder shall have any liability to the Parent Indemnified Parties under Section 9.1(a) (other than with respect to the Fundamental Representations and Warranties) until the aggregate amount of all Damages exceeds $1,050,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible.  Notwithstanding the foregoing sentence, the Fundamental Representations and Warranties shall not be subject to the Deductible.

(c)          Except in the case of claims of Fraud, Parent shall not have any liability to the Shareholder Indemnified Parties under Section 9.2(a) until the aggregate amount of all Damages exceeds the Deductible, and then only to the extent such Damages exceed the Deductible.

(d)          Except in the case of claims of Fraud and subject to Section 11.7, the Shareholders’ aggregate liability under Section 9.1(a) and Section 9.1(f) shall not exceed the amount of the Indemnification Escrow Amount.  Notwithstanding anything herein to the contrary, except in the case of claims of Fraud and subject to Section 11.7, the Shareholders’ shall have no liability under Section 9.1(a) and Section 9.1(f) following the release of the Indemnification Escrow Amount in accordance with Section 9.7 other than for any Continuing Claim.  This clause (d) shall in no way limit the Parent Indemnified Parties entitlement to any recovery under the Special Indemnification Escrow Fund.

(e)          Except in the case of claims of Fraud and subject to Section 11.7, the Shareholders’ aggregate liability under Section 9.1(g) shall not exceed the sum of the Special Indemnification Escrow Amount and the Indemnification Escrow Amount.

(f)          Except in the case of claims of Fraud and subject to Section 11.7, Parent’s aggregate liability under Section 9.2(a) shall not exceed the amount of the Indemnification Escrow Amount.

(g)          Except in the case of claims of Fraud against the Shareholder who committed such Fraud or if such Shareholder had actual knowledge of Fraud committed by (x) the Company or any of its Subsidiaries or (y) any other Shareholder, the aggregate liability of each Shareholder under this Agreement, or in connection with the transactions contemplated by this Agreement, shall not exceed the portion of the Purchase Price actually received by such Shareholder.

(h)          Except in the case of claims of Fraud against Parent or Merger Sub, the aggregate liability of Parent under this Agreement shall not exceed the Purchase Price actually paid by or on behalf of Parent.

(i)          Except in the case of claims of Fraud against the Company Shareholder who committed such Fraud or if such Shareholder had actual knowledge of Fraud committed by (x) the Company or any of its Subsidiaries or (y) any other Shareholder, any amounts owed by the Shareholders for indemnification to the Parent Indemnified Parties under Section 9.1(a) and Section 9.1(f) shall be satisfied as follows:  (i) first, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a several, and not joint, basis by the Shareholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, (ii) second, against the R&W Policy; provided that this clause (i) shall in no way limit the Buyer Indemnified Parties entitlement to any recovery under the Special Indemnification Escrow Fund.

(j)          Any amounts owed by the Shareholders for indemnification to the Parent Indemnified Parties under Section 9.1(b)-(e) shall be satisfied as follows:  (x) first, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a several and not joint basis by the Shareholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, (y) second, directly against the Shareholders on a several, and not joint, liability basis in accordance with their Pro Rata Portion, subject to the limitation set forth in Section 9.5(d); provided that, in the case of claims of Fraud against such Shareholder who committed such Fraud or if such Shareholder had knowledge of Fraud committed by (x) the Company or any of its Subsidiaries or (y) any other Shareholder, the Parent Indemnified Parties shall not be required to comply with the limitation contained in this Section 9.5(j) solely with respect to such Shareholder.

(k)          Any amounts owed by the Shareholders for indemnification to the Parent Indemnified Parties under Section 9.1(g) shall be satisfied as follows:  (x) first, as a payment by the Escrow Agent from the Special Indemnification Escrow Fund (on a several and not joint basis by the Shareholders to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, (y) second, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a several and not joint basis by the Shareholders to the extent of such funds).

(l)          Any indemnity payment made by the Shareholders to any Parent Indemnified Party, on the one hand, or by Parent to any Shareholder Indemnified Party, on the other hand, pursuant to this Article IX shall be reduced by (A) an amount equal to any insurance proceeds actually received by such indemnified party in respect of such claim (other than proceeds received under the R&W Policy with respect to claims subject to the Initial Retention (as defined in the R&W Policy)) minus the sum of (i) any out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses) relating to the recovery of such proceeds and (ii) any deductibles and increases in premiums as a result of such claim and (B) the actual and permanent cash Income Tax savings recognized in the taxable year in which the applicable Damages are incurred by the Parent Indemnified Party or Shareholder Indemnified Party, as applicable, that results from the Damages giving rise to such indemnity payment, determined using a “with and without” methodology (as determined in good faith by the Parent Indemnified Party or Shareholder Indemnified Party, as applicable).  If any actual and permanent cash Income Tax savings described in the preceding sentence is not recognized until after an applicable indemnification payment is payable, such indemnification payment shall not be reduced by the anticipated cash Tax savings but when such actual and permanent cash Income Tax savings is recognized, the Parent Indemnified Party or Shareholder Indemnified Party, as applicable, shall promptly make a cash payment to the indemnifying party in an amount equal to such actual cash Income Tax savings.

(m)        Notwithstanding anything to the contrary set forth in this Agreement, a Party’s indemnification obligations pursuant to Section 9.1 or Section 9.2 (for the purposes of determining the existence of any inaccuracy or breach of any representation and warranty and calculation of the Damages attributable to such inaccuracy or breach) shall be determined without giving effect to any qualification or exception with respect to “material,” “materiality,” “materially,” “Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty set forth in Article IV; provided, however, that such qualifications will not be disregarded with respect to Section 4.6(a) and (b) and the definition of “Material Contract”.

(n)         Notwithstanding anything to the contrary set forth in this Agreement, in the case of a claim of Fraud perpetrated by any Shareholder (solely in its capacity as a Shareholder and not as a director, officer or employee of the Company and not in connection with the Company’s making of representations and warranties in this Agreement), such Shareholder shall be solely responsible for any Damages arising therefrom.  Any Fraud perpetrated by a Shareholder (solely in its capacity as a Shareholder and not as a director, officer or employee of the Company and not in connection with the Company’s making of reps and warranties in this Agreement) will not be imputed to any other Shareholder that did not commit the Fraud; provided that the foregoing shall not alleviate the indemnification obligations of the Shareholders to any Parent Indemnified Party for Fraud committed by (x) the Company or any of its Subsidiaries or (y) any other Shareholder, or if such Shareholder had knowledge of such Fraud committed by the Company or any of its Subsidiaries, as otherwise set forth in this Article IX.

(o)         The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance or non-compliance with any covenant or obligation, will not affect the right to indemnification, compensation or other remedy based upon such representations, warranties, covenants and obligations.

(p)         Each Shareholder hereby agrees that (i) the availability of indemnification of the Parent Indemnified Parties under this Article IX shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Shareholder may have from the Company or any of its Subsidiaries (whether such rights may arise from or pursuant to applicable Law, Contract, the organizational documents of the Company or any of its Subsidiaries or otherwise), and (ii) such Shareholder shall not be entitled to any indemnification, advancement, contribution or reimbursement from Parent, the Company or any Subsidiary of the Company, or any of their respective Affiliates for amounts for which Parent Indemnified Parties would be entitled to indemnification under this Article IX (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).

(q)         Notwithstanding anything in this Article IX to the contrary, if a claim may be characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different caps, time limitations and other limitations depending on such characterization, then an indemnified party shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert claims permitted in accordance with this Article IX, and may assert the claim under multiple bases for recovery hereunder; provided, however, that the foregoing shall not be interpreted to allow double recovery for the same claim.

(r)          Notwithstanding the foregoing, any Parent Indemnified Party seeking indemnification shall use its reasonable best efforts to pursue recovery under the R&W Policy, directors’ and officers’ tail policy or cyber tail policy, as applicable, with respect to Damages for which they may seek to be indemnified pursuant to this Article IX, only to the extent that such Damages are covered by such policies.

(s)          Solely to the extent required by applicable Law, each indemnified party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.  The reasonable costs and expenses of mitigation hereunder shall constitute indemnifiable Damages under this Agreement.

Section 9.6.          Terms and Conditions of Indemnification.

(a)          Any Party seeking indemnification must give the other Party (provided, however, any notice due to or from a Shareholder shall be made only by or to the Shareholders’ Representative) written notice of the claim for Damages (i) stating in reasonable detail the basis on which indemnification is being asserted and the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach or claim to which such item is related (to the extent known or determinable at such time), (iii) specifying the provision or provisions of this Agreement under which such Damages are asserted, and (iv) including copies of all notices and documents (including court papers) served on or received by the indemnified Party (such notice a “Claim Notice”); provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party (or providing all of the information described above) shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying party thereby is materially prejudiced by such failure to give timely notice or to timely provide such information.  A Claim Notice may be updated and amended from time to time by delivering an updated or amended Claim Notice to other Party, so long as such update or amendment only asserts bases for Damages reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice.  All Claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such Claims for Damages have been finally resolved or satisfied.

(b)         The respective obligations and liabilities of the Parties to indemnify pursuant to this Article IX in respect of any Damages arising from a claim by a third party (a “Third-Party Claim”) shall be subject to the following additional terms and conditions:

(i)          Parent shall have the right to undertake, by counsel or other representatives of its own choosing, the defense, compromise, and settlement of such Third-Party Claim; provided, however, that to the extent Parent is the indemnified party, Parent shall not, without the prior written consent of the Shareholders’ Representative (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of any claim.

(ii)         In the event that Parent is the indemnified party and shall elect not to undertake such defense, or shall fail to defend or fail to diligently prosecute the defense of such Third-Party Claim, the indemnifying party, shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing; provided, however, that the indemnifying party shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of such claim; provided, however, that Parent may withhold its consent in its sole discretion for the compromise or settlement of any claim that (x) seeks an injunction or other equitable relief against Parent, its Subsidiaries or Affiliates (including the Surviving Corporation), (y) includes any admission of guilt, culpability, fault or wrongdoing, or (z) results in money damages that are the responsibility of Parent, its Subsidiaries or Affiliates (including the Surviving Corporation).

(iii)        Notwithstanding anything in this Section 9.6 to the contrary, (A) in the event that the indemnifying party undertakes defense of any claim, the indemnified party shall have the right to participate in the defense, compromise or settlement of the claim at its own cost and expense; provided that if in the reasonable opinion of counsel to the indemnified party, (x) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party or (y) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required and (B) in the event the indemnifying party and the indemnified party are unable to cooperate or agree with respect to the defense, consent, settlement or compromise of any claim, the Parties shall engage an independent arbitrator to consult with the indemnifying party, the indemnified party and their respective counsels and other representatives in connection with such claim, and the decision of the arbitrator as to the defense, consent, settlement or compromise of any claim shall be binding and conclusive upon the Parties to this Agreement.

For purposes of this Article IX, (i) if the Shareholders comprise the indemnifying party, any references to the indemnifying party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Shareholders’ Representative and (ii) if a Shareholder Indemnified Party comprises the indemnified party, any references to the indemnified party (except provisions relating to an obligation to make or a right to receive any payments) will be deemed to refer to the Shareholders’ Representative.  For the avoidance of doubt, in no event shall the Shareholders’ Representative have an obligation to provide any indemnification, have an obligation to pay or incur costs or expenses (other than on behalf of the Shareholders) or otherwise have any liability hereunder.

Section 9.7.          Resolution of Conflicts

(a)          Uncontested Claims.  If, within thirty (30) days after a Claim Notice is delivered to a Party (such 30-day period, the “Objection Period”), the receiving Party either consents in writing to the Claim Notice, or does not contest all or any portion of such Claim Notice in writing to the other Party as provided in Section 11.1, then the receiving Party shall be conclusively deemed to have agreed, on behalf of all indemnifying parties, to the recovery by each applicable indemnified party of the full amount of Damages (or, if a portion of the Claim Notice is contested, the uncontested portion thereof) (subject to the limitations contained in this Article IX) arising out of or resulting from the matters specified in the Claim Notice, including in the case of indemnification by the Shareholders, the delivery to Parent of all or a portion of the Indemnification Escrow Fund and Special Indemnification Escrow Fund, as applicable, to satisfy such Damages and the recovery from the indemnifying parties of any amounts in excess of the Indemnification Escrow Fund and Special Indemnification Escrow Fund, as applicable, (subject to the limitations set forth in this Article IX), and, without further notice, to have stipulated to the entry of a final judgment for damages against the indemnifying parties for such amount in any court having jurisdiction over the matter where venue is proper.

(b)          Contested Claims.  If, during the Objection Period, the Party receiving the Claim Notice delivers to the other Party written notice contesting all or any portion of a Claim Notice (the contested portion, a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Parent and the Shareholders’ Representative or (ii) in the absence of such a written settlement agreement within 30 days following receipt of the written notice of a Contested Claim (or such longer period as agreed in writing by Parent and the Shareholders’ Representative), in accordance with the terms and provisions of Section 9.7(c).

(c)          Resolution of Contested Claims.  If Parent and the Shareholders’ Representative do not enter into a written settlement agreement resolving a Contested Claim during the period contemplated by Section 9.7(b)(ii), either Parent or the Shareholders’ Representative may bring suit in accordance with Section 11.6 to resolve the Contested Claim.  Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.  Notwithstanding the foregoing, if Parent and the Shareholders’ Representative mutually agree in their sole discretion, Parent and the Shareholders’ Representative may submit a Contested Claim to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.

(d)          Payment of Claims.  If any Damages are determined or agreed to be owed to any Parent Indemnified Party in accordance with this Section 9.7 (such amount, the “Owed Amount”), then, (i) with respect to any such Owed Amount that, pursuant to the terms of this Agreement, shall be satisfied by amounts remaining in the Indemnification Escrow Fund or the Special Indemnification Escrow Fund, as applicable, the Shareholders’ Representative and Parent shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Parent from the Indemnification Escrow Fund or the Special Indemnification Escrow Fund, as applicable, the Owed Amount (or, if such amount exceeds the amounts then remaining in the Indemnification Escrow Fund or Special Indemnification Escrow Fund, as applicable, the entire remaining Indemnification Escrow Fund and Special Indemnification Escrow Fund, as applicable) and (ii) with respect to any such Owed Amount that, pursuant to the terms of this Agreement, a Parent Indemnified Party shall be entitled to recover directly from a Shareholder, each Shareholder required to provide such indemnification shall, as promptly as reasonably practicable following the date such Owed Amount is determined or agreed to be owed, pay to such Parent Indemnified Party in immediately available funds the amounts owed by such Shareholder.

Section 9.8.          Indemnification Escrow Fund and Special Indemnification Escrow Fund.

(a)          Within five (5) Business Days following the eighteen (18) month anniversary of the Closing Date (the “Escrow Release Date”), Parent and the Shareholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Indemnification Escrow Fund (pursuant to the Escrow Agreement) in an amount equal to:  (i) the Indemnification Escrow Fund remaining as of the Escrow Release Date, minus (ii) any amounts asserted in good faith by Parent in any Claim Notice with respect to a claim subject to the Indemnification Escrow Fund delivered to the Shareholders’ Representative at or prior to 11:59 p.m.  (New York time), on the Escrow Release Date, but not resolved, at or prior to such time (each such claim a “Continuing General Claim” and, such amount, the “Retained General Indemnity Amount”) for further distribution by (x) the Paying Agent to the Shareholders (other than the holders of Vested Company Stock Options) that delivered a properly executed Letter of Transmittal in accordance with such Shareholder’s Capital Stock Pro Rata Portion and (y) the Surviving Corporation to each holder of Vested Company Stock Options that delivered a properly executed Option Surrender Agreement in accordance with such Shareholder’s Option Pro Rata Portion, such amount to be paid by the Surviving Corporation to each such Shareholder through its standard payroll procedures, less any applicable withholding, no later than five (5) Business Days after the first or second regularly scheduled payroll date following the date that the Surviving Corporation receives such amount form the Escrow Agent.  The Escrow Agent shall continue to hold the Retained General Indemnity Amount in accordance with Section 9.8(c) and the Escrow Agreement.

(b)          Within five (5) Business Days following the Escrow Release Date, Parent and the Shareholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Special Indemnification Escrow Fund (pursuant to the Escrow Agreement) in an amount equal to:  (i) the Special Indemnification Escrow Fund remaining as of the Escrow Release Date, minus (ii) any amounts asserted in good faith by Parent in any Claim Notice with respect to a claim subject to the Special Indemnification Escrow Fund delivered to the Shareholders’ Representative at or prior to 11:59 p.m.  (New York time), on the Escrow Release Date, but not resolved, at or prior to such time (each such claim a “Continuing Special Claim” and, such amount, the “Retained Special Indemnity Amount”) for further distribution by (x) the Paying Agent to the Shareholders (other than the holders of Vested Company Stock Options) that delivered a properly executed Letter of Transmittal in accordance with such Shareholder’s Capital Stock Pro Rata Portion and (y) the Surviving Corporation to each holder of Vested Company Stock Options that delivered a properly executed Option Surrender Agreement in accordance with such Shareholder’s Option Pro Rata Portion, such amount to be paid by the Surviving Corporation to each such Shareholder through its standard payroll procedures, less any applicable withholding, no later than five (5) Business Days after the first or second regularly scheduled payroll date following the date that the Surviving Corporation receives such amount form the Escrow Agent.  The Escrow Agent shall continue to hold the Retained Special Indemnity Amount in accordance with Section 9.8(c) and the Escrow Agreement.  As used in this Agreement, “Continuing Claim” shall mean, as context requires, a Continuing General Claim or a Continuing Special Claim, and “Retained Indemnity Amount” shall mean, as context requires, the Retained General Indemnity or the Retained Special Indemnity Amount.

(c)          Following the Escrow Release Date, within two (2) Business Days after resolution and payment of a Continuing Claim, or to the extent that Parent determines in good faith that any portion of the Retained Indemnity Amount is no longer reasonably necessary to satisfy all indemnification obligations referred to in Section 9.7(c), Parent and the Shareholders’ Representative shall jointly instruct the Escrow Agent to release to the Paying Agent and the Surviving Corporation, as applicable, from the Indemnification Escrow Fund or Special Indemnification Escrow Fund, as applicable, (pursuant to the Escrow Agreement) in an amount equal to (i) the Retained Indemnity Amount as of the date of such resolution and payment or the date of such determination, as the case may be (as reduced from time to time pursuant to the terms of this Agreement), minus (ii) the Retained Indemnity Amount related to any unresolved Continuing Claims (which amounts will continue to be held as the Retained Indemnity Amount pursuant to the Escrow Agreement and this Section 9.8(c)) for further distribution by (i) the Paying Agent to the Shareholders (other than the holders of Vested Company Stock Options) that delivered a properly executed Letter of Transmittal in accordance with such Shareholder’s Capital Stock Pro Rata Portion and (ii) the Surviving Corporation to each Shareholder that holds Vested Company Stock Options, that delivered a properly executed Option Surrender Agreement in accordance with such Shareholder’s Option Pro Rata Portion, such amount to be paid by the Surviving Corporation to each such Shareholder through its standard payroll procedures, less any applicable withholding, no later than five (5) Business Days after the first or second regularly scheduled payroll date following the date that the Surviving Corporation receives such amount form the Escrow Agent.  Upon final resolution of all Continuing Claims, Parent and the Shareholders’ Representative shall jointly instruct the Escrow Agent to release any remaining portion of the Retained Indemnity Amount in accordance with this Section 9.8(c) and the Escrow Agreement.

ARTICLE X.  CERTAIN TAX MATTERS

Section 10.1.       Tax Returns; Tax Contests.  Parent shall file, or cause the Company to file, all Tax Returns of the Company or any of its Subsidiaries that are due after the Closing Date with respect to any Pre-Closing Tax Period (including any Straddle Period).  Parent shall control any audit or other administrative or judicial proceeding related to any Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, including any Straddle Period (a “Pre-Closing Tax Contest”); provided that, if any Pre-Closing Tax Contest could reasonably be expected to give rise to an indemnification claim pursuant to Section 9.1, Parent shall promptly notify Shareholders’ Representative of the initiation of such Pre-Closing Tax Contest and keep the Shareholders’ Representative reasonably apprised of all material developments with respect to such Pre-Closing Tax Contest.

Section 10.2.       Transfer Taxes.  Notwithstanding anything to the contrary herein, all real estate transfer, stock transfer, documentary, sales, use, stamp, recording and other similar Taxes (including any related penalties, additions to Tax and interest) imposed in respect of the Merger, excluding, for the avoidance of doubt, any Taxes imposed on or measured by income, profits or gains, which shall be payable one hundred percent (100%) by the Shareholders (such non-excluded Taxes, “Transfer Taxes”), shall be paid fifty percent (50%) by Parent and fifty percent (50%) by the Shareholders.  If any amount of Transfer Taxes is known prior to Closing (or the finalization of the Purchase Price pursuant to Section 3.3), the Shareholders’ fifty percent (50%) share of such Transfer Taxes shall be included as a Company Transaction Expense.  With respect to any Tax Returns and other documentation in respect of Transfer Taxes required to be filed by Parent, the Company or any of their respective Affiliates, Parent shall file or cause the Company to file all necessary Tax Returns and other documentation with respect to all Transfer Taxes and the Shareholders’ shall, no later than two (2) Business Days prior to the due date for filing each such Tax Return, pay to Parent fifty percent (50%) of all Transfer Taxes attributable to such Tax Return (to the extent not treated as a Company Transaction Expense).  With respect to any Tax Returns and other documentation in respect of Transfer Taxes required to be filed by the Shareholders or any of their respective Affiliates, the Shareholders’ shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all Transfer Taxes and Parent or the Company shall, no later than two (2) Business Days prior to the due date for filing each such Tax Return, pay to the Shareholders’ fifty percent (50%) of all Transfer Taxes attributable to such Tax Return.  The Parties shall cooperate in securing any available exemptions from or reductions in any Transfer Taxes and in providing any required signatures or authorizations.  Notwithstanding anything to the contrary in this Agreement, the Shareholders’ Representative shall have no obligation to prepare or file any Tax Return.

Section 10.3.       Tax Sharing Agreements.  All Tax Sharing Agreements between the Company and/or any of its Subsidiaries on the one hand, and any Shareholders and/or any Affiliates of any Shareholders on the other hand, shall be terminated or modified prior to the Closing so as to cause there to be no continuing liability on the part of the Company or any of its Subsidiaries.

Section 10.4.       Tax Treatment of Indemnification Payments.  Unless otherwise required by applicable Laws, any indemnification payment made pursuant to Article IX of this Agreement shall be treated by all parties as an adjustment to the purchase price for all applicable U.S. federal, state, local and non-U.S. Income Tax purposes.

Section 10.5.       Allocation of Taxes with Respect to Straddle Periods.  For all purposes of this Agreement, any Tax liability with respect to any Straddle Period shall be apportioned between the pre-Closing and post-Closing portions of such Straddle Period based on an interim closing of the books as of the end of the Closing Date, except for any ad valorem property or similar Taxes, which shall be prorated on a daily basis.  Notwithstanding anything to the contrary in the preceding sentence, any Parent Closing Date Tax shall be allocable to the post-closing portion of the applicable Straddle Period.

Section 10.6.        Post-Closing Tax Actions.  Until after such time as there are no funds remaining in the Special Indemnification Escrow Fund or Indemnification Escrow Fund, in each case, with which to indemnify any Purchaser Indemnified Party in respect of any Tax claim, without the prior written consent of the Shareholders’ Representative (not to be unreasonably withheld, delayed or conditioned) neither Parent nor any of its Affiliates (including the Company and its Subsidiaries following the Closing) shall (A) voluntarily amend (i.e., not amend as the result of any Tax audit or other Tax controversy) any Tax Return of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period, (B) initiate any voluntary disclosure agreements or similar procedures with respect to any Tax matter of the Company or any of its Subsidiaries with respect to any Pre-Closing Tax Period or (C) voluntarily make or change any Tax election or voluntarily change any method of Tax accounting with respect to any Pre-Closing Tax Period.

ARTICLE XI.   MISCELLANEOUS

Section 11.1.        Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email (provided that no “bounce back” or similar message of non-delivery is received with respect thereto); provided that, with respect to notices delivered to the Shareholders’ Representative, such notices must be delivered solely via email by way of a PDF attachment thereto (provided that no “bounce back” or similar message of non-delivery is received with respect thereto).  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)          if to Parent, Merger Sub or the Surviving Corporation:

Shutterstock, Inc.
350 Fifth Avenue, 21st Floor
New York, New York 10118
Attention:  General Counsel
Email:  counsel@shutterstock.com

with a copy to (which shall not constitute notice):

Cahill Gordon & Reindel LLP
32 Old Slip
New York, New York 10005
Attention:  Kimberly C. Petillo-Décossard, Esq. & Ross E. Sturman, Esq.
Email:  kpetillo-decossard@cahill.com & rsturman@cahill.com

(b)         if, prior to the Closing, to the Company:

Pond5, Inc.
251 Park Avenue South, 7th Floor
New York, NY 10010
Attention:  Legal Department
Email:  legal@Pond5.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attention:  Daniel A. Lang; Andrew R. Pusar
Email:  DLang@goodwinlaw.com; APusar@goodwinlaw.com

if to the Shareholders’ Representative:

Fortis Advisors LLC
Attention:  Notices Department (Project Piranha)
Email:  notices@fortisrep.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attention:  Daniel A. Lang; Andrew R. Pusar
Email:  DLang@goodwinlaw.com; APusar@goodwinlaw.com

Section 11.2.        Interpretation.  The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents, headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection.  All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References (i) to “$” and “dollars” are to the currency of the United States (and to the extent any amounts are not referenced in the currency of the United States, such amounts shall be calculated on an as  converted basis to the currency of the Unites States using the spot exchange rate as of the close of business on the Closing Date) and (ii) to “days” shall be to calendar days unless otherwise indicated.  References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively.  No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, U.S.A., unless otherwise specified.  Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date).  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms.  It is the intention of the parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.  References to “this Agreement” shall include the Company Disclosure Schedules.  The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.  The phrases “provided to Parent” or “made available to Parent” (and any similar phrases) shall mean the posting by the Company, the Shareholders or their respective Representatives of the various materials, documents and information produced by or on behalf of the Company or the Shareholders throughout Parent’s due diligence review process to the Virtual Data Room up until two (2) Business Days prior to the date of this Agreement.  When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.  The terms “will” and “shall” are to be interpreted to have the same meaning.  In this Agreement, for the purpose of Czech Subsidiary, (i) the “officer” means any executive director (in Czech jednatel) and (ii) employees means also Czech Contractors where relevant or where not implied otherwise.

Section 11.3.        Company Disclosure Schedules.  The disclosure of any matter in the Company Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of the Company Disclosure Schedules as and to the extent that the relevance of such matter to such other Section is reasonably apparent on its face.  The disclosure of any matter in the Company Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the Company or any Shareholder not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the Company’s representations and warranties in this Agreement.  Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item or matter in any Company Disclosure Schedule is intended to imply that that such amount, or higher or lower amounts, or the item or matter so included or other items or matters, are or are not material, and no Party shall use the fact that such amount, item or matter has been set forth in any Company Disclosure Schedule in any dispute or controversy between the Parties as to whether any amount, item or matter not described herein or included in any Company Disclosure Schedule is or is not material or is or is not in the ordinary course of business, in each case for purposes of this Agreement.

Section 11.4.       Counterparts.  This Agreement may be executed and delivered (including via facsimile or scanned pdf image or other electronic means) in two or more counterparts, each of which shall be deemed to be an original instrument, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 11.5.       Entire Agreement.  This Agreement (including the Ancillary Agreements the exhibits and schedules hereto and the other instruments referred to herein) and the Confidentiality Agreement, constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 11.6.        Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.  Each of the Parties hereto hereby consents to the jurisdiction of the state and federal courts located in the State of Delaware, to the exclusion of any other jurisdiction, for the purposes of all legal Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (including any Letter of Transmittal or Option Surrender Agreement delivered by a Company Shareholder).  Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such Proceeding which is brought in accordance with this Section has been brought in an inconvenient forum.  Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.  Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER ANCILLARY AGREEMENT ENTERED INTO IN CONNECTION HEREWITH OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY LETTER OF TRANSMITTAL OR OPTION SURRENDER AGREEMENT DELIVERED BY A COMPANY SHAREHOLDER).  EACH PARTY HERETO EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES) IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY LETTER OF TRANSMITTAL OR OPTION SURRENDER AGREEMENT DELIVERED BY A COMPANY SHAREHOLDER).  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.

Section 11.7.        Specific Performance.  Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party would be irreparably and immediately harmed and could not be made whole by monetary damages.  It is accordingly agreed that the Parties (a) shall be entitled to seek, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 11.6 and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law.  Notwithstanding the foregoing, it is explicitly agreed that the right of a Party to seek specific performance or other equitable remedies shall be subject to the requirements that all of the conditions to Closing set forth in Article XI were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the breach alleged by the non-breaching Party.

Section 11.8.        Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, provided, however, that Parent, Merger Sub or the Surviving Corporation may assign its rights hereunder to one or more of its Affiliates without the written consent of any other Party at any time.

Section 11.9.       Amendment.  This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed on behalf of each of Parent, Merger Sub, and the Company.  This Agreement may not be amended after the Effective Time except by an instrument in writing signed on behalf of Parent and the Shareholders’ Representative.

Section 11.10.      Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.11.      Confidentiality.

(a)          The terms of the Confidentiality Agreement shall continue in full force and effect up to the Effective Time in accordance with its terms (and any information shared under Section 6.2 shall be subject to the Confidentiality Agreement) and are incorporated by reference herein.  Except as required by applicable Law or any listing agreement with any national securities exchange, each party hereto shall maintain the confidentiality of the terms of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby.  If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(b)         The Shareholders’ Representative acknowledges that the success of the Company and its Subsidiaries after the Effective Time depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Company and its Subsidiaries (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials:  methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, Intellectual Property Rights and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”) accessed or possessed by the Shareholders’ Representative and its Affiliates and that the preservation of the confidentiality of such information by the Company and its Subsidiaries (before the Effective Time), the Shareholders, the Shareholders’ Representative and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement.  The Shareholders’ Representative shall hold, and shall cause its Representatives to hold, in confidence and not disclose to any other Person or use (other than for the purposes of performing the obligations of the Shareholders’ Representative under this Agreement, or enforcing the rights of the Shareholders’ Representative or the Shareholders under this Agreement and the Ancillary Agreements), any Confidential Information.  Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by applicable Law, so long as the disclosing party (x) provides prior written notice thereof to the party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential.

Section 11.12.      Further Assurances.  Each Party shall, without further consideration (unless otherwise provided for herein), take such further action (including the execution and delivery of such further documents and instruments and the making or obtaining of any consents not made or obtained prior to the Closing) as the other Party reasonably requests in order to carry out the purposes of this Agreement and the Ancillary Agreements.

Section 11.13.      Press Releases and Announcements.  No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of all other Parties; provided, however, that any Party may make any public disclosure that is required by Law or, in the case of Parent, pursuant to the requirements set forth in its or its subsidiaries’ debt documents and in accordance with the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or the NASDAQ Stock Market (in which case the disclosing Party will advise the other Parties as promptly as practicable prior to making the disclosure and will consider in good faith any suggestions with respect to the content thereof); provided, further, that Parent may issue a press release upon each of the signing of this Agreement and Closing announcing such signing or closing, as applicable, and describing the Merger and the transactions related thereto, in each case upon the prior delivery of a draft of such press release to the Company or, after Closing, the Shareholders’ Representative and considering in good faith reasonable comments from the Company or the Shareholders’ Representative.  In addition, none of the Company, the Shareholders, any Subsidiary of the Company or the Shareholders’ Representative shall make any communication to any suppliers, lenders, creditors, distributors, employees, customers, other contracting parties or others having business or financial relationships with the Company or any of its Subsidiaries pertaining to this Agreement and the transactions contemplated herein without the prior written approval of Parent, which approval may not be unreasonably withheld, conditioned or delayed.  For the avoidance of doubt, nothing in this Section 11.13 shall prevent a Party from having contact or communications with such suppliers, lenders, creditors, distributors, employees, customers or other contracting parties in the ordinary course of business and unrelated to this Agreement or the transactions contemplated hereby.

Section 11.14.      No Third-Party Beneficiaries.  Except as contemplated by Section 6.7, Section 8.2, Article IX, and for the Shareholders that are intended third-party beneficiaries pursuant to Article II, Article III and this Article XI, nothing in this Agreement will confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person (including any employee or former employee of the Company or any Subsidiary of the Company) other than the Parties hereto and their respective successors or permitted assigns, or otherwise constitute any Person a third-party beneficiary under or by reason of this Agreement.  Nothing in this Agreement, express or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture.  From and after the Effective Time, all of the Persons identified as third-party beneficiaries pursuant to this Section 11.14 shall be entitled to enforce such provisions and to avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if such Persons were parties to this Agreement.

Section 11.15.      Expenses.  Except as otherwise expressly provided herein or in any Ancillary Agreement, all (i) Company Transaction Expenses shall be the responsibility of the Shareholders and (ii) fees, costs and expenses incurred by Parent or Merger Sub in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of legal counsel, financial advisors and accountants, shall be paid by Parent; provided, however, that all Company Transaction Expenses incurred by the Company shall be paid by the Company at or prior to the Closing.  Any Company Transaction Expenses incurred by the Company and unpaid at or prior to the Closing, however arising, shall be paid by the Shareholders without contribution by the Company, the Surviving Corporation, Merger Sub or Parent through an adjustment to the Closing Date Purchase Price.

Section 11.16.      Receipt of Payments.  From and after the Closing, if any Shareholder shall receive any payment in respect of the Business, then such Shareholder shall promptly, and in any event no later than ten (10) calendar days, following the date such Shareholder became aware of its receipt of such payment, notify Parent of such payment and remit such payment to Parent by wire transfer of immediately available funds, to an account designated by Parent, without set-off or deduction of any kind (except as required by applicable Law).  Each Shareholder agrees that it shall hold any amounts received by it to which Parent is entitled under this Section 11.16 in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.

Section 11.17.      Shareholders’ Representative.

(a)          By virtue of the adoption and approval of this Agreement and approval of the Merger and/or acceptance of any consideration pursuant to this Agreement or by signing the Shareholder Consent or the Letter of Transmittal and receiving the benefits thereof and without any further action of any of the Shareholders or the Company, the Shareholders have constituted, appointed and empowered and hereby do appoint Fortis Advisors LLC, a Delaware limited liability company, as the Shareholders’ Representative, for the benefit of the Shareholders, and as the exclusive agent and attorney-in-fact under this Agreement, the Escrow Agreement and the Paying Agent Agreement to act on behalf of each Shareholder effective as of the Closing, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to:  (i) execute this Agreement, the Ancillary Agreements and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Parent of all or any portion of the Escrow Fund, in satisfaction of purchase price adjustment claims, indemnification claims or other claims contemplated by this Agreement or as provided in the Escrow Agreement or Paying Agent Agreement, (iii) negotiate, execute and deliver such waivers, consents and amendments as the Shareholders’ Representative, in its sole discretion, may deem necessary or desirable; (iv) enforce and protect the rights and interests of the Shareholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement or the Ancillary Agreements and the transactions provided for herein and therein, and to take any and all actions which the Shareholders’ Representative believes are necessary or appropriate under this Agreement or the Ancillary Agreements for and on behalf of the Shareholders, including consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Company and their respective Representatives regarding such claims, and, in connection therewith, to:  (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Company or any other Person, or by any Governmental Entity against the Shareholders’ Representative and/or any of the Shareholders, and receive process on behalf of any or all Shareholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Shareholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Shareholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Ancillary Agreements; (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Shareholders’ Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; and (F) use the Expense Fund to satisfy any expenses incurred by the Shareholders’ Representative in connection with fulfilling its obligations hereunder from and after the Closing Date (including the fees and expenses of any Independent Auditor pursuant to Article III or Article X and any Transfer Taxes payable by the Shareholders pursuant to Article X); (v) refrain from enforcing any right of the Shareholders arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Shareholders’ Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Shareholders’ Representative or by the Shareholders unless such waiver is in writing signed by the waiving party or by the Shareholders’ Representative; (vi) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Shareholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (vii) engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Shareholders in connection with any matter arising under this Agreement; (viii) collect, hold and disburse the Expense Fund, in accordance with the terms of this Agreement or the Ancillary Agreements; and (ix) take or refrain from taking any or all of the foregoing actions and do or refrain from doing any further act or deed on behalf of the Shareholders relating to the subject matter of this Agreement, the Escrow Agreement and the Paying Agent Agreement which the Shareholders’ Representative deems necessary or appropriate in its sole discretion.  Notwithstanding the foregoing, the Shareholders’ Representative shall have no obligation to act on behalf of the Shareholders, except as expressly provided herein, in the Escrow Agreement, in the Paying Agent Agreement and in the Shareholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Shareholders’ Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedules.

(b)          Without limiting the generality of the above, by virtue of the adoption and approval of this Agreement and approval of the Merger or by signing the Shareholder Consent or the Letter of Transmittal and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Shareholder grants unto the Shareholders’ Representative full power and authority to do and perform each and every act and thing as described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Shareholders’ Representative may lawfully do or cause to be done by virtue hereof.  Each Shareholder further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Shareholders’ Representative of any documents executed by the Shareholders’ Representative pursuant to this Section 11.17, such Shareholder shall be bound by such documents as fully as if such Shareholder had executed and delivered such documents.  No bond shall be required of the Shareholders’ Representative.  Any and all actions taken by the Shareholders’ Representative on behalf of the Shareholders shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all of the Shareholders and each Shareholder’s successors as if expressly confirmed and ratified in writing by each such Shareholder.  The Shareholders shall cooperate with the Shareholders’ Representative and any accountants, attorneys or other agents whom the Shareholders’ Representative may retain to assist in carrying out the Shareholders’ Representative duties hereunder.  The Parties acknowledge that the Shareholders’ Representative obligations under this Section 11.17 are solely as a representative of the Shareholders as set forth in this Agreement.

(c)          Certain Shareholders have entered into an engagement agreement (the “Shareholders’ Representative Engagement Agreement”) with the Shareholders’ Representative to provide direction to the Shareholders’ Representative in connection with its services under this Agreement, the Escrow Agreement, the Paying Agent Agreement and the Shareholders’ Representative Engagement Agreement (such Shareholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”).  The Shareholders’ Representative shall be entitled to (a) receive reimbursement from the Shareholders for all expenses and charges incurred by the Shareholders’ Representative in connection with the performance of their duties and the fulfillment of their obligations under this Agreement, and (b) be indemnified by the Shareholders.  Neither the Shareholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Shareholders’ Representative Group”) shall incur liability or responsibility whatsoever to any Shareholder by reason of any error in judgment or any act or omission performed or omitted hereunder or otherwise in connection with the acceptance or administration of the Shareholders’ Representative’s responsibilities hereunder, under the Escrow Agreement, under the Paying Agent Agreement or under the Shareholders’ Representative Engagement Agreement, excepting and only to the extent any such act or failure to act is finally judicially determined to constitute Fraud, gross negligence, bad faith or willful misconduct.  Without limiting the generality of the foregoing, the Shareholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders’ Representative pursuant to such advice shall in no event subject the Shareholders’ Representative Group to Liability to any Shareholder.  Each Shareholder shall indemnify, defend and hold harmless, severally and not jointly, based on such Shareholder’s Pro Rata Portion, the Shareholders’ Representative Group from and against all losses, damages, liabilities, claims, obligations, fines, fees, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ and professionals’ fees and the amount of any judgment against them, of any nature whatsoever (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Shareholders’ Representative hereunder , or otherwise arising out of or in connection with the acceptance or administration of the Shareholders’ Representative’s duties hereunder, under the Escrow Agreement, under the Paying Agent Agreement or under the Shareholders’ Representative Engagement Agreement (collectively, the “Shareholders’ Representative Expenses”); provided that, in the event that any such indemnified Shareholders’ Representative Expense is finally adjudicated to have been primarily caused by Fraud, gross negligence, bad faith or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Shareholders the amount of such indemnified Shareholders’ Representative Expense attributable to such Fraud, gross negligence, bad faith or willful misconduct.  Shareholders’ Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of the Escrow Amount and any other amounts otherwise distributable to the Shareholders at the time of distribution, and third, directly from the Shareholders.  Without limiting the generality of the foregoing, the Shareholders’ Representative shall have the right to recover, at its sole discretion, from the Expense Fund, prior to any distribution to the Shareholders, any amounts to which they are entitled pursuant to the expense reimbursement and indemnification provisions of this Section 11.17(c).  In the event that any amounts (individually or in the aggregate) to which the Shareholders’ Representative is entitled or is obligated to pay pursuant to the foregoing exceed the Expense Fund, upon written notice from the Shareholders’ Representative to the Shareholders as to the existence of such a deficiency, each Shareholder shall promptly deliver to the Shareholders’ Representative full payment of such Shareholder’s Pro Rata Portion of the amount of such deficiency.  The Shareholders acknowledge that the Shareholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement, the Shareholders’ Representative Engagement Agreement or the transactions contemplated hereby or thereby.  Furthermore, the Shareholders’ Representative shall not be required to take any action unless the Shareholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Shareholders’ Representative against the costs, expenses and liabilities which may be incurred by the Shareholders’ Representative in performing such actions.  The Shareholders’ Representative shall be entitled to:  (i) rely upon the Allocation Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Shareholder or other party.

(d)          Notwithstanding anything to the contrary contained in this Agreement, the Shareholders’ Representative shall establish such terms and procedures for administering, investing and disbursing any amounts from the Expense Fund, as it may determine in its reasonable judgment to be necessary, advisable or desirable to give effect to the provisions of this Agreement.  Without limiting the generality of the foregoing, the following shall apply:  (i) the Expense Fund shall be held by the Shareholders’ Representative in a segregated client account and shall be used for the purposes of paying directly or reimbursing the Shareholders’ Representative for any Shareholders’ Representative Expenses incurred pursuant to this Agreement, the Escrow Agreement, the Paying Agent Agreement or any Shareholders’ Representative Engagement Agreement, or as otherwise determined by the Advisory Group; (ii) the Shareholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its Fraud, gross negligence, bad faith or willful misconduct; (iii) as between the Shareholders and the Shareholders’ Representative, the Shareholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations; (iv) the Shareholders will not receive any interest on the Expense Fund and assign to the Shareholders’ Representative any such interest; (v) subject to Advisory Group approval, the Shareholders’ Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Shareholders; and (vi) as soon as reasonably determined by the Shareholders’ Representative that the Expense Fund is no longer required to be withheld, the Shareholders’ Representative shall distribute the remaining Expense Fund (if any) to the Paying Agent on behalf of the Shareholders (other than the holders of Vested Company Stock Options) or the Surviving Corporation (in the case of holders of Vested Company Stock Options), as applicable, for further distribution to the Shareholders.

(e)          The Shareholders’ Representative may resign at any time, and may be removed or replaced by the vote of Shareholders with a majority of the Pro Rata Portion of the Purchase Price.  All of the indemnities and immunities granted to the Shareholders’ Representative Group under this Agreement shall survive the resignation or removal of the Shareholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement, the Escrow Agreement or the Paying Agent Agreement.

(f)          The grant of authority, powers, immunities and rights to indemnification in favor of the Shareholders’ Representative Group provided for herein (i) are coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Shareholder and shall be binding on any successor thereto, (ii) shall survive the delivery of an assignment by any Shareholder of the whole or any fraction of his, her or its interest in the Escrow Amount and (iii) shall survive the consummation of the transactions contemplated by this Agreement.  Any action taken by the Shareholders’ Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Shareholder notwithstanding any contrary action of or direction from such Shareholder and no Shareholder shall have any right to object, dissent, protest or otherwise contest the same, except for actions or omissions of the Shareholders’ Representative constituting Fraud, gross negligence, bad faith or willful misconduct.

(g)          Parent acknowledges and agrees that the Shareholders’ Representative is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby.  Accordingly, each of Parent and Merger Sub acknowledges and agrees that the Shareholders’ Representative shall have no liability to, and shall not be liable for any losses of, any of Parent or Merger Sub in connection with any obligations of the Shareholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be finally adjudicated to have been directly and primarily caused by Fraud, gross negligence, bad faith or willful misconduct by the Shareholders’ Representative in connection with the performance of its obligations hereunder.

Section 11.18.      No Other Representations; Non-Recourse.

(a)          Except as expressly set forth in Article IV (as modified by the Company Disclosure Schedules) and the certificate required to be delivered pursuant to Section 7.2(d), neither the Company or its Subsidiaries nor any other Person makes any representation or warranty, express or implied, at law or in equity, by statute or otherwise.  Any such other representations or warranties are hereby expressly disclaimed, including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, none of the Company or its Subsidiaries nor any other Person makes any representation or warranty to Parent or Merger Sub with respect to any projections, estimates or budgets heretofore delivered to or made available to Parent, Merger Sub or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of the Company.  Except as expressly set forth in Article V and the certificate required to be delivered pursuant to Section 7.3(c), none of Parent, Merger Sub nor any other Person makes any representation or warranty, express or implied, at law or in equity, by statute or otherwise.  Any such other representations or warranties are hereby expressly disclaimed including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose.  Notwithstanding anything to the contrary, none of Parent, Merger Sub nor any other Person makes any representation or warranty to the Company or the Shareholders with respect to any projections, estimates or budgets heretofore delivered to or made available to the Company, Shareholders or their respective counsel, accountants or advisors of future revenues, expenses or expenditures or future results of operations of Parent or any of its Subsidiaries (including, after the Effective Time, the Surviving Corporation).

(b)          Each of Parent and Merger Sub is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder.  Each of Parent and Merger Sub has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement.  Parent and Merger Sub acknowledge and agree that they are relying exclusively on the representations set forth in Article IV (as modified by the Company Disclosure Schedules), the certificate required to be delivered pursuant to Section 7.2(d), the indemnification provisions of Article IX and their own examination and investigation of the Company and its Subsidiaries and that they are not relying on any other statements or documents whenever, wherever and however made.

Section 11.19.      Waiver of Conflicts; Privilege.

(a)          Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Company and its Subsidiaries, the Shareholders’ Representative and each of the Shareholders in connection with the negotiation of this Agreement, the Ancillary Agreements and consummation of the transactions contemplated hereby and thereby.

(b)          Parent hereby irrevocably waives and agrees not to assert, and agrees to cause the Company and its Subsidiaries to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Company and its Subsidiaries and (ii) Goodwin’s representation of the Shareholders’ Representative and the Shareholders prior to and after the Closing.  For the avoidance of doubt, the conflict waiver effected by this Section 11.19(b) shall apply only to waivable conflicts of interest in accordance with the applicable Rules of Professional Conduct.

(c)          Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all privileged communications in any form or format whatsoever between or among Goodwin, on the one hand, and the Company, the Subsidiaries of the Company, the Shareholders’ Representative and/or any Shareholder, or any of their respective directors, officers, employees or other representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement, unless adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to the Shareholders’ Representative and the Shareholders, shall be controlled by the Shareholders’ Representative on behalf of the Shareholders and shall not pass to or be claimed by Parent, the Company or any of its Subsidiaries.

(d)          Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of its Subsidiaries, on the one hand, and a third party other than the Shareholders’ Representative or a Shareholder, on the other hand, Parent, the Company or the Company’s Subsidiaries may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Parent, the Company or the Company’s Subsidiaries may waive such privilege without the prior written consent of the Shareholders’ Representative.  In the event that Parent, the Company or the Company’s Subsidiaries is legally required by court or governmental Order or otherwise to access, obtain or produce a copy of all or a portion of the Privileged Deal Communications, Parent shall immediately (and, in any event, within five (5) Business Days) notify the Shareholders’ Representative in writing (including by making specific reference to this Section 11.19(d)) so that the Shareholders’ Representative can seek a protective Order.  Parent agrees to use commercially reasonable efforts to assist the Shareholders’ Representative in seeking the entry of such protective Order, but the burden (including fees and costs) of seeking entry of such protective Order shall be borne by the Shareholders’ Representative (on behalf of the Shareholders).  Moreover, nothing herein shall be construed as requiring the Parent, the Company or the Company’s Subsidiaries to challenge or appeal any Order requiring access to, or production of, the Privileged Deal Communications, or to subject themselves to any penalties for non-compliance with any legal process or Order.  In the event that any Shareholder is legally required by a court or governmental Order or otherwise to access a copy of or disclose all or a portion of the Privileged Deal Communications in such Shareholders’ possession, such Shareholder shall notify Parent in writing of such request.

(e)          To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Shareholders’ Representative and the Shareholders shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Privileged Deal Communications by reason of any attorney-client relationship between Goodwin, on the one hand, and the Company or the Company’s Subsidiaries, on the other hand.

(f)          Parent further agrees, on behalf of itself and, after the Closing, on behalf of the Company and its Subsidiaries, that all communications in any form or format whatsoever between or among any of Goodwin, the Company, the Company’s Subsidiaries, the Shareholders’ Representative and/or any Shareholder, or any of their respective directors, officers, employees or other representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement and that are not Privileged Deal Communications (collectively, the “Non-Privileged Deal Communications”), shall also belong solely to the Shareholders’ Representative and the Shareholders, shall be controlled by the Shareholders’ Representative on behalf of the Shareholders and ownership thereof shall not pass to or be claimed by Parent, the Company or the Company’s Subsidiaries.

(g)         Subject to the provisions of Section 11.19(d) above, Parent agrees that it will not, and that it will cause the Company and the Company’s Subsidiaries not to, (i) access or use the Privileged Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have the Shareholders’ Representative or any Shareholder waive the attorney-client or other privilege, or by otherwise asserting that Parent, the Company or the Company’s Subsidiaries has the right to waive the attorney-client or other privilege, (ii) seek to obtain the Privileged Deal Communications from Goodwin or (iii) access or use the Non-Privileged Deal Communications, including by way of review of any electronic data, communications or other information.  In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing the Company, the Company’s Subsidiaries, the Shareholders’ Representative and/or any Shareholder, or any of their respective directors, officers, employees or other representatives takes any action to protect from access or remove from the premises of the Company or the Company’s Subsidiaries (or any offsite back-up or other facilities) any Privileged Deal Communications or Non-Privileged Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Privileged Deal Communications or Non-Privileged Deal Communications.

(h)         Notwithstanding the foregoing, Parent shall not be in breach of this Agreement solely as a result of inadvertent access to any Privileged Deal Communications or Non-Privileged Deal Communications.

(i)          The Shareholders acknowledge and agree that, except as otherwise set forth above relating to the Privileged Deal Communications and Non-Privileged Deal Communications, all other confidential and privileged information relating to the Company and any of the Company’s Subsidiaries belong to the Company and the Company’s Subsidiaries and, following the Closing, Parent shall have full rights with respect thereto.

[END OF TEXT – SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have signed in their individual capacities or have caused this Agreement to be signed by their respective authorized signatories thereunto duly authorized as of the date first written above, as applicable.

SHUTTERSTOCK, INC.,
as Parent

By:	/s/ Jarrod Yahes
Name: Jarrod Yahes
Title: Chief Financial Officer

PIRANHA MERGER SUB, INC.
as Merger Sub

By:	/s/ Steve Ciardiello
Name: Steve Ciardiello
Title: President

POND5, INC.,
as the Company

By:	/S/ Thomas Crary
Name: Thomas Crary
Title: CEO

FORTIS ADVISORS LLC
as the Shareholders’ Representative

By:	/S/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director